EXHIBIT 10.1

FINANCING AGREEMENT

dated as of September 30, 2013

among

GLOBAL GEOPHYSICAL SERVICES, INC.,

CERTAIN SUBSIDIARIES OF GLOBAL GEOPHYSICAL SERVICES, INC.,
as Guarantors,

VARIOUS LENDERS FROM TIME TO TIME PARTY HERETO,

TPG SPECIALTY LENDING, INC.,
as Administrative Agent, Collateral Agent  and Co-Lead Arranger

and

TENNENBAUM CAPITAL PARTNERS, LLC,
as Co-Lead Arranger

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- iii -

- iv -

APPENDICES:	A-1	Term Loan A Commitments
	A-2	Term Loan B Commitments
	B	Notice Addresses

SCHEDULES:	1.1	Certain Material Real Estate Assets
	3.1(i)	Closing Date Mortgaged Properties
	3.2	Leverage Ratio Multiples
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.12	Real Estate Assets
	4.13	Environmental Matters
	4.15	Material Contracts
	4.24	Intellectual Property
	4.27	Insurance
	4.30	Bank Accounts and Securities Accounts
	4.35	Indebtedness
	5.16	Certain Post Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.7	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	[Reserved]
	C	Compliance Certificate
	D	Pledge and Security Agreement
	E	Assignment Agreement
	F	Certificate Regarding Non-bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement

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FINANCING AGREEMENT

This FINANCING AGREEMENT, dated as of September 30, 2013, is entered into by and among GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation ("Company") and certain Subsidiaries of Company, as Guarantors, the Lenders from time to time party hereto, TPG SPECIALTY LENDING, INC., a Delaware corporation ("TSL"), as administrative agent for the Lenders (in such capacity, "Administrative Agent"), as collateral agent for the Lenders (in such capacity, "Collateral Agent") and as co-lead arranger (in such capacity, the "TSL Co-Lead Arranger"), and TENNENBAUM CAPITAL PARTNERS, LLC, a Delaware limited liability company, as co-lead arranger (in such capacity, the "TCP Co-Lead Arranger" and together with the TSL Co-Lead Arranger, each a "Co-Lead Arranger" and, collectively, the "Co-Lead Arrangers").

W I T N E S S E T H:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to Company, in an aggregate principal amount not exceeding $105,000,000, consisting of (a) $82,800,000 aggregate principal amount of Term Loan A and (b) $22,200,000 aggregate principal amount of Term Loan B;

WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on all of its assets, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries and 65% of all voting Capital Stock and 100% of all non-voting Capital Stock of each of its first-tier Foreign Subsidiaries; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Company hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries and 65% of all voting Capital Stock and 100% of all non-voting Capital Stock of each of their respective first-tier Foreign Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

"Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account.

"Accounts" means all "accounts" (as defined in the UCC) of the Loan Parties (or, if referring to another Person, of such Person), including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

"Adjusted LIBOR Rate" means for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the greater of (a) the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i)(A) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (B) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (A) one, minus (B) the Applicable Reserve Requirement, and (b) 1.00% per annum.

"Administrative Agent" has the meaning specified in the preamble hereto.

"Administrative Agent's Account" means an account at a bank designated by Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to Administrative Agent to the extent required to be made under this Agreement and the other Loan Documents.

"Adverse Proceeding" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any mediator or arbitrator, whether pending or, to the knowledge of Company or any of its Subsidiaries, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.

"Affected Lender" has the meaning specified in Section 2.17(b).

"Affected Loans" has the meaning specified in Section 2.17(b).

"Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person.  For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person, or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.  Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.

"Agent" means each of Administrative Agent and Collateral Agent.

"Aggregate Amounts Due" has the meaning specified in Section 2.16.

"Aggregate Payments" has the meaning specified in Section 7.2.

"Agreement" means this Financing Agreement and any annexes, exhibits and schedules attached hereto as it may be amended, supplemented or otherwise modified from time to time.

"Annualized Basis" shall mean with respect to calculating an amount (a) for the three-month period ending December 31, 2013, such amount for the three-month period ending December 31, 2013 times four (4), (b) for the six-month period ending March 31, 2014, such amount for the six-month period ending March 31, 2014 times two (2), and (c) for the nine-month period ending June 30, 2014, such amount for the nine-month period ending June 30, 2014 times four-thirds (4/3).

"Anti-Terrorism Laws" means any Requirement of Law relating to terrorism or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (the "Bank Secrecy Act"), (c) the USA Patriot Act, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury's Office of Foreign Assets Control ("OFAC"), (e) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (f) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (g) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

"Applicable Margin" means (a) with respect to LIBOR Rate Loans, 9.75% and (b) with respect to Base Rate Loans, 8.75%.

"Applicable Reserve Requirement" means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against "Eurocurrency liabilities" (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (b) any category of extensions of credit or other assets which include LIBOR Rate Loans.  A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

"Application Event" the (a) occurrence of an Event of Default and (b) the election by the Required Lenders during the continuance of such Event of Default to require that payments and proceeds of Collateral be applied pursuant to Section 2.15(h).

"Approved Acquisition" means an acquisition of any Person, or any business line or unit or division or assets thereof, on terms and conditions, and pursuant to documentation, reasonably satisfactory to, and approved in writing by, the Required Lenders.

"Asset Sale" means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to (other than to or with a Loan Party), or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Loan Party's businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Loan Party other than (i) inventory sold, licensed or leased in the ordinary course of business, (ii) the license of Multi-Client Data and other intellectual property in the ordinary course of business, and (iii) disposition of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business.  For purposes of clarification, "Asset Sale" shall include (a) the sale or other disposition for value of any contracts, (b) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification), and (c) any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Loan Party.

"Assignment Agreement" means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by the Required Lenders.

"Authorized Officer" means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person's chief operating officer, chief financial officer, general counsel or treasurer.

"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.

"Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (c) the Adjusted LIBOR Rate (which rate shall be calculated based upon an Interest Period of three months and to be determined on a daily basis) plus 1%, and (d) 4.0% per annum.  Any change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"Base Rate Loan" means a Loan bearing interest at a rate determined by reference to the Base Rate.

"Beneficiary" means each Agent and Lender.

"Blocked Person" means any Person:

(a) that is publicly identified (i) on the most current list of "Specially Designated Nationals and Blocked Persons" published by OFAC or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo program or (ii) as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Anti-Terrorism Law;

(a) that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in clause (a) above;

(b) which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; and

(c) that is an Affiliate of a Person described in clauses (a), (b) or (c) above.

"Board of Directors" means, (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

"Business Day" means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term "Business Day" shall mean any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

"Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a "synthetic lease" (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

"Cash" means money, currency or a credit balance in any demand or Deposit Account.

"Cash Equivalents" means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody's; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody's; (d) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody's.

"Cash Management Bank" means the financial institution designated in writing from time to time by the Company and the Required Lenders as Cash Management Banks, which on the Closing Date shall be Bank of America, N.A.

"Cash Management Obligations" means obligations owed by Company or any Subsidiary to a Cash Management Bank in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearinghouse transfers of funds incurred pursuant to the Treasury Services Agreements.

"Certificate Regarding Non-Bank Status" means a certificate substantially in the form of Exhibit F.

"Change of Control" means, at any time, any of the following occurrences:

(a) any Person or "group" (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) other than the Permitted Holders (i) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Company or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of Company;

(b) Company shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of each Loan Party (other than Company) other than, with respect to Global Eurasia, LLC, pursuant to purchase options existing under the Global Eurasia LLC Agreement as in effect on the Closing Date, provided that, in the case of Loan Parties existing on the Closing Date that are not wholly-owned on the Closing Date, Company shall be required to own only the same percentage of the economic and voting interest in the Capital Stock of such Loan Party as it owned on the Closing Date (together with any such interests that it acquires after the Closing Date);

(c) the majority of the seats (other than vacant seats) on the Board of Directors (or similar governing body) of Company cease to be occupied by Persons who either (i) were members of the Board of Directors of Company on the Closing Date, or (ii) were nominated for election by the Board of Directors of Company, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or

(d) any "change of control" or similar event shall occur (i) under or with respect to any of the Capital Stock of the Company or any of its Subsidiaries, or (ii) as defined in the agreements governing any Indebtedness of the Company or any of its Subsidiaries having a principal amount of $5,000,000 or more.

"Class" means (a) with respect to Lenders, each of the following classes of Lenders:  (i) Lenders having Term Loan A Exposure and (ii) Lenders having Term Loan B Exposure, and (b) with respect to Loans, each of the following classes of Loans:  (i) Term Loan A and (ii) Term Loan B.

"Closing Date" means the date on which the Term Loan A is made.

"Closing Date Certificate" means a Closing Date Certificate substantially in the form of Exhibit G-1.

"Closing Date Mortgaged Properties" has the meaning specified in Schedule 5.16.

"Co-Lead Arranger" has the meaning specified in the preamble hereto.

"Collateral" means, collectively, all of the real, personal and mixed property (including Capital Stock) and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person pursuant to the Collateral Documents as security for the Obligations.

"Collateral Agent" has the meaning specified in the preamble hereto.

"Collateral Access Agreement" means a collateral access agreement in form and substance satisfactory to Collateral Agent.

"Collateral Documents" means the Pledge and Security Agreement, the Mortgages, any Vessel Mortgages, the Collateral Access Agreements, if any, any Control Agreement, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations, in each case, as such Collateral Documents may be amended or otherwise modified from time to time.

"Commitment" means any Term Loan A Commitment or Term Loan B Commitment.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Company" has the meaning specified in the preamble hereto.

"Compliance Certificate" means a Compliance Certificate substantially in the form of Exhibit C.

"Consolidated Capital Expenditures" means, for any period, the aggregate of all expenditures of Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in "purchase of property and equipment or which should otherwise be capitalized" or similar items reflected in the consolidated statement of cash flows of Company and its Subsidiaries (including, without limitation, all expenditures of Company and its Subsidiaries during such period to purchase or acquire multi-client seismic data from a third party).

"Consolidated Cash Interest Expense" means, for any period, Consolidated Interest Expense for such period based upon GAAP, excluding any paid-in-kind interest, amortization of deferred financing costs, and any realized or unrealized gains or losses attributable to Interest Rate Agreements or Currency Agreements.

"Consolidated Current Assets" means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis that are properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

"Consolidated Current Liabilities" means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis that are properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

"Consolidated EBITDA" means, for any period, an amount determined for Company and its Subsidiaries on a consolidated basis equal to (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) provisions for taxes based on income, plus (iv) total depreciation expense, plus (v) total amortization expense, plus (vi) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period and excluding any write-down of a right to receive a payment or other consideration), minus (b) the sum, without duplication of the amounts for such period of (i) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus (ii) interest income, plus (iii) other income, plus (iv) Multi-Client Data Development Costs.

"Consolidated Excess Cash Flow" means, for any period, an amount (if positive) determined for Company and its Subsidiaries on a consolidated basis equal to:  (a) the sum, without duplication, of the amounts for such period of (i) Consolidated EBITDA, plus (ii) interest income, plus (iii) other non-ordinary course income (excluding any gains or losses attributable to Asset Sales), plus (iv) the Consolidated Working Capital Adjustment, minus (b) the sum, without duplication, of the amounts for such period of (i) voluntary and scheduled (but not mandatory) repayments of Consolidated Total Debt, plus (ii) Consolidated Capital Expenditures (net of any (A) Net Proceeds of Asset Sales to the extent reinvested in accordance with Section 2.13(a), (B) Net Proceeds from insurance or condemnation events to the extent reinvested in accordance with Section 2.13(b), and (C) any proceeds of related financings with respect to such expenditures), plus (iii) Consolidated Cash Interest Expense, plus (iv) provisions for current taxes based on income of Company and its Subsidiaries and payable in cash with respect to such period.

"Consolidated Fixed Charges" means, for any period, the sum, without duplication, of the amounts determined for Company and its Subsidiaries on a consolidated basis equal to (a) Consolidated Cash Interest Expense, (b) scheduled payments of principal on Consolidated Total Debt, (c) Consolidated Capital Expenditures, (d) all Restricted Junior Payments (whether in cash or other property, other than common Capital Stock), (e) the aggregate amount of all payments made in cash that are not expensed or do not otherwise result in a decrease to the net income of Company and its Subsidiaries for such period and (f) the current portion of taxes provided for with respect to such period in accordance with GAAP.

"Consolidated Interest Expense" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.10(c) payable on or before the Closing Date.

"Consolidated Liquidity" means, for any period an amount determined for Company and its Subsidiaries on a consolidated basis equal to (a) unrestricted Cash-on-hand of Company and its Subsidiaries minus (b) the aggregate amount of the sum of (i) all trade payables more than 30 days past due and all book overdrafts of Company and its Subsidiaries in excess of historical practices with respect thereto, in each case, calculated in a manner acceptable to the Required Lenders, and (ii) the amount of Cash Management Obligations constituting Obligations then outstanding.

"Consolidated Net Income" means, for any period, (a) the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) the sum of (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, plus (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, plus (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (iv) any gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, plus (v) (to the extent not included in clauses (b)(i) through (iv) above) any net extraordinary gains or net extraordinary losses.

"Consolidated Secured Leverage Ratio" means the ratio as of the last day of each Fiscal Quarter ending after the Closing Date of (a) Consolidated Total Debt (other than (i) Indebtedness in respect of the Senior Notes, and (ii) Indebtedness that is subordinated in right of payment to the Obligations) that is secured by a Lien on any assets of the Company or any of its Subsidiaries to (b) Consolidated EBITDA for the four Fiscal Quarter Period ended on such date provided that, with respect to (i) the three month period ending December 31, 2013, (ii) the six month period ending March 31, 2014, and (iii) the nine-month period ending June 30, 2014, for purposes of this definition, Consolidated EBITDA shall be calculated for such period on an Annualized Basis.

"Consolidated Total Debt" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

"Consolidated Working Capital" means, as at any date of determination, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities.

"Consolidated Working Capital Adjustment" means, for any period of determination on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

"Contractual Obligation" means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or by contract and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

"Control Agreement" means a control agreement, in form and substance satisfactory to Collateral Agent, executed and delivered by Company or one of its Subsidiaries, Collateral Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

"Controlled Investment Affiliate" means, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling such Person) primarily for making equity or debt investments in Company or other portfolio companies.

"Conversion/Continuation Date" means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

"Conversion/Continuation Notice" means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

"Counterpart Agreement" means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Loan Party pursuant to Section 5.10.

"Credit Date" means the date of a Credit Extension.

"Credit Extension" means the making of a Loan.

"Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Company' and its Subsidiaries' operations and not for speculative purposes.

"Debtor Relief Law" means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

"Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

"Default Excess" means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender's Pro Rata Share of the aggregate outstanding principal amount of

Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

"Default Period" means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default, or violation of Section 9.5(c), and ending on the earliest of the following dates:  (a) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (b) the date on which (i) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.12 or Section 2.13 or by a combination thereof), and (ii) such Defaulting Lender shall have delivered to Company and Agents a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, (c) the date on which Company and Required Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (d) the date on which Required Lenders shall have waived all violations of Section 9.5(c) by such Defaulting Lender in writing.

"Defaulted Loan" has the meaning specified in Section 2.21.

"Defaulting Lender" has the meaning specified in Section 2.21.

"Default Rate" means any interest payable pursuant to Section 2.9.

"Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

"Dollars" and the sign "$" mean the lawful money of the United States of America.

"Domestic Subsidiary" means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

"Eligible Assignee" means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, and (c) any other Person (other than a natural Person) approved by Company (so long as no Default or Event of Default has occurred and is continuing), Collateral Agent and TCP Fund Representative; provided (i) neither (A) Company nor any Affiliate of Company nor (B) the Permitted Holders nor any Affiliate of the Permitted Holders shall, in any event, be an Eligible Assignee, and (ii) no Person owning or controlling any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party (in each case, unless approved by Required Lenders) shall, in any event, be an Eligible Assignee.

"Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

"Environmental Claim" means any complaint, summons, citation, investigation, notice, directive, notice of violation, order, claim, demand, action, litigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or any other Person, involving (a) any actual or alleged violation of any Environmental Law; (b) any Hazardous Material or any actual or alleged Hazardous Materials Activity; (c) injury to the environment, natural resources, any Person (including wrongful death) or property (real or personal) caused by Hazardous Materials or associated with alleged violations of Environmental Laws; or (d) actual or alleged Releases or threatened Releases of Hazardous Materials either (i) on, at or migrating from any assets, properties or businesses currently or formerly owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest, (ii) from adjoining properties or businesses, or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

"Environmental Laws" means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, decrees, permits, licenses or binding determinations of any Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) the manufacture, generation, use, storage, transportation, treatment, disposal or Release of Hazardous Materials; or (b) occupational safety and health, industrial hygiene, land use or the protection of the environment, human, plant or animal health or welfare.

"Environmental Liabilities and Costs" means all liabilities, monetary obligations, losses (including monies paid in settlement), damages, punitive damages, natural resources damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred in connection with any Remedial Action, any Environmental Claim, or any other claim or demand by any Governmental Authority or any Person that relates to any actual or alleged violation of Environmental Laws, actual or alleged exposure or threatened exposure to Hazardous Materials, or any actual or alleged Release or threatened Release of Hazardous Materials.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

"ERISA Affiliate" means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

"ERISA Event" means (a) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Company, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

"Event of Default" means each of the conditions or events set forth in Section 8.1.

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

"Excluded Swap Obligation" means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

"Existing Indebtedness" means Indebtedness and other obligations outstanding under that certain Credit Agreement dated as of April 30, 2010, by and among Company, as borrower, Bank of America, National Association, as administrative agent, swing line lender and L/C issuer, Credit Suisse AG, Cayman Islands Branch, as syndication agent, the other lenders party thereto from time to time, and Banc of America Securities LLC, as sole lead arranger and as sole book manager, as amended prior to the Closing Date.

"Extraordinary Receipts" means any cash received by Company or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.13(a) or (b) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (d) indemnity payments and (e) any purchase price adjustment received in connection with any purchase agreement.

"Fair Share" has the meaning specified in Section 7.2.

"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.

"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

"Federal Funds Effective Rate" means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

"Fee Letter" means the letter agreement dated as of the date hereof between Company, Collateral Agent and the Co-Lead Arrangers.

"Financial Officer Certification" means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

"Financial Plan" has the meaning specified in Section 5.1(i).

"First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien (a) is the only Lien to which such Collateral is subject, other than any Permitted Lien, and (b) has rights in the Collateral senior to those of any other Lien on such Collateral.

"Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

"Fiscal Year" means the fiscal year of Company and its Subsidiaries ending on December 31st of each calendar year.

"Fixed Charge Coverage Ratio" means the ratio as of the last day of each Fiscal Quarter ending after the Closing Date of (i) Consolidated EBITDA for the four Fiscal Quarter period ending on such date, to (ii) Consolidated Fixed Charges the four Fiscal Quarter period ending on such date; provided that, with respect to (i) the three month period ending December 31, 2013, (ii) the six month period ending March 31, 2014, and (iii) the nine-month period ending June 30, 2014, for purposes of this definition, Consolidated EBITDA and Consolidated Fixed Charges shall be calculated for such period on an Annualized Basis.

"Flood Hazard Property" means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

"Flow of Funds Agreement" means that certain Flow of Funds Agreement, dated as of the Closing Date, duly executed by each Loan Party, each Agent, each Lender and any other person party thereto, in form and substance reasonably satisfactory to Required Lenders, in connection with the disbursement of Loan proceeds in accordance with Section 2.5.

"Foreign Official" means any officer or employee of a non-U.S. government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

"Funding Default" has the meaning specified in Section 2.21.

"Funding Notice" means a notice substantially in the form of Exhibit A-1.

"GAAP" means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

"Global Eurasia LLC Agreement" means that certain Joint Venture Agreement dated as of April 12, 2010 between Company and MMS, LLC.

"Governmental Acts" means any act or omission, whether rightful or wrongful, of any Governmental Authority.

"Governmental Authority" means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

"Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

"Grantor" has the meaning specified in the Pledge and Security Agreement.

"Guaranteed Obligations" has the meaning specified in Section 7.1; provided that such term shall exclude Excluded Swap Obligations.

"Guarantor" means (a) each Domestic Subsidiary of Company and (b) each other Person which guarantees, pursuant to Article VII or otherwise, all or any part of the Obligations.

"Guarantor Subsidiary" means each Subsidiary of Company that is a Guarantor.

"Guaranty" means (a) the guaranty of each Guarantor set forth in Article VII and (b) each other guaranty, in form and substance satisfactory to Required Lenders, made by any other Guarantor for the benefit of the Secured Parties guaranteeing all or part of the Obligations.

"Hazardous Materials" means, regardless of amount or quantity, (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws; and (f) any substance or materials that are otherwise regulated under Environmental Law.

"Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

"Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Historical Financial Statements" means as of the Closing Date, (a) the audited financial statements of Company and its Subsidiaries, for the Fiscal Year ended December 31, 2012, consisting of balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for such Fiscal Year, and (b) for the interim period from January 1, 2013 to the Closing Date, internally prepared, unaudited financial statements of Company and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders' equity and cash flows for each quarterly period completed prior to forty-six (46) days before the Closing Date and for each monthly period completed prior to thirty-one (31) days prior to the Closing Date, in the case of clauses (a) and (b), certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.

"Increased Cost Lenders" has the meaning specified in Section 2.22.

"Indebtedness" means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-outs or other deferred payment obligations in connection with an acquisition to the extent such earn-outs and deferred payment obligations are fixed and non-contingent (excluding any such obligations incurred under ERISA and excluding trade payables incurred in the ordinary course of business and repayable in accordance with customary trade terms); (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; provided that if such indebtedness is not assumed by, and is non-recourse to, such Person, the amount of such indebtedness that constitutes "Indebtedness" hereunder will be limited to the lesser of the amount of such indebtedness and the fair market value of the assets upon which such Liens were granted; (g) the face amount of any letter of credit or letter of guaranty issued, bankers' acceptances facilities, surety bonds and similar credit transactions issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (i) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (j) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (j), the primary purpose or intent thereof is as described in clause (i) above; and (k) the net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person.

"Indemnified Liabilities" means, collectively, any and all liabilities (including Environmental Liabilities and Costs), obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders' agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) the statements contained in the proposal letter delivered by any Agent or any Lender to Company with respect to the transactions contemplated by this Agreement; or (c) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

"Indemnified Taxes" has the meaning specified in Section 2.19(a).

"Indemnitee" has the meaning specified in Section 10.3.

"Indemnitee Agent Party" has the meaning specified in Section 9.6.

"Initial Senior Notes" means the 10.5% senior notes of the Company due 2017 in an aggregate principal amount of $200,000,000 issued pursuant to the Initial Senior Notes Documents.

"Initial Senior Notes Documents" means the Initial Senior Note Indenture, the Initial Senior Notes and all other agreements, instruments and other documents pursuant to which the Initial Senior Notes are issued or otherwise setting forth the terms of the Initial Senior Notes.

"Initial Senior Notes Indenture" means the Indenture, dated as of April 27, 2010, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee in respect of the Initial Senior Notes.

"Installment" has the meaning specified in Section 2.11.

"Installment Date" has the meaning specified in Section 2.11.

"Intercompany Subordination Agreement" means that certain Intercompany Subordination Agreement, dated as of the date hereof, made by the Loan Parties and their Subsidiaries in favor of Collateral Agent for the benefit of the Secured Parties in form and substance satisfactory to Required Lenders.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

"Interest Payment Date" means with respect to (a) any Base Rate Loan, (i) the last Business Day of each month, commencing on the first such date to occur after the Closing Date, and (ii) the final maturity date of such Loan; and (b) any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan.

"Interest Period" means, in connection with a LIBOR Rate Loan, an interest period of one, two or three months, as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (b)(iii) and (b)(iv) of this definition, end on the last Business Day of a calendar month; and (iii) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class's Term Loan Maturity Date.

"Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with Company's and its Subsidiaries' operations, (b) approved by Required Lenders, and (c) not for speculative purposes.

"Interest Rate Determination Date" means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

"Inventory" means, with respect to any Person, all of such Person's now owned and hereafter existing or acquired goods, wherever located, which (a) are held by such Person for sale; or (b) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

"Investment" means (a) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities or all or substantially all of the assets of any other Person (other than a Guarantor Subsidiary) (or of any division or business line of such other Person); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person (other than Company or any Guarantor Subsidiary), of any Capital Stock of such Person; (c) any direct or indirect loan, advance or capital contributions by Company or any of its Subsidiaries to any other Person (other than Company or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (d) any direct or indirect Guarantee of any obligations of any other Person.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

"Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

"Kelso Agreement" means the letter agreement, dated as of December 1, 2006, by and between the Company and Kelso & Company, L.P.

"Leasehold Property" means any leasehold interest of any Loan Party as lessee under any lease of real property.

"Lender" means each lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement other than any Person that ceases to be a party hereto pursuant to any Assignment Agreement.

"LIBOR Rate Loan" means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

"Lien" means (a) any lien, mortgage, pledge, assignment, hypothecation, deed of trust, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

"Loan" means a Term Loan A and a Term Loan B.

"Loan Account" means an account maintained hereunder by Administrative Agent on its books of account at the Payment Office and with respect to Company, in which it will be charged with all Loans made to, and all other Obligations incurred by the Loan Parties.

"Loan Document" means any of this Agreement, the Notes, if any, the Collateral Documents, the Fee Letter, the Flow of Funds Agreement, any Guaranty, the Intercompany Subordination Agreement and any other documents, instruments or agreements executed and delivered by a Loan Party from time to time for the benefit of any Agent or any Lender in connection herewith; provided that "Loan Document" shall not include any Treasury Services Agreement.

"Loan Party" means Company or any Guarantor.

"Margin Stock" has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

"Material Adverse Effect" means a material adverse effect on and/or material adverse developments with respect to (a) the business operations, properties, assets, condition (financial or otherwise) or liabilities of Company or Company and its Subsidiaries taken as a whole; (b) the ability of Company or Company and its Subsidiaries, taken as a whole, to fully and timely perform its or their obligations under the Loan Documents; (c) the legality, validity, binding effect, or enforceability of any Loan Document on Company or Company and its Subsidiaries, taken as a whole; (d) the Collateral or the validity, perfection or priority of Collateral Agent's Liens on the Collateral; or (e) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any other Secured Party under any Loan Document with respect to Company or Company and its Subsidiaries, taken as a whole.

"Material Contract" means (a) the Senior Note Documents, (b) the Kelso Agreement, (c) any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, non-performance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, (d) any contract or agreement to which Company or any of its Subsidiary is a party (including, without limitation, any agreement or instrument evidencing or governing Indebtedness) involving the aggregate consideration payable to or by Company or such Subsidiary is $5,000,000 (or, in the case of customer contracts, $25,000,000) or more in any Fiscal Year (other than (i) purchase orders in the ordinary course of the business of Company or any of its Subsidiaries and (ii) contracts that by their terms may be terminated by Company or any of its Subsidiaries in the ordinary course of its business upon less than 60 days' notice without penalty or premium) and (e) those contracts and arrangements listed on Schedule 4.15.

"Material Real Estate Asset" means (a) any fee owned Real Estate Asset having a fair market value in excess of $1,000,000 as of the date of the acquisition thereof, or (b) any Real Estate Asset that the Required Lenders have determined is material to the business, operations, properties, assets or condition (financial or otherwise) of Company or any other Loan Party and any listed on Schedule 1.1.

"Moody's" means Moody's Investor Services, Inc.

"Mortgage" means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to Required Lenders, made by a Loan Party in favor of Collateral Agent for the benefit of the Secured Parties, securing the Obligations and delivered to Collateral Agent.

"Multi-Client Data" means seismic data surveys acquired by the Company or its Subsidiaries for its multi-client seismic data library.

"Multi-Client Data Development Costs" means, with respect to any period, (a) all Cash expended to develop the multi-client seismic data library of Company and its Subsidiaries during such period, minus (b) the amount (which may be a negative number) of (i) deferred revenues attributable to such multi-client seismic data library as of the end of such period minus (ii) deferred revenues attributable such multi-client seismic data library as of the beginning of such period.

"Multiemployer Plan" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

"Narrative Report" means, with respect to the financial statements for which such narrative report is required, (a) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management thereof and (b) a financial report package including management's discussion and analysis of the financial condition and results of operations, in each case, for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

"Net Proceeds" means (a) with respect to any Asset Sale, an amount equal to:  (i) Cash payments received by Company or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (A) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs, (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (C) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller's indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Company or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Proceeds; and (b) with respect to any insurance, condemnation, taking or other casualty proceeds, an amount equal to: (i) any Cash payments or proceeds received by Company or any of its Subsidiaries (A) under any casualty, business interruption or "key man" insurance policies in respect of any covered loss thereunder, or (B) as a result of the condemnation or taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (A) any actual and reasonable costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof, (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such condemnation or taking, and (C) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (b)(i)(B) of this definition to the extent paid or payable to non-Affiliates, including income taxes payable as a result of any gain recognized in connection therewith.

"New Senior Notes" means the 10.5% senior notes of the Company due 2017 in an aggregate principal amount of $50,000,000 issued pursuant to the New Senior Notes Indenture.

"New Senior Notes Documents" means the New Senior Note Indenture, the New Senior Notes and all other agreements, instruments and other documents pursuant to which the New Senior Notes are issued or otherwise setting forth the terms of the New Senior Notes.

"New Senior Notes Indenture" means the Indenture, dated as of March 28, 2012, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee in respect of the New Senior Notes.

"Non-US Lender" has the meaning specified in Section 2.19(d)(i).

"Note" means a promissory note evidencing the Term Loan A or the Term Loan B, as applicable, in a form acceptable to the Required Lenders and Company.

"Notice" means a Funding Notice or a Conversion/Continuation Notice.

"Obligations" means (a) all obligations of every nature of each Loan Party and its Subsidiaries from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), fees, the Yield Maintenance Premium, the Prepayment

Premium, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance) and (b) Cash Management Obligations of any Loan Party arising under any Treasury Services Agreement in an aggregate amount not exceeding $2,000,000; excluding, in each case, any Excluded Swap Obligations.

"OFAC" has the meaning specified in the definition of "Anti-Terrorism Laws".

"OFAC Sanctions Programs" means (a) the Requirements of Law and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224, and (b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

"Organizational Documents" means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such "Organizational Document" shall only be to a document of a type customarily certified by such governmental official.

"Other Taxes" has the meaning specified in Section 2.19(b).

"Paisano Disposition" means the disposition, on terms and subject to conditions reasonably acceptable to the Required Lenders, of certain specified assets of Paisano Lease Co., Inc. as consideration for Company's acquisition of all Capital Stock of Paisano Lease Co., Inc. not currently owned by Company.

"Participant Register" has the meaning specified in Section 10.6(h)(ii).

"PATRIOT Act" has the meaning specified in Section 4.32.

"Payment Office" means the office located at Cortland Capital Market Services, 225 W. Washington St. Suite 2100, Chicago, IL 60606 or such other office or offices of Administrative Agent as may be designated in writing from time to time by Administrative Agent to Company and Lenders.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

"Perfection Certificate" means a certificate in form satisfactory to Required Lenders that provides information with respect to the assets of each Loan Party.

"Permitted Acquisition" means any acquisition by Company or any of its wholly owned Guarantor Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the acquisition of Capital Stock, (A) such Person shall be a direct or indirect Domestic Subsidiary of the Company (after giving effect to such acquisition), and (B) all of the Capital Stock (except for any such Securities in the nature of directors' qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Guarantor Subsidiary of Company in connection with such acquisition shall be owned 100% by Company or a Guarantor Subsidiary thereof, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company, each of the actions set forth in Section 5.10 and/or Section 5.11, as applicable;

(iv) Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 6.8(e));

(v) Company shall have delivered to Collateral Agent at least 10 Business Days prior to the closing of such proposed acquisition, (i) a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (d) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8, (ii) in the case of an acquisition for which the purchase price is greater than $2,500,000, a quality of earnings report, prepared by a third party acceptable to Required Lenders, with respect to the Persons to be acquired and the acquired assets, (iii) the most recently available two (2) years of audited financial statements of the Persons to be acquired and/or owner of the acquired assets, and (iv) financial statements of the Persons to be acquired and/or owner of the acquired assets for the period from the beginning of the then current fiscal year to the end of the most recently completed month, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year;

(vi) Company shall have delivered to Collateral Agent at least 10 Business Days prior to the closing of such proposed acquisition, at the request of any Lender, such other information and documents that any Lender may request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith;

(vii) any Person or assets or division as acquired in accordance herewith (i) shall be in same business or lines of business in which Company and/or its Subsidiaries are engaged as of the Closing Date and (ii) for the four quarter period most recently ended prior to the date of such acquisition, shall have generated earnings before income taxes, depreciation, and amortization during such period that shall be a positive amount;

(viii) the acquisition shall have been approved by the Board of Directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired;

(ix) after giving effect to such acquisition, Cash and Cash Equivalents of Company and its Subsidiaries shall be at least $10,000,000; and

(x) the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed acquisition and including deferred payment obligations) shall not exceed (i) more than $2,500,000 in any Fiscal Year, or (ii) more than $5,000,000 in the aggregate from the Closing Date to the date of determination.

"Permitted Holders" means Kelso Investment Associates VII, L.P., KEP VI, LLC, and their Controlled Investment Affiliates (and excluding, for the avoidance of doubt, any portfolio company).

"Permitted Indebtedness" means:

(a) the Obligations;

(b) Indebtedness of any Guarantor Subsidiary to Company or to any other Guarantor Subsidiary, or of Company to any Guarantor Subsidiary; provided (i) commencing on the date that is 30 Business Days following the Closing Date, all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement and (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Subordination Agreement;

(c) Indebtedness of a Loan Party to a Subsidiary of Company that is not a Loan Party; provided that (i) the aggregate principal amount of such Indebtedness does not exceed $2,500,000 outstanding at any one time, (ii) no Event of Default has occurred and is continuing or would result therefrom, (iii) Company has Consolidated Liquidity of $5,000,000 or greater immediately after giving effect to each such loan, and (iv) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Subordination Agreement;

(d) Indebtedness incurred by the Company and any of its Subsidiaries in a Permitted Acquisition or permitted disposition of any business, assets or Subsidiary of Company or any of its Subsidiaries, in each case, solely to the extent constituting indemnification obligations or obligations in respect of purchase price adjustments;

(e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and Indebtedness constituting guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries;

(f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(g) Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended (except that the interest rate on such Indebtedness shall be at the then prevailing market rate), and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(h) Indebtedness in an aggregate amount not to exceed at any time $10,000,000 with respect to (i) Capital Leases and (ii) purchase money Indebtedness (including any Indebtedness acquired in connection with a Permitted Acquisition); provided that any such Indebtedness shall be secured only by the asset subject to such Capital Lease or by the asset acquired in connection with the incurrence of such Indebtedness;

(i) Indebtedness outstanding under the Initial Senior Note Documents; provided that the aggregate principal amount of such Indebtedness does not exceed $200,000,000, and any refinancings and extensions thereof if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness under the Initial Senior Note Documents (except that the interest rate on such Indebtedness shall be at the then prevailing market rate), and the average life to maturity thereof is greater than or equal to that of the Initial Senior Notes; provided such Indebtedness shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Senior Notes, (B) exceed in a principal amount the Initial Senior Notes being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(j) Indebtedness outstanding under the New Senior Note Documents; provided that the aggregate principal amount of such Indebtedness does not exceed $50,000,000, and any refinancings and extensions thereof if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness under the New Senior

Note Documents (except that the interest rate on such Indebtedness shall be at the then prevailing market rate), and the average life to maturity thereof is greater than or equal to that of the New Senior Notes; provided such Indebtedness shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the New Senior Notes, (B) exceed in a principal amount the New Senior Notes being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(k) Indebtedness owing by the Company to the counterparty to any Approved Acquisition on terms and conditions, and pursuant to documentation, satisfactory to, and approved in writing by, the Required Lenders;

(l) Indebtedness with respect to Swap Contracts that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party's operations in the ordinary course of business and not for speculative purposes;

(m) guarantees of Company or any Subsidiary in respect of Indebtedness of any Loan Party otherwise permitted hereunder;

(n) Indebtedness incurred to finance the purchase of property, casualty, liability, or other insurance to the Loan Parties, so long as such Indebtedness (i) is not in an amount in excess of the amount of the unpaid cost of such insurance for the year in which such Indebtedness is incurred, (ii) is incurred in the ordinary course of business and only to finance such insurance, (iii) is outstanding only during the year in which such insurance is in effect and (iv) is unsecured (or secured only by unearned premiums on the insurance so financed); provided that in no event shall the aggregate principal amount of such Indebtedness exceed $2,500,000 at any time outstanding;

(o) other Indebtedness of Company and its Subsidiaries in an aggregate amount not to exceed at any time $1,000,000;

(p) Indebtedness (on terms and pursuant to documentation reasonably satisfactory to the Required Lenders) that is subordinated to the Obligations under the Loan Documents on terms satisfactory to the Required Lenders; provided that the Cash proceeds of any such Indebtedness (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal and accounting fees and expenses) shall be applied to repay Obligations outstanding under the Loan Documents; and

(q) reimbursement obligations in respect of letters of credit; provided that (i) the aggregate amount of such letters of credit does not exceed $7,500,000 at any time outstanding, and (ii) such letters of credit are issued in respect of performance, surety or similar obligations; provided, that up to $2,500,000 of such amount may be issued in respect of obligations other than performance, surety or similar obligations.

"Permitted Investments" means:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any wholly-owned Guarantor Subsidiaries of Company;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, (ii) constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries and (iii) constituting extensions of trade credit in the ordinary course of business;

(d) intercompany loans to the extent permitted under clause (b) or clause (c) of the definition of Permitted Indebtedness;

(e) Consolidated Capital Expenditures;

(f) loans and advances to employees of Company and its Subsidiaries made in the ordinary course of business in an aggregate amount not to exceed $500,000;

(g) Permitted Acquisitions and Approved Acquisitions;

(h) Investments described in Schedule 6.7;

(i) guarantees described in clause (m) of the definition of "Permitted Indebtedness";

(j) the Paisano Disposition; and

(k) other Investments in an aggregate amount not to exceed at any time $1,000,000.

"Permitted Liens" means:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

(b) Liens for Taxes (other than Liens for United States Taxes that have priority over Collateral Agent's Liens) if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and reserves required by GAAP have been made, so long as the aggregate amount of such Taxes does not exceed $500,000;

(c) statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business for (i) amounts not yet overdue or (ii) amounts not in excess of $500,000 that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, reserves for which required by GAAP have been made and in respect of which such contest operates to stay the exercise of remedies with respect to the Lien resulting from the non-payment thereof;

(d) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Company or such Subsidiary;

(l) Liens described in Schedule 6.2 or on a title report delivered pursuant to Section 3.1(i)(iii);

(m) Liens securing Capital Leases or purchase money Indebtedness permitted pursuant to clause (h) of the definition of Permitted Indebtedness; provided any such Lien shall encumber only the asset subject to such Capital Lease or the asset acquired with the proceeds of such Indebtedness;

(n) other Liens securing Indebtedness in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(o) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(h);

(p) Liens on Cash or Cash Equivalents securing reimbursement obligations under letters of credit permitted by clause (q) of the definition of "Permitted Indebtedness" in an aggregate amount not to exceed 110% of the amount of all such letters of credit outstanding at such time;

(q) Liens for salvage or general average for (i) amounts not yet overdue or (ii) amounts not in excess of $500,000 that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, reserves for which required by GAAP have been made and in respect of which such contest operates to stay the exercise of remedies with respect to the Lien resulting from the non-payment thereof;

(r) Liens incurred in the ordinary course of business of Company or any Subsidiary arising from vessel chartering, operations, drydocking, maintenance, the furnishing of supplies or fuel to vessels and crews wages, in each case (i) of a maritime lien nature and (ii) for (A) amounts not yet overdue or (B) amounts not in excess of $500,000 that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, reserves for which required by GAAP have been made and in respect of which such contest operates to stay the exercise of remedies with respect to the Lien resulting from the non-payment thereof; and

(s) purchase options existing under the Global Eurasia LLC Agreement as in effect on the Closing Date.

"Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

"Phase I Report" means, with respect to any Real Property, a report that (a) conforms to the ASTM Standard Practice for Environmental Site Assessments:  Phase I Environmental Site Assessment Process, E 1527, (b) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Required Lenders, (c) includes an assessment of asbestos containing materials at such Real Property, and (d) is accompanied by (i) an estimate of the reasonable worst case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (ii) a current compliance audit setting forth an assessment of Company's, its Subsidiaries' and such Real Property's current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

"Pledge and Security Agreement" means the Pledge and Security Agreement executed by Grantors in favor of Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D, as it may be amended, supplemented or otherwise modified from time to time.

"Prepayment Premium" has the meaning specified for such term in the Fee Letter.

"Prime Rate" means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation's thirty (30) largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Any Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

"Principal Office" means, for Administrative Agent, such Person's "Principal Office" as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Company, each Agent and each Lender.

"Projections" has the meaning specified in Section 4.8.

"Pro Rata Share" means (a) with respect to all payments, computations and other matters relating to the Term Loan A of any Lender, the percentage obtained by dividing (i) the Term Loan A Exposure of that Lender, by (ii) the aggregate Term Loan A Exposure of all Lenders; (b) with respect to all payments, computations and other matters relating to the Term Loan B of any Lender, the percentage obtained by dividing (i) the Term Loan B Exposure of that Lender, by (ii) the aggregate Term Loan B Exposure of all Lenders; and (c) for all other purposes with respect to each Lender, the percentage obtained by dividing (i) an amount equal to the sum of the Term Loan A Exposure and the Term Loan B Exposure of that Lender, by (ii) an amount equal to the sum of the aggregate Term Loan A Exposure and the aggregate Term Loan B Exposure of all Lenders.

"Protective Advances" has the meaning specified in Section 2.2.

"Qualified ECP Guarantor" means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"Real Estate Asset" means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

"Real Property" means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

"Register" has the meaning specified in Section 2.6(b).

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Reinvestment Amounts" has the meaning specified term in Section 2.13(a).

"Related Fund" means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

"Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

"Remedial Action" means all actions taken to (a) correct or address any actual or threatened non-compliance with Environmental Law, (b) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (c) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (d) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (e) perform any other actions authorized or required by Environmental Law or Governmental Authority.

"Replacement Lender" has the meaning specified in Section 2.22.

"Required Class Lenders" means, at any time of determination, but subject to the provisions of Section 2.21, (a) for the Class of Lenders having Term Loan A Exposure, Lenders whose Pro Rata Share (calculated in accordance with clause (a) of the definition thereof), aggregate at least 66.6%; and (b) for the Class of Lenders having Term Loan B Exposure, Lenders whose Pro Rata Share (calculated in accordance with clause (b) of the definition thereof), aggregate at least 66.6%.

"Required Lenders" means Lenders whose Pro Rata Share (calculated in accordance with clause (c) of the definition thereof) aggregate at least 66.6%.

"Required Prepayment Date" has the meaning specified in Section 2.14(c).

"Requirements of Law" means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Restricted Junior Payment" means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Company or any of its Subsidiaries that is not a Loan Party now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Company or any of its Subsidiaries that is not a Loan Party now or hereafter outstanding; (d) management or similar fees (and related expenses) payable to any Permitted Holder or any of its Affiliates or any other Affiliates of any Loan Party; and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness that is subordinated to the Obligations.

"S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Corporation.

"Secured Parties" has the meaning assigned to that term in the Pledge and Security Agreement.

"Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

"Securities Account" means a securities account (as defined in the UCC).

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

"Senior Notes" means, collectively, the Initial Senior Notes and the New Senior Notes.

"Senior Notes Documents" means, collectively, the Initial Senior Notes Documents and the New Senior Notes Documents.

"Senior Notes Indenture" means collectively, the Initial Senior Notes Indenture and the New Senior Notes Indenture.

"Solvent" means, with respect to any Loan Party, that as of the date of determination, both (a)(i) the sum of such Loan Party's debt (including contingent liabilities)

does not exceed the present fair saleable value of such Loan Party's present assets; (ii) such Loan Party's capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

"Subject Transaction" has the meaning specified in Section 6.8(e).

"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a "qualifying share" of the former Person shall be deemed to be outstanding.  Unless otherwise specified, all references to "Subsidiary" or "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of Company.

"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Swap Obligation" means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Tax" means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed and all interest, penalties, additions to tax or other liabilities with respect thereto.

"TCP Fund Representative" means Tennenbaum Capital Partners, LLC.

"Tennenbaum Lenders" means Tennenbaum Opportunities Partners V, LP, and Tennenbaum Opportunities Fund VI, LLC.

"Term Loan" means a Term Loan A and a Term Loan B.

"Term Loan A" means a Term Loan A made by a Lender to Company pursuant to Section 2.1(a)(i).

"Term Loan A Commitment" means the commitment of a Lender to make or otherwise fund a Term Loan A and "Term Loan A Commitments" means such commitments of all Lenders in the aggregate.  The amount of each Lender's Term Loan A Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Term Loan A Commitments as of the Closing Date is $82,800,000.

"Term Loan A Exposure" means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loan A of such Lender; provided that at any time prior to the making of the Term Loan A, the Term Loan A Exposure of any Lender shall be equal to such Lender's Term Loan A Commitment.

"Term Loan A Maturity Date" means the earliest to occur of (a) September 30, 2016, (b) the date that is six months prior to the earliest scheduled maturity or mandatory redemption date of the Senior Notes, and (c) the date that the Term Loan A shall become due and payable in full hereunder, whether by acceleration or otherwise.

"Term Loan B" means a Term Loan B made by a Lender to Company pursuant to Section 2.1(a)(ii).

"Term Loan B Commitment" means the commitment of a Lender to make or otherwise fund a Term Loan B and "Term Loan B Commitments" means such commitments of all Lenders in the aggregate.  The amount of each Lender's Term Loan B Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Term Loan B Commitments as of the Closing Date is $22,200,000.

"Term Loan B Commitment Period" means the time period commencing on the Business Day following the Closing Date through and including the Term Loan B Commitment Termination Date.

"Term Loan B Commitment Termination Date" means the earliest to occur of (a) the date the Term Loan B Commitments are permanently reduced to zero pursuant to Section

2.12(b) or 2.13, (b) the date of the termination of the Term Loan B Commitments pursuant to Section 8.1, (c) June 30, 2014 and (d) the Term Loan B Maturity Date.

"Term Loan B Exposure" means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Term Loan B Commitments, that Lender's Term Loan B Commitment; and (b) after the termination of the Term Loan B Commitments, the aggregate outstanding principal amount of the Term Loan B of that Lender.

"Term Loan B Maturity Date" means the earliest to occur of (a) September 30, 2016, (b) the date that is six months prior to the earliest scheduled maturity or mandatory redemption date of the Senior Notes, and (c) the date that the Term Loan B shall become due and payable in full hereunder, whether by acceleration or otherwise.

"Term Loan Commitment" means the Term Loan A Commitment or the Term Loan B Commitment of a Lender, and "Term Loan Commitments" means such commitments of all Lenders.

"Term Loan Maturity Date" means the Term Loan A Maturity Date or the Term Loan B Maturity Date.

"Terminated Lender" has the meaning specified in Section 2.22.

"Title Policy" has the meaning specified in Schedule 5.16.

"Treasury Services Agreement" means any agreement between Company or any Subsidiary and any Cash Management Bank relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services.

"TSL" has the meaning specified in the preamble hereto.

"Type of Loan" means with respect to either Term Loan, a Base Rate Loan or a LIBOR Rate Loan.

"UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

"Vessel Mortgage" has the meaning specified in Schedule 5.16.

"Waivable Mandatory Prepayment" has the meaning specified in Section 2.14(c).

"Yield Maintenance Premium" has the meaning specified in for such term in the Fee Letter.

Section 1.2. Accounting and Other Terms

(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with

GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC as in effect from time to time in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the UCC as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute, except as Required Lenders may otherwise determine.

Section 1.3. Interpretation, etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word "include" or "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations or Guaranteed Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all costs, expenses, or indemnities payable pursuant to Section 10.2 or 10.3 of this Agreement that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Collateral Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to an Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys' fees and legal expenses), such cash collateral to be in such amount as Required Lenders reasonably determine is appropriate to secure such contingent Obligations, and (c) the termination of all of the Commitments of the Lenders.  Notwithstanding anything in the Agreement to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection

Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be enacted, adopted, issued, phased in or effective after the date of this Agreement regardless of the date enacted, adopted, issued, phased in or effective. For purposes of determining compliance with any incurrence or expenditure tests set forth in Article VI, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg L.P. currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by Required Lenders or, in the event no such service is selected, on such other basis as is reasonably satisfactory to Required Lenders) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg L.P. currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by Required Lenders or, in the event no such service is selected, on such other basis as is reasonably satisfactory to Required Lenders) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time).

Section 1.4. Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

LOANS

Section 2.1. Term Loans.

(a) Loan Commitments.  Subject to the terms and conditions hereof,

(i)           each Lender severally agrees to make, on the Closing Date,  a Term Loan A to Company in an amount equal to such Lender's Term Loan A Commitment; and

(ii)           each Lender severally agrees to make, after the Closing Date and at any time prior to the Term Loan B Commitment Termination Date a Term Loan B to Company in an amount equal to such Lender's Term Loan B Commitment.

Company may make only one borrowing under the Term Loan A Commitment which shall be on the Closing Date.  Company may make only one borrowing under the Term Loan B Commitment, which may be made at any time from the Business Day after the Closing Date until the Term Loan B Commitment Termination Date and the proceeds of which shall be used solely to fund the cash consideration for Approved Acquisitions.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.11, 2.12 and 2.13, all amounts owed hereunder with respect to the Term Loan A and the Term Loan B shall be paid in full no later than the Term Loan A Maturity Date and the Term Loan B Maturity Date, respectively.  Each Lender's Term Loan A Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender's Term Loan A Commitment, if any, on such date.  Each Lender's Term Loan B Commitment shall terminate immediately and without further action on the earlier of (x) the Term Loan B Commitment Termination Date and (y) the date on which the Term Loan B is funded (after giving effect to the funding of such Lender's Term Loan B Commitment, if any).

(b) Borrowing Mechanics for Term Loans.

(i)           Company shall deliver to Agents a fully executed Funding Notice with respect to the Term Loan A no later than three Business Days prior to the Closing Date (or such shorter time as may be acceptable to the Agents).  Whenever Company desires that Lenders make the Term Loan B, Company shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least five (5) Business Days in advance of the proposed Credit Date.  Except as otherwise provided herein, a Funding Notice for a Term Loan that is a LIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.  Promptly upon receipt by Administrative Agent of any such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.  Agents and Lenders (A) may act without liability upon the basis of written, facsimile or telephonic notice believed by Administrative Agent in good faith to be from Company (or from any Authorized Officer thereof designated in writing purportedly from Company to Agents), (B) shall be entitled to rely conclusively on any Authorized Officer's authority to request a Term Loan on behalf of Company until Agents receive written notice to the contrary, and (C) shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.

(ii)           Each Lender shall make its Term Loan A and/or Term Loan B, as the case may be, available to Administrative Agent (except as provided in Section 2.23) not later than 12:00 p.m. (New York City time) on the applicable Credit Date, by wire transfer of same day funds in Dollars, at Administrative Agent's Principal Office.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent (except as provided in Section 2.23) shall make the proceeds of the Term Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at Administrative Agent's Principal Office or to such other account as may be designated in writing to Administrative Agent by Company.

Section 2.2. Protective Advances.  Subject to the limitations set forth below, and whether or not an Event of Default or a Default shall have occurred and be continuing, each of Collateral Agent and any Tennenbaum Lender is authorized by Company and the Lenders, from time to time in such Person's sole discretion (but neither Collateral Agent nor any Tennenbaum Lender shall have any obligation), to make disbursements or advances to Company, which such Person, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by Company pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses (any of such Loans are in this clause (c) referred to as "Protective Advances").  Protective Advances may be made even if the conditions precedent set forth in Article III have not been satisfied.  The interest rate on all Protective Advances shall be at the Base Rate plus the Applicable Margin for the Loans.  Protective Advances by Collateral Agent shall not exceed $5,000,000 in the aggregate at any time without the prior consent of the Required Lenders and Protective Advances by the Tennenbaum Lenders shall not exceed $5,000,000 in the aggregate at any time without the prior consent of Required Lenders.  Each Protective Advance shall be secured by the Liens in favor of Collateral Agent in and to the Collateral and shall constitute Obligations hereunder.  The Protective Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 2.15(f).  Company shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the date on which demand for payment is made by the Collateral Agent or the Tennenbaum Lenders, as applicable.  The Collateral Agent or the applicable Tennenbaum Lender, as applicable, shall notify each Agent, each Lender and Company in writing of each such Protective Advance, which notice shall include a description of the purpose of such Protective Advance.

Section 2.3. [Intentionally Omitted].

Section 2.4. Pro Rata Shares.

(a) Pro Rata Shares.  All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender's obligation to make a Loan requested hereunder nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender's obligation to make a Loan requested hereunder.

(b) [Reserved]

Section 2.5. Use of Proceeds.  The proceeds of the Term Loan A shall be applied by Company to (a) refinance the Existing Indebtedness, and (b) pay fees and expenses in connection with this Agreement.  The proceeds of the Term Loan B shall be applied by the Company to finance a portion of the purchase price of Approved Acquisitions plus fees and expenses incurred or payable in connection therewith.  No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 2.6. Evidence of Debt; Register; Lenders' Books and Records; Notes.

(a) Lenders' Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Company, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Company's Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

(b) Register.  Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the principal amount of the Commitments and Loans (and stated interest therein) of each Lender from time to time (the "Register").  The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record in the Register the Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Company's Obligations in respect of any Loan.  Company hereby designates the entity serving as Administrative Agent to serve as Company's non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.6, and Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute "Indemnitees."

(c) Notes.  If so requested by any Lender by written notice to Company (with a copy to each Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company's receipt of such notice) a Note or Notes.

Section 2.7. Interest.

(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)           if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)           if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c) In connection with LIBOR Rate Loans there shall be no more than six (6) Interest Periods outstanding at any time.  In the event Company fails to specify between a Base Rate Loan or a LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event Company fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

(d) Interest payable pursuant to Section 2.7(a) shall be computed on the basis of a 360 day year, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan shall be payable in cash and in arrears (i) on and to each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

Section 2.8. Conversion/Continuation.

(a) Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, Company shall have the option:

(i)           to convert at any time all or any part of any Term Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless Company shall pay all amounts due under Section 2.17 in connection with any such conversion; or

(ii)           upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a LIBOR Rate Loan.

(b) Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.9. Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 3% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 3% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 3% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.

Section 2.10. Fees.

(a) Company agrees to pay to Administrative Agent (except as provided in Section 2.23) for the account of Lenders having Term Loan B Commitments (in accordance with their Pro Rata Shares) commitment fees equal to (i) any unused portion of their respective Term Loan B Commitments, times (ii) one percent (1.0%) per annum.

(b) All fees referred to in Section 2.10(a) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable monthly in arrears on the last day of each month during the Term Loan B Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Term Loan B Commitment Termination Date.

(c) In addition to any of the foregoing fees, Company agrees to pay to Collateral Agent and Co-Lead Arrangers all fees payable by it in the Fee Letter in the amounts and at the times specified therein.

Section 2.11. Scheduled Repayments of Loans.

(a) Scheduled Term Loan A Repayments.  The principal amount of the Term Loan A shall be repaid in consecutive quarterly installments of $1,035,000 each (each, a "Term Loan A Installment") on the last day of each Fiscal Quarter commencing on December 31, 2013.

(b) Scheduled Term Loan B Repayments.  The principal amount of the Term Loan B shall be repaid in consecutive quarterly installments, each in an amount equal to 1.25% of the aggregate Term Loan B advanced to the Company (each, a "Term Loan B Installment" and together with the Term Loan A Installments, each an "Installment") on the last day of each Fiscal Quarter commencing on the last day of the first full Fiscal Quarter following the Fiscal Quarter during which the Term Loan B is made.

(c) Notwithstanding the foregoing clauses (a) and (b), (x) such Installments shall be reduced proportionately in connection with any voluntary or mandatory prepayments of the Term Loan A or the Term Loan B, as the case may be, in accordance with Sections 2.12 and 2.13, as applicable; and (y) the Term Loan A and the Term Loan B, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan A Maturity Date and the Term Loan B Maturity Date, respectively.

(d) Anything contained herein to the contrary notwithstanding, 3 Business Days prior to the date on which any Installment is due (such date, the "Installment Date"), Administrative Agent will notify each Lender holding an outstanding Term Loan of the amount of such Lender's Pro Rata Share of such Installment and such Lender's option to refuse such amount (the "Refusal Option").  Each such Lender may exercise the Refusal Option by giving written notice to Administrative Agent of its election to do so on or before the first Business Day prior to the Installment Date (it being understood that any Lender which does not notify Administrative Agent of its election to exercise the Refusal Option on or before the first Business Day prior to the Installment Date shall be deemed to have elected, as of such date, not to exercise the Refusal Option).  On the Installment Date, Company shall pay to Administrative Agent (except as provided in Section 2.23) the amount of the Installment, which amount shall be applied (i) in an amount equal to that portion of the Installment payable to those Lenders that have elected not to exercise the Refusal Option, to prepay the applicable Term Loans of such Lenders, and (ii) to the extent of any excess, to those Lenders that have elected not to exercise the Refusal Option, on a pro rata basis, to prepay the applicable Term Loans of such Lenders, or, to the extent any such Lender refuses the excess amount specified in this clause (ii), to Company for working capital and general corporate purposes.

Section 2.12. Voluntary Prepayments and Commitment Reductions.

(a) Voluntary Prepayments.

(i)           Any time and from time to time:

(A) (A)           with respect to Base Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; and

(B) (B)           with respect to LIBOR Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.17(c)) in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)           All such prepayments shall be made:

(C) (A)           upon not less than one Business Day's prior written or telephonic notice in the case of Base Rate Loans; and

(D) (B)           upon not less than three Business Days' prior written or telephonic notice in the case of LIBOR Rate Loans,

in each case given to Administrative Agent by 10:00 a.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans by facsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that any such notice may be conditioned upon the effectiveness of other credit facilities or other debt or equity offerings, in which case such notice may be revoked by Company prior to the anticipated date of such prepayment if such condition is not satisfied.  Any such voluntary prepayment shall be applied as specified in Section 2.14.

(b) Voluntary Commitment Reductions.

(i) [Intentionally Omitted].

(ii) Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by facsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part the Term Loan B Commitments; provided any such partial reduction of the Term Loan B Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(iii) Company's notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Term Loan B Commitments shall be effective on the date specified in Company's notice and shall reduce the Term Loan B Commitment, as applicable, of each Lender proportionately to its Pro Rata Share thereof; provided that any such notice may be conditioned upon the effectiveness of other credit facilities or other debt or equity offerings, in which case such notice may be revoked by Company prior to the anticipated date of such termination or reduction if such condition is not satisfied.

Section 2.13. Mandatory Prepayments.

(a) Asset Sales.  No later than two (2) Business Days following the date of receipt by any Loan Party of any Net Proceeds from Asset Sales in excess of $2,000,000 in the aggregate in any Fiscal Year, Company shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to such Net Proceeds; provided that so long as (i) no Default or Event of Default shall have occurred and be continuing, (ii) Company has delivered to Collateral Agent prior written notice of Company's intention to apply such monies (the "Reinvestment Amounts") to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other capital assets useful in the business of Company or its Subsidiaries, (iii) the monies are held in a Deposit Account in which Collateral Agent has a perfected first-priority security interest, and (iv) Company or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, Company and its Subsidiaries shall have the option to apply such monies in an aggregate amount not to exceed $8,000,000 in any Fiscal Year to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other capital assets useful in the business of Company and its Subsidiaries unless and to the extent that such 180-day period shall have expired without such replacement, purchase or construction being made or completed, in which case, any amounts remaining in the cash collateral account shall be paid to Administrative Agent (except as provided in Section 2.23) and applied in accordance with Section 2.14(b).  Nothing contained in this Section 2.13(a) shall permit Company or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.9.

(b) Insurance/Condemnation Proceeds.  No later than two (2) Business Days following the date of receipt by Company or any of its Subsidiaries, or Collateral Agent as loss payee, of any Net Proceeds from insurance or any condemnation, taking or other casualty, Company shall prepay the Loans in an aggregate amount equal to such Net Proceeds; provided (i) so long as no Default or Event of Default shall have occurred and be continuing, (ii) Company has delivered Collateral Agent prior written notice of Company's intention to apply the Reinvestment Amounts to the costs of replacement of the properties or assets that are the subject of such condemnation, taking or other casualty or the cost of purchase or construction of other capital assets useful in the business of Company or its Subsidiaries, (iii) the monies are held in a Deposit Account in which Collateral Agent has a perfected first-priority security interest, and (iv) Company or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, Company and its Subsidiaries shall have the option to apply such monies in an aggregate amount not to exceed $5,000,000 in any Fiscal Year to the costs of replacement of the assets that are the subject of such condemnation, taking or other casualty or the costs of purchase or construction of other capital assets useful in the business of Company and its Subsidiaries unless and to the extent that such 180-day period shall have expired without such replacement, purchase or construction being made or completed, in which case, any amounts remaining in the cash collateral account shall be paid to Administrative Agent (except as provided in Section 2.23) and applied in accordance with Section 2.14(b).

(c) Issuance of Equity Securities.  No later than two (2) Business Days after receipt by Company of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Company or any of its Subsidiaries (other than Capital Stock issued (i) pursuant to any employee stock or stock option compensation plan, (ii) for purposes approved in writing by Required Lenders or (iii) by a Subsidiary of the Company to its parent company), Company shall prepay the Loans and/or the Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal and accounting fees and expenses.

(d) Issuance of Debt.  No later than two (2) Business Days after receipt by Company or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Company or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Company shall prepay the Loans and/or the Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal and accounting fees and expenses.

(e) Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2014), Company shall, no later than ninety days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to 75% of such Consolidated Excess Cash Flow.

(f) [Intentionally Omitted].

(g) Extraordinary Receipts.  No later than two (2) Business Days after receipt by Company or any of its Subsidiaries of any Extraordinary Receipts in excess of $2,000,000 in the aggregate in any Fiscal Year, Company shall prepay Loans and/or Term Loan B Commitments shall be reduced as set forth in Section 2.14(b) in the amount of such Extraordinary Receipts in excess of $2,000,000.

(h) Prepayment Certificate.  Concurrently with any prepayment of the Loans pursuant to Sections 2.13(a) through 2.13(e), Company shall deliver to Agents and Lenders a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow and compensation owing to the Collateral Agent and the Co-Lead Arrangers under the Fee Letter, if any, as the case may be.  In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Loans, and Company shall concurrently therewith deliver to Agents and Lenders a certificate of an Authorized Officer demonstrating the derivation of such excess.

Section 2.14. Application of Prepayments/Reductions.

(a) [Intentionally Omitted]

(b) Application of Prepayments by Type of Loans.  (i) Any prepayment of any Term Loan pursuant to Section 2.12 and (ii) except in connection with any Waivable Mandatory Prepayment provided for in Section 2.14(c), so long as no Application Event has occurred and is continuing, any mandatory prepayment of any Loan pursuant to Section 2.13), in each case, shall be applied as follows:

first, to prepay the principal of the Term Loans in the inverse order of maturity on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) until paid in full; and

second, to permanently reduce the Term Loan B Commitments to the full extent thereof.

(c) Waivable Mandatory Prepayment.  Anything contained herein to the contrary notwithstanding, in the event Company is required to make any mandatory prepayment (a "Waivable Mandatory Prepayment") of the Term Loans, not less than three Business Days prior to the date (the "Required Prepayment Date") on which Company is required to make such Waivable Mandatory Prepayment, Company shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender's Pro Rata Share of such Waivable Mandatory Prepayment and such Lender's option to refuse such amount (the "Refusal Option").  Each such Lender may exercise the Refusal Option by giving written notice to Company and each Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify Company and each Agent of its election to exercise the Refusal Option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise the Refusal Option).  On the Required Prepayment Date, Company shall pay to Administrative Agent (except as provided in Section 2.23) the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise the Refusal Option, to prepay the Term Loans of such Lenders (which prepayment shall be applied to the scheduled Installments of principal of the Term Loan A and Term Loan B in accordance with Section 2.14(b)), and (ii) to the extent of any excess, to those Lenders that have elected not to exercise the Refusal Option, on a pro rata basis, to prepay the Term Loans of such Lenders (which prepayment shall be applied to the scheduled Installments of principal of the Term Loan A and Term Loan B in accordance with Section 2.14(b)), or, to the extent any such Lender refuses the excess amount specified in this clause (ii), to Company for working capital and general corporate purposes.

(d) Application of Prepayments of Loans to Base Rate Loans and LIBOR Rate Loans.  Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to

LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.17(c).

(e) At any time an Application Event has occurred and is continuing, all payments shall be applied pursuant to Section 2.15(h).  Nothing contained herein shall modify the provisions of the Fee Letter or Section 2.15(b) regarding the requirement that all prepayments be accompanied by accrued interest and fees on the principal amount being prepaid to the date of such prepayment and the applicable Yield Maintenance Premium and Prepayment Premium, or any requirement otherwise contained herein to pay all other amounts as the same become due and payable.

Section 2.15. General Provisions Regarding Payments.

(a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of Lenders (except as set forth in Section 2.23) not later than 12:00 p.m. (New York City time) to Administrative Agent's Account or via wire transfer of immediately available funds to State Street Bank (ABA: 011-000-028), Acct Number: 10256691, Acct Name: TPG Specialty Lending Agency Account, Attn: Ryan Morick; funds received by Administrative Agent (or Lenders, as applicable) after that time on such due date shall be deemed to have been paid by Company on the next Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by (i) payment of accrued interest on the principal amount being repaid or prepaid, (ii) other than any payment pursuant to Section 2.11(a) or (b) or any mandatory prepayment pursuant to clause (b), (e) or (g) of Section 2.13, (x) the Yield Maintenance Premium (if such payment occurs on or prior to the first anniversary of the Closing Date) or (y) and the Prepayment Premium (if such payment occurs after the first anniversary of the Closing Date), in each case, to the extent applicable, and (iii) all commitment fees and other amounts, in each case, payable with respect to the principal amount being repaid or prepaid.

(c) Except as provided in Section 2.23, Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender's applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of "Interest Period," whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f) The Lenders and Company hereby authorize Administrative Agent to, and Administrative Agent shall, from time to time, at the direction of the Required Lenders, charge the Loan Account with any amount due and payable by Company under any Loan Document.  Each of the Lenders and Company agrees that Required Lenders shall have the right to provide such direction and Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 3.2 have been satisfied.  Any amount charged to the Loan Account shall be deemed Obligations hereunder.  The Lenders and Company confirm that any charges which may be made to the Loan Account as herein provided will be made as an accommodation to Company and solely at the discretion of Required Lenders.

(g) Any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m.  (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent, or Lenders, as applicable, shall give prompt written notice to Company and each Lender if any payment is non-conforming.  Any non- conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full.

(h) At any time an Application Event has occurred and is continuing, or the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations, including, but not limited to all proceeds received by any Agent or Lender in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows:

first, ratably to pay the Obligations in respect of any fees (other than any Yield Maintenance Premium and Prepayment Premium), expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full;

second, ratably to pay interest then due and payable in respect of Protective Advances until paid in full;

third, ratably to pay principal of Protective Advances then due and payable until paid in full;

fourth, ratably to pay the Obligations in respect of any fees (other than any Yield Maintenance Premium and Prepayment Premium), expense reimbursements and indemnities then due and payable to the Lenders and all amounts charged to the Loan Account until paid in full;

fifth, interest then due and payable in respect of the Term Loans until paid in full;

sixth, ratably to pay principal of the Term Loans until paid in full;

seventh, ratably to pay the Obligations in respect of any Yield Maintenance Premium and Prepayment Premium then due and payable to the Lenders until paid in full;

eighth, ratably to pay the Cash Management Obligations to the extent constituting Obligations then due under Treasury Services Agreements; and

ninth, to the ratable payment of all other Obligations then due and payable until paid in full.

(i) For purposes of Section 2.15(h) (other than clause ninth of Section 2.15(h)), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause ninth of Section 2.15(h), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(j) In the event of a direct conflict between the priority provisions of Section 2.15(h) and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 2.15(h) shall control and govern.

Section 2.16. Ratable Sharing.  Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender having Loans of the same Class, then the Lender receiving such proportionately greater payment shall (a) notify each Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders having Loans of the same Class in proportion to the Aggregate Amounts Due to them; provided if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Loan Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Loan Party expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set off or counterclaim with respect to any and all monies owing by such Loan Party to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Section 2.17. Making or Maintaining LIBOR Rate Loans.

(a) Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

(b) Illegality or Impracticability of LIBOR Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Agents) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market or such Lender has determined that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to such Lender of making or maintaining loans at the LIBOR Rate, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each Lender). Thereafter (A) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (B) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (C) the Affected Lender's obligation to maintain its outstanding LIBOR Rate Loans (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (D) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by facsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.17(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods.  Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Company.

(d) Booking of LIBOR Rate Loans.  Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of LIBOR Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (a)(i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

Section 2.18. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-Governmental Authority (whether or not having the force of law):  (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to Company (with a copy to Agents) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction.  Such Lender shall deliver to Company (with a copy to Agents) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 2.19. Taxes; Withholding, etc.

(a) Withholding of Taxes.  All sums payable by any Loan Party hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax, other than (i) Taxes imposed on or measured by the recipient's net income (however denominated) and franchise Taxes imposed on the recipient, in both cases, (A) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (B) as the result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document), (ii) in the case of a Lender, United States federal income withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which such Lender becomes a party hereto or such Lender changes its lending office, except that this clause (ii) shall not apply to the extent that, pursuant to this Section 2.19 amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such recipient's failure to comply with Section 2.19(d) and (iv) Taxes imposed under FATCA (all such non-excluded Taxes, collectively or individually, "Indemnified Taxes").  If any Loan Party or any other Person is required by law to make any deduction or withholding on account of any Indemnified Tax or Other Tax from any sum paid or payable by any Loan Party to any Agent or any Lender under any of the Loan Documents:  (1) Company shall notify Agents of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (2) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on any Agent or such Lender, as the case may be) on behalf of and in the name of such Agent or such Lender; (3) the sum payable by such Loan Party shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, such Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (4) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, Company shall deliver to Agents evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(b) Other Taxes.  The Loan Parties shall pay to the relevant Governmental Authorities any present or future stamp or documentary Taxes or any other excise or property Taxes that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes").  Within thirty days after paying any such Other Taxes, each Loan Party shall deliver to Agents and Lenders evidence satisfactory to Agents and Lenders that such Other Taxes have been paid to the relevant Governmental Authority.

(c) Tax Indemnification.  The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and each Lender harmless from and against all Indemnified Taxes and Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.19) paid by such Person, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be paid within ten days from the date on which any Agent or Lender makes written demand therefor specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes.

(d) Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Company and the Administrative Agent, at the time or times reasonably requested by Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Company or the Administrative Agent as will enable Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a "Non-US Lender") shall deliver to Administrative Agent (for transmission to Company upon Company's written request), on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of Administrative Agent (in its reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8IMY (with appropriate attachments), W-8BEN or W-8ECI (or any successor forms), as applicable, properly completed and duly executed by such Lender to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, and (ii) if such Lender is claiming exemption from United States federal income tax under Section 871(h) or 881(c) of the Internal Revenue Code, a Certificate Regarding Non-Bank Status, properly completed and duly executed by such Lender.  Each Lender required to deliver any forms or certificates with respect to United States federal income tax withholding matters pursuant to this Section 2.19(d) hereby agrees, from time to time after the initial delivery by such Lender of such forms or certificates, whenever a lapse in time or change in circumstances renders such forms or certificates obsolete or inaccurate in any material respect, that such Lender shall deliver to Administrative Agent (for transmission to Company upon Company's written request) two new original copies of Internal Revenue Service Form W-8IMY (with appropriate attachments thereto), W-8BEN or W-8ECI, as applicable, and, if applicable, a Certificate Regarding Non-Bank Status (or any successor forms), as the case may be, properly completed and duly executed by such Lender, or notify Administrative Agent and Company of its inability to deliver any such forms or certificates.  Notwithstanding the above, a Non-US Lender shall not be required to deliver any form pursuant to Section 2.19(d)(i) that such Non-US Lender is not legally able to deliver.

(B) If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Company and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Company or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Company or Administrative Agent as may be necessary for Company and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.19(d)(ii)(B)(B), FATCA shall include any amendments made to FATCA after the date of this Agreement.  Notwithstanding the above, a Lender shall not be required to deliver any form or other form of documentation pursuant to this Section 2.19(d)(ii)(B)(B) that such Non-US Lender is not legally able to deliver.

(C) Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes shall deliver to Administrative Agent (for transmission to Company upon Company's written request), on or prior to the Closing Date (in the case of each such Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of Administrative Agent (in its reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-9 (or any successor forms) properly completed and duly executed by such Lender to establish that such Lender is not subject to United States backup withholding taxes with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents.

(e) Treatment of Certain Refunds.  If any Agent or Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.19, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Agent or Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Agent or Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or Lender in the event the Agent or Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Agent or Lender be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Agent or Lender in a less favorable net after-Tax position than such Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Agent or Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

Section 2.20. Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

Section 2.21. Defaulting Lenders.  Anything contained herein to the contrary notwithstanding, in the event that any Lender violates any provision of Section 9.5(c), or, other than at the direction or request of any regulatory agency or authority, defaults (in each case, a "Defaulting Lender") in its obligation to fund (a "Funding Default") any Term Loan (in each case, a "Defaulted Loan"), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a "Lender" for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Term Loans shall, if Required Lenders so direct at the time of making such voluntary prepayment, be applied to the Term Loans of other Lenders as if such Defaulting Lender had no Term Loans outstanding and the Term Loan Commitment of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Term Loans shall, if Required Lenders so direct at the time of making such mandatory prepayment, be applied to the Term Loans of other Lenders (but not to the Term Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Term Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); and (c) such Defaulting Lender's Term Loan B Commitment shall be excluded for purposes of calculating the Term Loan B Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any fee pursuant to Section 2.10 with respect to such Defaulting Lender's Term Loan B Commitment in respect of any Default Period with respect to such Defaulting Lender.  No Term Loan Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by Company of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.21.  The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which any Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default or violation of Section 9.5(c).

Section 2.22. Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that:  (a)(i) any Lender (an "Increased Cost Lender") shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17, 2.18 or 2.19 (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Company's request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Company's request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a "Non-Consenting Lender") whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the "Terminated Lender"), Required Lenders may (which, in the case of an Increased-Cost Lender, only after receiving written request from Company to remove such Increased-Cost Lender), by giving written notice to Company and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and Commitments, if any, in full to one or more Eligible Assignees (each a "Replacement Lender") in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18 or 2.19; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender's Commitments, if any, such Terminated Lender shall no longer constitute a "Lender" for purposes hereof; provided any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

Section 2.23. Role of Administrative Agent.  Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, at any time that Tennenbaum Capital Partners, LLC or any of its Affiliates or Related Funds is a Lender hereunder, (a) the Lenders may directly fund the Loans to the Company, (b) each Lender shall provide wire instructions to the Company with respect to payments to be received from the Company hereunder and the Company shall directly make any payments required or permitted hereunder to the Lenders, (c) neither the Lenders nor the Company shall remit any funds to the Administrative Agent to forward to another party hereunder, and (d) all notices regarding borrowings or payments shall be delivered both to Agents and to Lenders.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1. Closing Date.  The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Loan Documents.  Collateral Agent shall have received sufficient copies of each Loan Document originally executed and delivered by each applicable Loan Party for each Lender.

(b) Organizational Documents; Incumbency.  Collateral Agent shall have received (i) sufficient copies of the Organizational Documents of each Loan Party, executed and delivered by each Loan Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party's jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Required Lenders may reasonably request.

(c) Organizational and Capital Structure.  The organizational structure and capital structure of Company and its Subsidiaries shall be as set forth on Schedule 4.1.

(d) [Intentionally Omitted].

(e) [Intentionally Omitted].

(f) Existing Indebtedness.  On the Closing Date, Company and its Subsidiaries shall have (i) contemporaneously with the funding of the Term Loan A, repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Collateral Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Company and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Required Lenders with respect to the cash collateralization of any letters of credit outstanding thereunder.

(g) Sources and Uses.  On or prior to the Closing Date, Company shall have delivered to Collateral Agent Company's reasonable best estimate of all sources and uses of Cash and other proceeds on the Closing Date.

(h) Governmental Authorizations and Consents.  Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Required Lenders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(i) Personal Property Collateral.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received:

(i)           evidence satisfactory to Required Lenders of the compliance by each Loan Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and a duly executed authorization to pre-file UCC-1 financing statements), together with (A) appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of Required Lenders, desirable to perfect the security interests purported to be created by each Pledge and Security Agreement and (B) evidence satisfactory to Required Lenders of the filing of such UCC-1 financing statements;

(ii)           A completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of Company, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any assets or property of any Loan Party in the jurisdictions specified in the Perfection Certificate, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and

(iii)           evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, (A) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to clause (b) or clause (c) of the definition of Permitted Indebtedness and (B) intellectual property security agreements (in recordable form) accompanied by appropriate search results from the U.S. Copyright Office and the U.S. Patent and Trademark Office.

(j) [Intentionally Omitted].

(k) Financial Statements; Projections.  Lenders shall have received from Company (i) the Historical Financial Statements, (ii) pro forma consolidated and consolidating balance sheets of Company and its Subsidiaries as at the Closing Date, and reflecting the related financings and the other transactions contemplated by the Loan Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Required Lenders, and (iii) the Projections, together with an officers' certificate from the Company's chief executive officer and chief financial officer regarding the Projections containing the certifications set forth in Section 4.8.

(l) [Reserved.]

(m) Opinions of Counsel to Loan Parties.  Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Baker Botts L.L.P., counsel for Loan Parties, as to such matters as Required Lenders may reasonably request (including a no-conflicts opinion with respect to the Senior Notes), dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Required Lenders (and each Loan Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(n) Fees.  Company shall have paid to Collateral Agent and each Co-Lead Arranger the fees payable on the Closing Date referred to in the Fee Letter and Section 2.10(c).

(o) Solvency Certificate.  On the Closing Date, Collateral Agent shall have received a Solvency Certificate of the chief financial officer of Company substantially in the form of Exhibit G-2, dated as of the Closing Date and addressed to the Agents and Lenders, and in form, scope and substance satisfactory to Required Lenders, with appropriate attachments and demonstrating that after giving effect to the consummation of the transactions contemplated to occur on the Closing Date, Company and its Subsidiaries are and will be Solvent.

(p) Closing Date Certificate.  Company shall have delivered to the Collateral Agent a Closing Date Certificate, together with all attachments thereto.

(q) No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of Required Lenders, singly or in the aggregate, materially impairs any of the transactions contemplated by the Loan Documents, or that could have a Material Adverse Effect.

(r) [Intentionally Omitted].

(s) Minimum Liquidity.  The Company shall have a minimum of $10,000,000 of Consolidated Liquidity immediately after giving effect to the transactions contemplated hereby to occur on the Closing Date (including, without limitation, after giving effect to all amounts to be borrowed and paid on the Closing Date).

(t) No Material Adverse Effect.  Since December 31, 2012, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(u) Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Required Lenders and their counsel shall be satisfactory in form and substance to Required Lenders and such counsel, and Required Lenders and such counsel shall have received all such counterpart originals or certified copies of such documents as Required Lenders may reasonably request.

(v) [Intentionally Omitted].

(w) Bank Regulations.  Each Lender shall have received all documentation and other information reasonably requested that is required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the Patriot Act, and all such documentation and other information shall be in form and substance reasonably satisfactory to such Lender.

(x) Leverage Ratio.  After giving effect to the Credit Extensions on the Closing Date, (A) the sum of (1) the aggregate principal balance of the Loans as of such date plus (2) all other Consolidated Total Debt (other than the Senior Notes) outstanding as of such date shall not exceed an amount equal to (x) Consolidated EBITDA of Company and its Subsidiaries for the six-month period ended June 30, 2013 times 2, multiplied by (y) 1.3, and (B) the Chief Financial Officer of Company shall have delivered a certificate to the Collateral Agent, in form and substance reasonably satisfactory to the Required Lenders representing and warranting as to the matters specified in clause (A) above.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

Section 3.2. Conditions to Each Credit Extension.

(a) Conditions Precedent.  The obligation of each Lender to make any Loan on any Credit Date, including the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i)           Collateral Agent shall have received a fully executed and delivered Funding Notice;

(ii)           [intentionally omitted];

(iii)           as of such Credit Date, the representations and warranties contained herein and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Credit Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date;

(iv)           as of such Credit Date, no Event of Default or Default shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension;

(v)           [intentionally omitted];

(vi)           the Loan Parties shall have paid all fees, costs and expenses then payable by the Loan Parties pursuant to this Agreement and the other Loan Documents, including, without limitation, the Fee Letter, Section 2.10, and, to the extent invoiced, Section 10.2 hereof;

(vii)           the making of such Loan shall not contravene any law, rule or regulation applicable to any Agent or any Lender;

(viii)           (A) Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to the proposed borrowing as of the last day of the Fiscal Quarter most recently ended, and (B) the Chief Financial Officer of Company shall have delivered a certificate to the Collateral Agent, in form and substance reasonably satisfactory to the Required Lenders representing and warranting (1) as to the matters specified in clause (A) above (accompanied by, other than on the Closing Date, reasonably-detailed calculations thereof), and (2) that, as of such Credit Date, Company reasonably expects, after giving effect to the proposed borrowing and based upon good faith determinations and projections consistent with the Financial Plan, to be in compliance with all operating and financial covenants set forth in this Agreement as of the last day of each Fiscal Quarter ending prior to the Term Loan Maturity Date;

(ix)           with respect to any Credit Extension made after the Closing Date, after giving effect to such Credit Extension, (A) the sum of (1) the aggregate principal balance of the Loans as of such date plus (2) all other Consolidated Total Debt (other than Indebtedness in respect of the Senior Notes, and Indebtedness that is subordinated in right of payment to the Obligations) that is secured by a Lien on any assets of the Company or any of its Subsidiaries outstanding as of such date shall not exceed an amount equal to (x) Consolidated EBITDA of Company and its Subsidiaries for the immediately-preceding four Fiscal Quarter Period (provided that, with respect to (a) any such Credit Extension that occurs on or prior to the date on which financial statements are available for the Fiscal Quarter ending December 31, 2013, Consolidated EBITDA shall be calculated for the Fiscal Year ended December 31, 2013 as an amount equal to the Consolidated EBITDA of the Company and its Subsidiaries for the six-month period ended June 30, 2013, times two (or if financial statements for the Fiscal Quarter ended September 30, 2013 are available, an amount equal to the Consolidated EBITDA of the Company and its Subsidiaries for the nine-month period ended September 30, 2013 times 4/3), and (b) (i) the three month period ending December 31, 2013, (ii) the six month period ending March 31, 2014, and (iii) the nine-month period ending June 30, 2014, for purposes of this definition, Consolidated EBITDA shall be calculated for such period on an Annualized Basis), as of the last day of the most recently ended month for which financial statements have been delivered pursuant to Section 5.1(a) multiplied by (y) the amount specified on Schedule 3.2 for the last day of the immediately preceding Fiscal Quarter, and (B) the Chief Financial Officer of Company shall have delivered a certificate to the Collateral Agent, in form and substance reasonably satisfactory to the Required Lenders representing and warranting as to the matters specified in clause (A) above (accompanied by reasonably-detailed calculations thereof);

(x) (A) such Credit Extension shall be permitted under each Senior Note Indenture (as in effect on the Closing Date, without giving effect to any amendment or termination thereof), (B) the Company shall be in compliance with Section 4.09 of each Senior Note Indenture, and (C) the Chief Financial Officer of Company shall have delivered a certificate to the Collateral Agent, in form and substance reasonably satisfactory to the Required Lenders (1) representing and warranting as to the matters specified in clause (A) above (accompanied by reasonably-detailed calculations thereof), and (2) attaching the most recent balance sheet of the Company and its Restricted Subsidiaries (as defined in the Senior Note Indentures);

(xi)           with respect to any Credit Extension, the use of proceeds of which is intended to finance a Permitted Acquisition, Collateral Agent shall have received evidence that the related acquisition is a Permitted Acquisition and all acquisition documentation shall be in form and substance satisfactory to Required Lenders in their reasonable discretion; and

(xii)           with respect to any Credit Extension, the use of proceeds of which is intended to finance an Approved Acquisition, Required Lenders shall have (A) provided their consent to such Approved Acquisition and all of the documentation executed in connection therewith, and (B) received evidence in form and substance satisfactory to Required Lenders in their reasonable discretion that each of the conditions precedent contained in the consent described in clause (A) above have been satisfied.

Any Agent or Required Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Required Lenders such request is warranted under the circumstances.

(b) Notices.  Any Notice shall be executed by an Authorized Officer of Company in a writing delivered to Administrative Agent.  In lieu of delivering a Notice, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion or continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation or conversion.  No Agent or Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to each Agent and Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the transactions contemplated hereby):

Section 4.1. Organization; Requisite Power and Authority; Qualification.  Each of Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of Company, to make the borrowings hereunder, (c) has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and (d) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

Section 4.2. Capital Stock and Ownership.  The Capital Stock of each of Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Company or any of its Subsidiaries of any additional membership interests or other Capital Stock of Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Company or any of its Subsidiaries.  Schedule 4.2 correctly sets forth the ownership interest of Company and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

Section 4.3. Due Authorization.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.4. No Conflict.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, any of the Organizational Documents of Company or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of Company or any of its

Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Collateral Agent, on behalf of Secured Parties); (d) result in any default, non-compliance, suspension revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval applicable to its operations or any of its properties; or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to the Lenders.

Section 4.5. Governmental Consents.  The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation and (ii) any registrations with, consents or approvals of, notices to, or other actions to, with or by any Governmental Authority which have already been obtained, taken, given or made.1

Section 4.6. Binding Obligation.  Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

Section 4.7. Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments.  As of the Closing Date, neither Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and any of its Subsidiaries taken as a whole.

Section 4.8. Projections.  On and as of the Closing Date, the projections of Company and its Subsidiaries for the period of Fiscal Year 2013 through and including Fiscal Year 2016, including monthly projections for each month during the Fiscal Year in which the Closing Date takes place (the "Projections"), are based on good faith estimates and assumptions made by the management of Company; provided the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management

_____________________
1	Discuss required filings.

of Company believed that the Projections were reasonable and attainable. Such Projections, as so updated, shall be believed by Company at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by Company, and shall have been based on assumptions believed by Company to be reasonable at the time made and upon the best information then reasonably available to Company, and Company shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are not attainable.

Section 4.9. No Material Adverse Effect.  Since December 31, 2012, no event, circumstance or change has occurred that has caused, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10. Adverse Proceedings, etc.  There are no Adverse Proceedings that, individually or in the aggregate, (a) relate to any Loan Document or the transactions contemplated hereby or thereby or (b) would reasonably be expected to have a Material Adverse Effect.  Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 4.11. Payment of Taxes.  Except as otherwise permitted under Section 5.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  Company knows of no proposed tax assessment against Company or any of its Subsidiaries in excess of $100,000 in the aggregate which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.12. Properties.

(a) Title.  Each of Company and its Subsidiaries has (i) good, sufficient, marketable and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and valid title to (in the case of all other personal property), all of their respective properties and assets (other than immaterial (with respect to the ability of the Loan Parties taken as whole to perform their obligations under the Loan Documents) properties and assets) reflected in their respective Historical Financial Statements referred to in Section 4.5 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for (A) assets disposed of since the date of such financial statements in the ordinary course of business, (B) dispositions of assets permitted under Section 6.9 and (C) dispositions of other assets having an aggregate value not in excess of $100,000.  All such material properties and assets are in working order and condition, ordinary wear and tear excepted, and except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate.  As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets and (ii) the termination date, lessor and annual base rent under each lease or sublease.  Each agreement described in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement that is material to the operations of Company and its Subsidiaries, taken as a whole, constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles, in each case, other than leases terminated in the ordinary course of business after the Closing Date.  To the best knowledge of each Loan Party, no other party to any such agreement that is material to the operations of Company and its Subsidiaries, taken as a whole, is in default of its obligations thereunder, and no Loan Party (or any other party to any such agreement) has at any time delivered or received any notice of default which remains uncured under any such agreement and, as of the Closing Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such agreement.

Section 4.13. Environmental Matters.  Except as is not reasonably expected to have a Material Adverse Effect:

(a) No Environmental Claim has been asserted against any Loan Party or any predecessor in interest nor has any Loan Party received notice of any threatened or pending Environmental Claim against Loan Party or any predecessor in interest.

(b) There has been no Release of Hazardous Materials in violation of Environmental Law at any of the properties currently or formerly owned or operated by any Loan Party or any predecessor in interest, or to the knowledge of any Loan Party, at any properties formerly owned or operated by any Loan Party or predecessor in interest or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest.

(c) The operation of the business of, and each of the properties owned or operated by, each Loan Party are in compliance with all Environmental Laws.

(d) Each Loan Parties holds and is in compliance with all Governmental Authorizations required under any Environmental Laws in connection with the operations carried on by it and the properties owned or operated by it.

(e) To Loan Party's knowledge, no event or condition has occurred or is occurring with respect to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which could reasonably be expected to form the basis of an Environmental Claim against any Loan Party.

(f) No Loan Party has received any notification pursuant to any Environmental Laws that (i) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (ii) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated.

(g) The Loan Parties have made available to the Collateral Agent true and complete copies of all environmental reports, audits and investigations related to the Real Property or the operations of the Loan Parties.

Section 4.14. No Defaults.  Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except, in each case, where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

Section 4.15. Material Contracts.  Schedule 4.15, together with any updates provided pursuant to Section 5.1(l), contains a true, correct and complete list of all the Material Contracts; such Material Contracts are in full force and effect and no defaults exist thereunder (other than as described in Schedule 4.15).

Section 4.16. Governmental Regulation.  Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither Company nor any of its Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940 or otherwise subject to regulation under the Investment Company Act of 1940.

Section 4.17. Margin Stock.  Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans made to such Loan Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.18. Employee Matters.  Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Company or any of its Subsidiaries, or to the best knowledge of Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Company or any of its Subsidiaries or to the best knowledge of Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries, and (c) to the best knowledge of Company, no union representation question existing with respect to the employees of Company or any of its Subsidiaries and, to the best knowledge of Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) as would not reasonably be expected to have a Material Adverse Effect.

Section 4.19. Employee Benefit Plans.  Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.  Each Pension Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Pension Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Pension Plan to lose its qualified status.  No material liability to the PBGC (other than required premium payments) or the Internal Revenue Service has been or is expected to be incurred by Company, any of its Subsidiaries or any of their ERISA Affiliates.  No ERISA Event has occurred or is reasonably expected to occur.  Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates.No Pension Plan has become subject to the funding based benefit restrictions under Section 436 of the Code.  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is not greater than $25,000.  Company, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.20. Certain Fees.  Other than $1,312,500 payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated pursuant to the Engagement Letter, dated as of June 12, 2013, no broker's or finder's fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

Section 4.21. Solvency.  The Company is, and the Company and its Subsidiaries taken as a whole are, and, upon the incurrence of any Credit Extension on any date on which this representation and warranty is made, will be Solvent.

Section 4.22. Outstanding Indebtedness.  The Obligations are permitted to be incurred and maintained under each Senior Note Indenture (as in effect on the Closing Date, without giving effect to any amendment or termination thereof), and the Company is in compliance with each Senior Note Indenture (including Sections 4.09 and 4.12 thereof).

Section 4.23. Compliance with Statutes, etc.  Each of Company and its Subsidiaries is in compliance with (i) its organizational documents and (ii) all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.24. Intellectual Property. As of the Closing Date, each of Company and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.24 is a true, correct, and complete listing of all material trademarks, trade names, copyrights, patents, and licenses as to which Company or one of its Subsidiaries is the owner or is an exclusive licensee as of the Closing Date.

Section 4.25. [Reserved].

Section 4.26. Customers and Suppliers.  There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (a) any of Company or its Subsidiaries, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any of Company or its Subsidiaries are individually or in the aggregate material to the business or operations of such Loan Party or any of its Subsidiaries, or (b) any of Company or its Subsidiaries, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any of Company or its Subsidiaries are individually or in the aggregate material to the business or operations of Company or its Subsidiaries, in each case, that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 4.27. Insurance.  Each of Company and its Subsidiaries keeps its property adequately insured and maintains (a) insurance to such extent and against such risks as is customary with companies in the same or similar businesses, (b) workmen's compensation insurance in the amount required by applicable law, (c) public liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law or as may be reasonably required by Required Lenders.  Schedule 4.27 sets forth a list of all insurance maintained by each Loan Party on the Closing Date.

Section 4.28. [Intentionally Omitted].

Section 4.29. Permits, Etc.  Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, would not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim would not reasonably be expected to have a Material Adverse Effect.

Section 4.30. Bank Accounts and Securities Accounts.  Schedule 4.30 sets forth a complete and accurate list as of the Closing Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

Section 4.31. Security Interests.  The Pledge and Security Agreement creates in favor of Collateral Agent, for the benefit of Secured Parties, a legal, valid and enforceable security interest in the Collateral secured thereby.  Upon the filing of the UCC-1 financing statements described in Section 3.1(i) and the recording of the Collateral Assignments for Security referred to in each Pledge and Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (a) the filing of continuation statements in accordance with applicable law, (b) the recording of the Collateral Assignments for Security pursuant to each Pledge and Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights, (c) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property and (d) the taking of appropriate actions under applicable state law to perfect the Lien of the Collateral Agent with respect to any asset of any Loan Party that is subject to a certificate of title.

Section 4.32. PATRIOT ACT and FCPA.  To the extent applicable, each Loan Party is in compliance with (a) the laws, regulations and Executive Orders administered by OFAC, and (b) the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act ) of 2001 (the "PATRIOT Act").  Neither the Loan Parties nor any of their officers, directors, employees or agents acting on the Loan Parties' behalf shall use the proceeds of the Loans to make any payments, directly or indirectly (including through any third party intermediary), to any Foreign Official in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the "FCPA").  None of the Loan Parties nor any Subsidiary of any Loan Parties, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws.  None of the Loan Parties, nor any Subsidiary of any Loan Parties, or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is a Blocked Person.  None of the Loan Parties, nor any of their agents acting in any capacity in connection with the Loans or other transactions hereunder (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.

Section 4.33. Managerial Assistance and Related Persons.  Each Loan Party represents and warrants that (a) TSL has offered to make available to each of them "significant managerial assistance" (as defined in Section 2(a)(47) of the Investment Company Act of 1940) and, to the extent any Loan Party accepts such offer from TSL, the scope, terms and conditions of such significant managerial assistance are set forth in a separate agreement between such Loan Party and TSL and (b) it is not a "person" related to TSL as described in Section 57(b) or 57(e) of the Investment Company Act of 1940.

Section 4.34. Disclosure.  No representation or warranty of any Loan Party contained in any Loan Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known to Company (other than matters of a general economic nature) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.35. Indebtedness.  Set forth on Schedule 4.35 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date (other than Indebtedness less than $200,000 individually or $1,000,000 in the aggregate) and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date

Section 4.36. Use of Proceeds.  The proceeds of the Term Loan A shall be applied by Company to (a) refinance the Existing Indebtedness, and (b) pay fees and expenses in connection with this Agreement.  The proceeds of the Term Loan B shall be applied by Company to finance, in whole or in part, Approved Acquisitions.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent obligations for which no claim has been made and Cash Management Obligations), each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article V.

Section 5.1. Financial Statements and Other Reports.  Unless otherwise provided below, Company will deliver to each Agent and each Lender:

(a) Monthly Reports.  As soon as available, and in any event within 30 days after the end of each month (including the month which began prior to the Closing Date), the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, consolidated statements of stockholders' equity and consolidated statements of cash flows of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period), a Financial Officer Certification and a Narrative Report with respect thereto;

(b) Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c) Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each Fiscal Year (or, if earlier, 15 days after the date required to be filed with the SEC), (i) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such annual consolidated financial statements a report thereon of UHY LLP or other independent certified public accountants of recognized national standing selected by Company, and reasonably satisfactory to Required Lenders (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of

Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in the financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(d) Compliance Certificate.  Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Section 5.1(b) or Section 5.1(c), a duly executed and completed Compliance Certificate;

(e) Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to Section 5.1(b) or Section 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Required Lenders;

(f) Notice of Default.  Promptly (but in any event within five (5) Business Days) upon any officer of Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Company or Company with respect thereto; (ii) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation.  Promptly (but in any event within three (3) Business Days) upon any officer of Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, would be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

(h) ERISA.  (i) Promptly (but in any event within three (3) Business Days) upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA

Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as any Agent shall reasonably request;

(i) Financial Plan.  As soon as practicable and in any event no later than thirty days prior to the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (prepared on a monthly basis) and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a "Financial Plan"), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.8 through the final maturity date of the Loans, and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Loans, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Required Lenders;

(j) Insurance Report.  As soon as practicable and in any event by May 30 of each year (or such other date as may be agreed to by Company and the Required Lenders from time to time), a report in form and substance satisfactory to Required Lenders outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding annual period;

(k) Notice of Change in Board of Directors.  With reasonable promptness, written notice of any change in the Board of Directors (or similar governing body) of Company or any of its Subsidiaries;

(l) Notice Regarding Material Contracts.  Promptly (but in any event within ten (10) Business Days) (i) after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Collateral Agent, and an explanation of any actions being taken with respect thereto;

(m) Environmental Reports and Audits.  Within ten (10) days following the receipt thereof, copies of all environmental audits and reports with respect to any environmental matter which resulted in or would reasonably be expected to have a Material Adverse Effect;

(n) Information Regarding Collateral.  Company will furnish to Collateral Agent prior written notice of any change in any Loan Party's (a) corporate name, (b) identity or corporate structure, (c) Federal Taxpayer Identification Number, (d) sole place of business, (e) chief executive office, or (f) jurisdiction of organization.  Company agrees not to effect or permit any change referred to in the preceding sentence unless the Company has delivered to Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A to the Pledge and Security Agreement, together with all Supplements to Schedules thereto, prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, Federal Taxpayer Identification Number, sole place of business, chief executive office, jurisdiction of organization and providing such other information in connection therewith as the Collateral Agent may reasonably request, and all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest with the same or better priority in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents.  Company also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed; provided, that in connection with the proposed name change of Paisano Lease Co., Inc. in connection with the Paisano Disposition, no such Pledge Supplement or filings shall be required to be delivered or made until 10 Business Days following the date of such name change.

(o) Annual Collateral Verification.  Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Company shall deliver to Collateral Agent an Officer's Certificate (a) either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, or (b) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Perfection Certificate or pursuant to clause (a) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(p) Aging Reports.  Together with each delivery of financial statements of Company and each other Loan Party pursuant to Sections 5.1(a), 5.1(b), and 5.1(c), (i) a summary of the accounts receivable aging report of each Loan Party as of the end of such period, (ii) a summary of accounts payable aging report of each Loan Party as of the end of such period and (iii) such other information as any Agent may reasonably request, in each case, all in detail and in form and substance reasonably satisfactory to the Required Lenders;

(q) [Intentionally Omitted];

(r) [Intentionally Omitted];

(s) Seismic Crew Information.  Concurrently with the delivery of the financial statements required to be delivered pursuant to Sections 5.1(b) and 5.1(c), Company shall deliver to Collateral Agent (i) a copy of the report prepared by the Company consistent with past practice, showing the projected usage of any and all seismic crews owned or operated by the Loan Parties for the ensuing three calendar months and (ii) a copy of the backlog reports and summary of the location of each seismic crew and the status of each ongoing project for such crews prepared by the Company consistent with past practice; and

(t) Other Information.  (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders acting in such capacity or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries, (B) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party (other than a routine inquiry), (C) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters) submitted to any Loan Party by its auditors in connection with any annual interim audit of the books thereof and (D) such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Agent.

Section 5.2. Existence.  Except as otherwise permitted under Section 6.9, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and Governmental Authorizations, qualifications, franchises, licenses and permits material to its business and to the conduct of its business in each jurisdiction in which its business is conducted; provided, no Loan Party or any of its Subsidiaries shall be required to preserve any such right or Governmental Authorizations, qualifications, franchise, licenses and permits if such Person's Board of Directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders; provided further, that for the avoidance of doubt, the Company and each Loan Party shall be required to maintain their existence.

Section 5.3. Payment of Taxes and Claims.  Each Loan Party will, and will cause each of its Subsidiaries to, file all foreign, federal, state, and other material tax returns required to be filed by Company or any of its Subsidiaries and pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon (other than Taxes that do not exceed $100,000 in the aggregate), and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay imposition of any penalty, fine or Lien resulting from the non-payment thereof. No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

Section 5.4. Maintenance of Properties.  Each Loan Party will, and will cause each of its Subsidiaries to (a) maintain or cause to be maintained in good repair, working order and condition, consistent with industry practice and ordinary wear and tear excepted, all material properties necessary in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, and (b) comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

Section 5.5. Insurance.

(a) The Loan Parties will maintain or cause to be maintained, with financially sound and reputable insurers, casualty insurance, such public liability insurance, third-party property damage insurance or such other insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons and satisfactory to Required Lenders.  Without limiting the generality of the foregoing, the Loan Parties will maintain or cause to be maintained (A) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System and (B) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance shall (1) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (2) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties as the loss payee thereunder.

(b) Each of the insurance policies required to be maintained under this Section 5.5 shall provide for at least thirty (30) days' prior written notice to Collateral Agent of the cancellation or substantial modification thereof.  Receipt of such notice shall entitle Collateral Agent (but Collateral Agent shall not be obligated) to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to this Section 5.5 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Loan Parties.

Section 5.6. Inspections.  Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep adequate books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by any Lender (including employees of any Lender or any consultants, auditors, accountants, lawyers and appraisers retained by any Lender) to visit and inspect any of the properties of any Loan Party and any of its respective Subsidiaries (including Phase I Environmental Site Assessments no more frequently than once per year, provided that (x) no event, action, circumstance or condition set forth in Section 5.9 have occurred and (y) no Default or Event of Default has occurred and is continuing (provided further that if any condition in clause (x) or (y) is not satisfied, any Lender shall have the right to perform a Phase I in its sole discretion)), to conduct audits, valuations and/or field examinations of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants and auditors, all upon reasonable notice (so long as no Default or Event of Default has occurred and is continuing) and at such reasonable times during normal business hours and as often as may reasonably be requested.  So long as no Event of Default has occurred and is continuing, all such visits, audits, inspections, valuations and field examinations shall be coordinated by, and conducted jointly by (or on behalf of), Collateral Agent and TCP Fund Representative.  The Loan Parties agree to pay the (i) the examiner's out-of-pocket costs and expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations and (ii) the costs of all visits, audits, inspections, valuations and field examinations conducted by a third party on behalf of Collateral Agent, TCP Fund Representative and the Lenders; provided that, so long as no Default or Event of Default has occurred and is continuing, the Loan Parties shall not be obligated to pay such costs and expenses with respect to more than one such visit and inspection per Lender per Fiscal Year.  The Loan Parties acknowledge that Collateral Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties' assets for internal use by the Agents and the Lenders.  Without limiting the foregoing, the Loan Parties agree that the Collateral Agent shall have the right to conduct patent, trademark and copyright searches with respect to the Loan Parties from time to time, and the Loan Parties agree to pay all out-of-pocket costs and expenses incurred by Collateral Agent in connection with such searches; provided that, so long as no Default or Event of Default has occurred and is continuing, the Loan Parties shall not be obligated to pay for more than two sets of patent, trademark and copyright searches per Fiscal Year.

Section 5.7. Lenders Meetings and Conference Calls.

(a) Company will, upon the request of Required Lenders, participate in a meeting of Lenders once during each Fiscal Year to be held at Company's corporate offices (or at such other location as may be agreed to by Company and Required Lenders) at such time as may be agreed to by Company and Required Lenders.

(b) Within 30 days of delivery of financial statements and other information required to be delivered pursuant to Section 5.1(b), Company shall cause its chief financial officer to participate in a conference call with Collateral Agent and all Lenders who choose to participate in such conference call during which conference call the chief financial officer shall review the financial condition of Company and its Subsidiaries and such other matters as Collateral Agent or any Lender may reasonably request.

Section 5.8. Compliance with Laws.  Each Loan Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any premises owned by such Loan Party to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), non-compliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.9. Environmental.

(a) Each Loan Party shall (i) keep the Real Property free of any Environmental Liens; (ii) comply, and take all commercially reasonable efforts to cause all tenants and other Persons who may come upon any property owned or operated by it to comply, with all Environmental Laws in all material respects and provide to Collateral Agent any documentation of such compliance which Collateral Agent or any Lender may reasonably request; (iii) maintain and comply in all material respects with all Governmental Authorizations required under applicable Environmental Laws; (iv) take all commercially reasonable efforts to prevent any unpermitted Release of Hazardous Materials on, at, under or migrating from any property owned or operated by any Loan Party; (v) undertake or cause to be undertaken any and all Remedial Actions in response to any Environmental Claim, Release of Hazardous Materials or violation of Environmental Law, to the extent required by Environmental Law or any Governmental Authority and to repair and remedy any impairment to the Real Property consistent with its current use and, upon request of Required Lenders, provide the Agents all data, information and reports generated in connection therewith.

(b) The Loan Parties shall promptly (but in any event within five (5) Business Days) (i) notify the Agents in writing (A) if it knows, suspects or believes there may be a Release of Hazardous Materials in excess of any reportable quantity or material violation of Environmental Laws in, at, on, under or from any part of the Real Property or any improvements constructed thereon, (B) of any material Environmental Claims asserted against or Environmental Liabilities and Costs of any Loan Party or predecessor in interest or concerning any Real Property, (C) of any material failure to comply with Environmental Law at any Real Property or that is reasonably likely to result in an Environmental Claim asserted against any Loan Party, (D) any Loan Party's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Real Property that could cause such Real Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (E) any notice of Environmental Lien filed against any Real Property, and (ii) provide such other documents and information as reasonably requested by Collateral Agent in relation to any matter pursuant to this Section 5.9(b).

(c) At any time that an Event of Default relating to an environmental matter has occurred and is continuing, Collateral Agent or its representative shall have the right but not the duty, during normal business hours, upon reasonable prior notice to the Loan Parties, to enter and visit any Real Property for the purposes of observing the Real Property, taking and removing soil or groundwater samples and conducting investigations, audits and tests on any part of the Real Property, at the sole cost and expense of the Loan Parties, provided that Collateral Agent shall not have any duty to visit or observe the Real Property or to conduct investigations, audits or tests. The Loan Parties acknowledge that in no event will any site visit, observation, investigation, audit or testing by Collateral Agent impose any liability on Collateral Agent and in and of itself (i) be a representation that Hazardous Materials are or are not present at, in, on, under or from the Real Property, or that there has been or will be compliance of any kind with any Environmental Law, or (ii) otherwise make any Agent or any Lender an owner or operator of any of the Real Property so as to impact any lender liability protections available under Environmental Laws.

Section 5.10. Subsidiaries.  In the event that any Person becomes a Domestic Subsidiary of Company, Company shall (a) concurrently with such Person becoming a Domestic Subsidiary cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to each Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(i), 3.1(l), and 3.1(m) and Schedule 5.16.  In the event that any Person becomes a Foreign Subsidiary of Company, and the ownership interests of such Foreign Subsidiary are owned by Company or by any Domestic Subsidiary thereof, Company shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and (b) take all of the actions referred to in Section 3.1(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of such ownership interests.  With respect to each such Subsidiary, Company shall promptly send to Collateral Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.

Section 5.11. Additional Material Real Estate Assets.  In the event that any Loan Party acquires or leases a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Loan Party, contemporaneously with acquiring such Material Real Estate Asset, or promptly after a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(i) and Schedule 5.16 with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets.  In addition to the foregoing, Company shall, at the request of Required Lenders, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

Section 5.12. Location of Inventory and Equipment. Concurrently with the delivery of financial statements required by Section 5.1(b), Company shall deliver to each Lender (a) a list of locations in which any Loan Party maintains Collateral having an aggregate value in excess of $500,000 (other than locations temporarily occupied by a Loan Party for the purpose of acquiring seismic data, and excluding Collateral in-transit), and (b) a list of locations in which the Loan Parties are acquiring seismic data (or expect to acquire seismic data for more than 30 days during the next six months), in each case, reasonably identifying the assets maintained (or to be maintained) in each such location.

Section 5.13. Further Assurances.  At any time or from time to time upon the request of any Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as such Agent may reasonably request in order to effect fully the purposes of the Loan Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21.  In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as any Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Company and its Subsidiaries and all of the outstanding Capital Stock of Company and its Subsidiaries (subject to limitations contained in the Loan Documents with respect to Foreign Subsidiaries).

Section 5.14. Miscellaneous Business Covenants.  Unless otherwise consented to by Required Lenders:

(a) Non-Consolidation.  Company will and will cause each of its Subsidiaries to:  (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its Board of Directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity's actions, which meetings will be separate from those of other entities.

(b) Cash Management Systems.  Company and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Required Lenders, including, without limitation, with respect to blocked account arrangements.

(c) Communication with Accountants.  Each Loan Party executing this Agreement (i) authorizes Collateral Agent and TCP Fund Representative to communicate directly with such Loan Party's independent certified public accountants, provided, however, that Collateral Agent or TCP Fund Representative, as applicable, shall provide such Loan Party with notice at least two (2) Business Days prior to first initiating any such communication; and (ii) authorizes and shall instruct such accountants to deliver copies of all management letters to Collateral Agent and TCP Fund Representative at the same time such letters are delivered to the Company.

Section 5.15. [Intentionally Omitted].

Section 5.16. Post-Closing Matters  Company shall, and shall cause each of the Loan Parties to, satisfy the requirements set forth on Schedule 5.16 on or before the date specified for such requirement.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnity obligations as to which no claim has been made and Cash Management Obligations), such Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VI.

Section 6.1. Indebtedness.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except Permitted Indebtedness.

Section 6.2. Liens.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien authorized by any Loan Party or any Subsidiary of any Loan Party with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except Permitted Liens.

Section 6.3. [Intentionally Omitted.

Section 6.4. No Further Negative Pledges.  Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to any sale or disposition permitted under Section 6.9, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) any restrictions in agreements entered into in the ordinary course of business in accordance with customary industry practice, no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

Section 6.5. Restricted Junior Payments.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment; provided, that so long as no Default or Event of Default shall exist or be continuing, (a) the Company may purchase capital stock or options from present or former employees, officers, directors or consultants of the Loan Parties or their respective estates, spouses or family members upon the death, disability or termination of employment of such employee, officer, director or consultant in an aggregate amount not to exceed $1,000,000 in any Fiscal Year, (b) each Subsidiary may make Restricted Junior Payments to Company, any Subsidiaries of Company that are Guarantors and any other Person that owns Capital Stock in such Subsidiary, ratably according to their respective holdings of the type of Capital Stock in respect of which such Restricted Junior Payment is being made, and (c) any Loan Party may make payments in respect of any Indebtedness subordinated to the Obligations to the extent permitted by the terms of the applicable subordination agreement.

Section 6.6. Restrictions on Subsidiary Distributions.  Except as provided herein, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary's Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions (i) in agreements evidencing Indebtedness permitted by clause (h) of the definition of Permitted Indebtedness that impose restrictions on the property so acquired or subject of such Indebtedness, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iv) in agreements entered into in the ordinary course of business in accordance with customary industry practice or (v) on net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business in accordance with customary industry practice.  No Loan Party shall, nor shall it permit its Subsidiaries to, enter into any Contractual Obligations which would prohibit a Domestic Subsidiary of Company from being a Loan Party.

Section 6.7. Investments.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture and any Foreign Subsidiary, except Permitted Investments.  Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

Section 6.8. Financial Covenants.

(a) Fixed Charge Coverage Ratio.  Company and its Subsidiaries shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter for the immediately-preceding four Fiscal Quarter Period, beginning with the Fiscal Quarter ending December 31, 2013, to be less than the correlative ratio indicated:

Fiscal Quarter	Fixed Charge Coverage Ratio
The four Fiscal Quarters ending December 31, 2013	1.00:1.00

The four Fiscal Quarters ending March 31, 2014	1.00:1.00
The four Fiscal Quarters ending June 30, 2014	1.00:1.00
The four fiscal quarters ending September 30, 2014	1.00:1.00
The four Fiscal Quarters ending December 31, 2014	1.00:1.00
The four Fiscal Quarters ending March 31, 2015 and each Fiscal Quarter ending thereafter	1.25:1.00

(b) Maximum Consolidated Secured Leverage Ratio.  Company and its Subsidiaries shall not permit the Consolidated Secured Leverage Ratio as of the last day of any Fiscal Quarter for the immediately-preceding four Fiscal Quarter Period, beginning with the Fiscal Quarter ending December 31, 2013, to be greater than the correlative ratio indicated:

Fiscal Quarter	Maximum Consolidated Secured Leverage Ratio
The four Fiscal Quarters ending December 31, 2013	1.75:1.00
The four Fiscal Quarters ending March 31, 2014	1.75:1.00
The four Fiscal Quarters ending June 30, 2014	1.50:1.00
The four fiscal quarters ending September 30, 2014	1.45:1.00
The four Fiscal Quarters ending December 31, 2014	1.35:1.00
The four Fiscal Quarters ending March 31, 2015 and each Fiscal Quarter ending thereafter	1.00:1.00

(c) Multi-Client Data Maintenance Covenant.  Company and its Subsidiaries shall not permit, as of the last day of any Fiscal Quarter in which Consolidated EBITDA (measured for the immediately preceding four Fiscal Quarter Period) does not exceed the aggregate principal amount of Loans outstanding at such time, the net book value of the

Multi-Client Data to be less than the aggregate principal amount of Loans outstanding at such time.

(d) Minimum Consolidated Liquidity.  Company and its Subsidiaries shall not permit Consolidated Liquidity to be less than $10,000,000 at any time.

(e) Certain Calculations.  With respect to any period during which a Permitted Acquisition, an Approved Acquisition or an Asset Sale the consideration for which is greater than $2,500,000 has occurred (each, a "Subject Transaction"), for purposes of determining compliance with the financial covenants set forth in this Section 6.8, Consolidated EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (using pro forma adjustments approved by Required Lenders in their sole discretion) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Company and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

Section 6.9. Fundamental Changes; Disposition of Assets; Acquisitions.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary of Company may be merged with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, in the case of such a merger, Company or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person;

(b) sales or other dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales (including disposals of obsolete or worn out property), the proceeds of which when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $10,000,000; provided (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, (B) no less than 100%

thereof shall be paid in Cash, and (C) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.13(a);

(d) [reserved];

(e) Permitted Investments;

(f) transfers of assets approved in writing by the Required Lenders pursuant to the terms of documentation evidencing any Approved Acquisition;

(g) any Foreign Subsidiary of Company may be merged with or into any other Foreign Subsidiary of Company;

(h) any Foreign Subsidiary of Company may convey, sell, lease or sub lease, exchange, transfer or otherwise dispose of any of its assets or property to any other Foreign Subsidiary;

(i) to the extent required to effect any acquisition permitted under Section 6.7, Company or any Subsidiary of Company may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be Company or a Subsidiary of Company and (ii) in the case of any such merger to which Company or any other Loan Party is a party, Company (or in the case of any merger to which the Company is not a party, such other Loan Party) is the surviving Person; and

(j) the Paisano Disposition.

Notwithstanding anything to the contrary contained above, no Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

Section 6.10. [Intentionally Omitted].

Section 6.11. Sales and Lease Backs.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Company or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than Company or any of its Subsidiaries) in connection with such lease.

Section 6.12. Transactions with Shareholders and Affiliates.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of Capital Stock of Company or any of its Subsidiaries or with any Affiliate of Company or of any such holder; provided, however, that the Loan Parties and their Subsidiaries may enter into or permit to exist any such transaction if Required Lenders have consented thereto in writing prior to the consummation thereof and the terms of such transaction are not less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further, provided that the foregoing restrictions shall not apply to any of the following:

(a) any transaction among the Loan Parties;

(b) reimbursement of reasonable and customary out-of-pocket expenses and payment of reasonable and customary fees to members of the Board of Directors (or similar governing body) of Company and its Subsidiaries;

(c) compensation arrangements for officers and other employees of Company and its Subsidiaries entered into in the ordinary course of business;

(d) transactions described in Schedule 6.12;

(e) any transaction solely between Foreign Subsidiaries;

(f) any transaction approved by the Required Lenders in connection with an Approved Acquisition; and

(g) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, out-of-pocket costs and expenses due to the Permitted Holders under the Kelso Agreement (as in effect on the Closing Date).

Company shall disclose in writing each transaction with any holder of 10% or more of any class of Capital Stock of Company or any of its Subsidiaries or with any Affiliate of Company or of any such holder to Collateral Agent.

Section 6.13. Conduct of Business.  From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (a) the businesses engaged in by such Person on the Closing Date or any business incidental thereto, and (b) such other lines of business as may be consented to by Required Lenders.

Section 6.14. [Intentionally Omitted].

Section 6.15. Changes to Certain Agreements and Organizational Documents.  No Loan Party shall (i) amend or permit any amendments to the Organizational Documents of any Loan Party or any Subsidiary of any Loan Party; or (ii) amend or permit any amendments to, or terminate or waive any provision of, any Material Contract or any Indebtedness of any Loan Party or any Subsidiary of any Loan Party (including the Senior Notes Documents) if such amendment, termination, or waiver would reasonably be expected to be adverse to Agents or the Lenders.

Section 6.16. Fiscal Year.  No Loan Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from December 31.

Section 6.17. Deposit Accounts and Securities Accounts.  No Loan Party shall (a) establish or maintain a Deposit Account or a Securities Account in the United States that is not subject to a Control Agreement following the date on which Control Agreements are required to be delivered hereunder, or (b) permit the aggregate amount of Cash and Cash Equivalents of any Loan Party or any Subsidiary of any Loan Party maintained outside the United States to exceed $10,000,000 at any time.

Section 6.18. Prepayments of Certain Indebtedness.  No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9 and (c) any refinancing of Indebtedness permitted pursuant to clauses (g), (i) or (j) of the definition of Permitted Indebtedness.

Section 6.19. Anti-Terrorism Laws.  None of the Loan Parties, nor any of their Subsidiaries or agents shall:

(i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person,

(ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs or

(iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the OFAC Sanctions Programs, the USA PATRIOT Act or any other Anti-Terrorism Law.

The Company shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender, confirming the Company's compliance with this Section 6.19.

Section 6.20. Assets of Non-Loan Parties.  The Loan Parties shall not permit the aggregate book value of assets (other than (i) any prepaid expenses or similar amounts required to be capitalized in accordance with GAAP and (ii) any accounts receivable that are invoiced in the ordinary course of business and in a manner consistent with industry practices and not outstanding for more than 60 days from the applicable invoice due date) of all Subsidiaries that are not Loan Parties to exceed, in the aggregate, $7,500,000; provided that not more than $5,000,000 of such assets may be maintained in Brazil.

ARTICLE VII

GUARANTY

Section 7.1. Guaranty of the Obligations.  Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty for the ratable benefit of the Beneficiaries the due and punctual payment in full in Cash of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the "Guaranteed Obligations").

Section 7.2. Contribution by Guarantors.  All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor's Aggregate Payments to equal its Fair Share as of such date.  "Fair Share" means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed.  "Fair Share Contribution Amount" means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the "Fair Share Contribution Amount" with respect to any Guarantor for purposes of this Section 7.2, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor.  "Aggregate Payments" means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor.  The allocation among Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

Section 7.3. Payment by Guarantors.  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all

Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company's becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.4. Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in Cash of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Any Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor's liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if any Agent is awarded a judgment in any suit brought to enforce any Guarantor's covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor's liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full in Cash of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the receipt by the Beneficiaries of any property or consideration in respect of the Guarantied Obligations other than Cash, or the application of payments received from any source (other than payments in Cash received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary's consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.5. Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Beneficiaries:  (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary's errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.6. Guarantors' Rights of Subrogation, Contribution, etc.  Until the Guaranteed Obligations (other than contingent obligations for which no claim has been made and Cash Management Obligations) shall have been indefeasibly paid in full in Cash and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations (other than contingent obligations for which no claim has been made and Cash Management Obligations) shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the

Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent obligations for which no claim has been made and Cash Management Obligations) shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Collateral Agent on behalf of Beneficiaries and shall forthwith be paid over to Collateral Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.7. Subordination of Other Obligations.  Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Collateral Agent on behalf of Beneficiaries and shall forthwith be paid over to Collateral Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision hereof.

Section 7.8. Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent obligations for which no claim has been made and Cash Management Obligations) shall have been indefeasibly paid in full and the Commitments shall have terminated.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.9. Authority of Guarantors or Company.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10. Financial Condition of Company.  Any Credit Extension may be made to Company or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor's assessment, of the financial condition of Company.  Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of non-payment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

Section 7.11. Bankruptcy, etc.  (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Collateral Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Collateral Agent, or allow the claim of Collateral Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12. Release of Guarantor.  If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation), or such Guarantor shall otherwise cease to be a Subsidiary of Company, in each case, in accordance with the terms and conditions of this Agreement, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such event.

Section 7.13. Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Guaranteed Obligations shall have been paid in full. Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)II) of the Commodity Exchange Act.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Events of Default.  If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due.  Failure by Company to pay (i) the principal of and premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (iii) within three (3) Business Days of the date due (A) any interest on any Loan, (B) any fee or (C) any other amount due hereunder; or

(b) Default in Other Agreements.  (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount of $1,000,000 or more or with an aggregate principal amount of $2,000,0000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause Company or any of its Subsidiaries to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants.  Failure of any Loan Party to perform or comply with any term or condition contained in (i) Section 2.5, Section 5.1 (other than clauses (g), (h), (i), (j), (k), (l), (m), (o), (p) and (t) thereof), Section 5.2 (with respect to existence of the Loan Parties), Section 5.3, Section 5.5, Section 5.8, Section 5.9, Section 5.16 or Article VI; (ii) Section 5.1(g), (h), (i) (j), (k), (l), (m), (o), (p) or (t), Section 5.2 (other than with respect to existence of the Loan Parties), Section 5.6, Section 5.10, Section 5.11 or Section 5.14, and, in the case of this clause (ii), such default is not remedied within five (5) Business Days, or (iii) Section 5.4, Section 5.7, Section 5.12 or Section 5.13, and, in the case of this clause (iii), such default shall not have been remedied or waived within 10 Business Days after the earlier of (x) an Authorized Officer of such Loan Party becoming aware of such default, or (y) receipt by Company of notice from Collateral Agent or any Lender of such default; or

(d) Breach of Representations, etc.  Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents.  Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an Authorized Officer of such Loan Party becoming aware of such default, or (ii) receipt by Company of notice from Collateral Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc.  (i) Company or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or similar governing body) of Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $1,000,000 or (ii) in the aggregate at any time an amount in excess of $2,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has been notified in writing thereof and not disputed coverage thereof) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution.  Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of sixty days; or

(j) Employee Benefit Plans.  There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term hereof; or

(k) Change of Control.  A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Loan Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral having a fair market value of $250,000 or more in the aggregate purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control based upon accurate and timely information provided by Company with respect to any changes affecting any Loan Party or any Collateral, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

(m) Proceedings.  The indictment of any Loan Party or any of its Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party or any of its Subsidiaries pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of the Company or the Company and the other Loan Parties, taken as a whole (excluding any such proceedings where the remedies sought are fines of less than $1,000,000); or

(n) Cessation of Business.  (i) Any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of the business of the Company or the Company and its Subsidiaries, taken as a whole, for more than 15 days; (ii) any other cessation of a substantial part of the business of Company or any of its Subsidiaries for a period which materially and adversely affects the Company or the Company and its Subsidiaries, taken as a whole; or (iii) any material damage to, or loss, theft or destruction of, any Collateral whether or not insured or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities of the business of the Company or the Company and its Subsidiaries, taken as a whole;

THEN, (A) upon the occurrence of any Event of Default described in Section 8.1(f) or Section 8.1(g), automatically, and (B) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Required Lenders, upon notice to Company by Collateral Agent, (1) the Commitments, if any, of each Lender having such Commitments; (2) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party:  (x) the unpaid principal amount of and accrued interest on the Loans, and (y) all other Obligations under the Loan Documents; and (3) Collateral Agent may enforce any and all Liens and security interests created pursuant to Collateral Documents.

ARTICLE IX

AGENTS

Section 9.1. Appointment of Agents.

(a) Each Lender hereby appoints TSL to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes TSL, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents, including, without limitation, to perform, exercise and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Parties.

(b) Each Lender hereby appoints TSL to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes TSL, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents, including, without limitation, to make loans and Protective Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other

Loan Document and to perform, exercise and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Parties.

(c) Each Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable.  The provisions of this Article IX are solely for the benefit of Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof.  It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to each Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirement of Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2. Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 9.3. General Immunity.

(a) No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent's gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Notice of Default.  No Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to such Agent for the account of the Lenders, unless such Agent shall have received written notice from a Lender or the Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default."  Each Agent will notify the Lenders of its receipt of any such notice.  Each Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until such Agent has received any such direction, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.4. Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term "Lender" shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.5. Lenders' Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Term Loan A on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date.

(c) Each Lender (i) represents and warrants that as of the Closing Date, except to the extent expressly consented to by Required Lenders, neither such Lender nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of any Loan Party other than the Obligations or Capital Stock described in clause (i) above without the prior written consent of Required Lenders.

Section 9.6. Right to Indemnity.  EACH LENDER, IN PROPORTION TO ITS PRO RATA SHARE, SEVERALLY AGREES TO INDEMNIFY EACH AGENT, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF EACH AGENT (EACH, AN "INDEMNITEE AGENT PARTY"), TO THE EXTENT THAT SUCH INDEMNITEE AGENT PARTY SHALL NOT HAVE BEEN REIMBURSED BY ANY LOAN PARTY, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH INDEMNITEE AGENT PARTY IN EXERCISING ITS POWERS, RIGHTS AND REMEDIES OR PERFORMING ITS DUTIES HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH INDEMNITEE AGENT PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; PROVIDED, NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH INDEMNITEE AGENT PARTY'S GROSS NEGLIGENCE OR WILLFUL

MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER. IF ANY INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED, IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH LENDER'S PRO RATA SHARE THEREOF; AND PROVIDED FURTHER, THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE.

Section 9.7. Successor Administrative Agent and Collateral Agent.

(a) Any Agent may resign at any time by giving thirty days' (or such shorter period as shall be agreed by the Required Lenders) prior written notice thereof to Lenders, Company and the other Agent.  Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, from among the Lenders.  Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as applicable, hereunder by a successor Administrative Agent or Collateral Agent, as the case may be, the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents  and the successor Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall promptly (i) transfer to such successor Administrative Agent or Collateral Agent, as applicable, all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent or Collateral Agent, as applicable, under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent or Collateral Agent, as applicable, such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent or Collateral Agent, as applicable, of the security interests created under the Collateral Documents, whereupon such retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent's resignation hereunder as Administrative Agent or Collateral Agent, as applicable, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, hereunder.

(b) Notwithstanding anything herein to the contrary, any Agent may assign their rights and duties as Administrative Agent or Collateral Agent, as applicable, hereunder to an Affiliate of TSL without the prior written consent of, or prior written notice to, Company or the Lenders; provided that Company and the Lenders may deem and treat such assigning Agent as Administrative Agent or Collateral Agent, as applicable, for all purposes hereof, unless and until such assigning Agent provides written notice to Company and the Lenders of such assignment.  Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent or Collateral Agent, as applicable, hereunder and under the other Loan Documents.

(c) Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of Section 9.3, Section 9.6 and of this Section 9.7 shall apply to any of the Affiliates of each Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable.  All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.3, Section 9.6 and of this Section 9.7 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent or Collateral Agent, as applicable, and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.8. Collateral Documents and Guaranty.

(a) Agent under Collateral Documents and Guaranty.  Each Lender hereby further authorizes Collateral Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents.  Subject to Section 10.5, without further written consent or authorization from Lenders, Collateral Agent is authorized to, and at the request of Company shall, execute any documents or instruments necessary or desirable to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, pursuant to the previous sentence, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) neither Administrative Agent nor any Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Collateral Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or any sale of the Collateral in a case under the Bankruptcy Code, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, at the direction of the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

Section 9.9. Agency for Perfection.  Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfection the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party.  Should Administrative Agent or any Lender obtain possession or control of any such Collateral, Administrative Agent or such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent's request therefore shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent's instructions.  In addition, Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.10. [Intentionally Omitted]

Section 9.11. Reports and Other Information; Confidentiality; Disclaimers.  By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that the applicable Agent furnish such Lender or the other Agent, promptly after it becomes available, a copy of each field audit or examination report with respect to Company or its Subsidiaries (each a "Report" and collectively, "Reports") prepared by or at the request of an Agent, and such Agent shall so furnish each Lender and Agent with such Reports,

(b) expressly agrees and acknowledges that no Agent (i) makes any representation or warranty as to the accuracy of any Report, and (ii) shall be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding Company and its Subsidiaries and will rely significantly upon Company's and its Subsidiaries' books and records, as well as on representations of such Person's personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Company and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 10.17, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold the applicable Agent and any other Lender or Agent preparing a Report harmless from any action the indemnifying Lender or Agent may take or fail to take or any conclusion the indemnifying Lender or Agent may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender or Agent has made or may make to Company, or the indemnifying Lender's or Agent's participation in, or the indemnifying Lender's or Agent's purchase of, a loan or loans of Company, and (ii) to pay and protect, and indemnify, defend and hold the applicable Agent, and any such other Lender or Agent preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by the applicable Agent and any such other Lender or Agent preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender or Agent.

In addition to the foregoing:  (w) any Lender or other Agent may from time to time request of an Agent in writing that such Agent provide to such Lender or other Agent a copy of any report or document provided by Company or its Subsidiaries to such Agent that has not been contemporaneously provided by Company or such Subsidiary to such Lender or other Agent, and, upon receipt of such request, such Agent promptly shall provide a copy of same to such Lender, (x) to the extent that such Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Company or its Subsidiaries, any Lender or other Agent may, from time to time, reasonably request such Agent to exercise such right as specified in such Lender's or other Agent's notice to such Agent, whereupon such Agent promptly shall request of Company the additional reports or information reasonably specified by such Lender or other Agent, and, upon receipt thereof from Company or such Subsidiary, such Agent promptly shall provide a copy of same to such Lender or other Agent, (y) any time that Administrative Agent renders to Company a statement regarding the Loan Account, Administrative Agent shall send a copy of such statement to each Lender, and (z) each Agent shall distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent's inadvertent failure to distribute any such notices or agreements to the Lenders.

Section 9.12. Proofs of Claim.  The Lenders and each Loan Party hereby agree that after the occurrence of an Event of Default pursuant to Sections 8.1(f) or (g), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any Loan Party or any other Person) shall be entitled and empowered, by intervention in such proceeding or otherwise at the direction of the Required Lenders:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing from such Loan Party and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders, Administrative Agent and other Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Administrative Agent and other agents and their agents and counsel and all other amounts due Lenders, Administrative Agent and other agents hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent and other agents hereunder.  Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.  Further, nothing contained in this Section 9.10 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender's outstanding Obligations.

Section 9.13. Arrangers.  Except as otherwise set forth herein, no Co-Lead Arranger shall have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document) other than those applicable to all Lenders as such.  Without limiting the foregoing, no Co-Lead Arranger shall have or be deemed to have any fiduciary relationship with any other Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any Co-Lead Arranger in deciding to enter into this Agreement and each other Loan Document to which it is a party or in taking or not taking action hereunder or thereunder.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices.

(a) Notices Generally.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Loan Party, Collateral Agent, Administrative Agent, shall be sent to such Person's address as set forth on Appendix B or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Each notice hereunder shall be in writing and may be personally served, telexed or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

(b) Electronic Communications.

(i) Each Agent and Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii) Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.]

Section 10.2. Expenses.  Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all of each Agent's and Tennenbaum Lenders' actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable fees, expenses and disbursements of counsel to Agents and Tennenbaum Lenders in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (c) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and transfer, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (d) all of each Agent's and Tennenbaum Lender's actual costs and reasonable fees, expenses for, and disbursements of any of such Agent's auditors, accountants, consultants or appraisers whether internal or external, and all reasonable attorneys' fees (including allocated costs of internal counsel and expenses and disbursements of outside counsel) incurred by each Agent and Tennenbaum Lender; (e) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent or Tennenbaum Lenders and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all the actual costs and reasonable expenses of Agents and Lenders in connection with the attendance at any meetings in connection with this Agreement and the other Loan Documents (including the meetings referred to in Section 5.7); (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work out" or pursuant to any insolvency or bankruptcy cases or proceedings. Other than as specifically noted in this Section 10.2, this Section 10.2 shall not apply to Taxes.

Section 10.3. Indemnity.

(a) IN ADDITION TO THE PAYMENT OF EXPENSES PURSUANT TO SECTION 10.2, WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSUMMATED, EACH LOAN PARTY AGREES TO DEFEND (SUBJECT TO INDEMNITEES' SELECTION OF COUNSEL), INDEMNIFY, PAY AND HOLD HARMLESS, EACH AGENT AND LENDER, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF EACH AGENT AND EACH LENDER (EACH, AN "INDEMNITEE"), FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; PROVIDED NO LOAN PARTY SHALL HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO ANY INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER, OF THAT INDEMNITEE.  TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH

IN THIS SECTION 10.3 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY ARE VIOLATIVE OF ANY LAW OR PUBLIC POLICY, THE APPLICABLE LOAN PARTY SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED LIABILITIES INCURRED BY INDEMNITEES OR ANY OF THEM.

(b) To the extent permitted by applicable law, each party hereto agrees not to assert, and each party hereto hereby waives, any claim against any other party hereto, and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.4. Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and their respective Affiliates is hereby authorized by each Loan Party at any time or from time to time subject to the consent of Collateral Agent and the Tennenbaum Lenders (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than Collateral Agent and the Tennenbaum Lenders), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party (in whatever currency) against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder, the participations under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

Section 10.5. Amendments and Waivers.

(a) Required Lenders' Consent.  Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders.

(b) Affected Lenders' Consent.  Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii)           waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)           [intentionally omitted];

(iv)           reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9) or any fee payable hereunder;

(v)           extend the time for payment of any such interest or fees;

(vi)           reduce the principal amount of any Loan;

(vii)           amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(viii)           amend the definition of "Required Lenders" or "Pro Rata Share"; provided, with the consent of the Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of "Required Lenders" or "Pro Rata Share" on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Closing Date;

(ix)           [intentionally omitted;]

(x)           release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents;

(xi)           subordinate any of the Obligations or any Lien created by this Agreement or any other Loan Document; or

(xii)           consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document.

(c) Other Consents.  Without limiting the requirement that any amendment, modification, termination or waiver of any provision of the Loan Documents (including ones described in this clause (c)) shall require compliance with Section 10.5(a) or Section 10.5(b), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i)           increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

(ii)           amend the definition of "Required Class Lenders without the consent of Required Class Lenders of each such Class; provided, with the consent of the Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of such "Required Class Lenders" on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Closing Date;

(iii)           amend, modify, terminate or waive any provision of Section 3.2(a) with regard to any Credit Extension without the consent of Required Class Lenders of the affected Class;

(iv)           alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.14, Section 2.15 or Section 2.16 without the consent of Required Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered; or

(v)           amend, modify, terminate or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Cash Management Bank's Consent.  Without the prior written consent of each Cash Management Bank that would be affected thereby, no amendment, modification, termination or consent shall be effective if the effect thereof would be to:  (i) eliminate Cash Management Obligations from the definition of Obligations or reduce the amount thereof; (ii) amend Section 3.1 of the Pledge and Security Agreement to exclude Cash Management Obligations from the definition of Secured Obligations; or (iii) alter the provisions of Section 2.15(h) such that the Cash Management Banks would receive a lesser repayment as a result thereof.

(e) Execution of Amendments, etc.  Collateral Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

Section 10.6. Successors and Assigns; Participations.

(a) Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Loan Party's rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.6, Indemnitees under Section 10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register.  Company, Agents and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to Administrative Agent and recorded in the Register as provided in Section 10.6(e).  Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i) to any Person meeting the criteria of clause (a) of the definition of the term of "Eligible Assignee" upon the giving of notice to Company, Collateral Agent and TCP Fund Representative; and

(ii) to any Person otherwise constituting an Eligible Assignee with the consent of Collateral Agent, TCP Fund Representative and Company (such consent of Company not to be unreasonably withheld, delayed or conditioned, and not to be required during the continuance of an Event of Default, and provided further that the consent of Company shall be deemed to have been provided if Company does not respond to a request for consent within five Business Days following receipt of written request therefor); provided each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Company, Collateral Agent and TCP Fund Representative or as shall constitute the aggregate amount of the Term Loan A, Term Loan B, Term Loan A Commitments or Term Loan B Commitments of the assigning Lender) with respect to the assignment of Term Loans.

(d) Mechanics.  The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms or certificates with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.19(d).

(e) Notice of Assignment.  Upon its receipt of a duly executed and completed Assignment Agreement, any forms or certificates required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company and shall maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party.

(g) Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the later (i) of the "Effective Date" specified in the applicable Assignment Agreement or (ii) the date such assignment is recorded in the Register:  (A) the assignee thereunder shall have the rights and obligations of a "Lender" hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a "Lender" for all purposes hereof; (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities and expense reimbursements hereunder as specified herein, including pursuant to Sections 10.2 and 10.3, with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (C) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (D) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation.  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating.  Company agrees that each participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless, at the time such participant is claiming such benefits, Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.19 as though it were a Lender.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.

(ii) In the event that any Lender sells participations in its Commitments, Loans or in any other Obligation hereunder, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Company, maintain a register on which it enters the name of all participants in the Commitments, Loans or Obligations held by it and the principal amount (and stated interest thereon) of the portion of such Commitments, Loans or Obligations which are the subject of the participation (the "Participant Register").  A Commitment, Loan or Obligation hereunder may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note shall expressly so provide).  The Participant Register shall be available for inspection by Company at any reasonable time and from time to time upon reasonable prior notice.

(i) Certain Other Assignments.  In addition to any other assignment permitted pursuant to this Section 10.6, any Lender or Agent may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender or Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit or financial arrangement to or for the account of such Lender or Agent or any of its Affiliates and any agent, trustee or representative of such Person (without the consent of, or notice to, or any other action by, any other party hereto), including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided no Lender or Agent, as between Company and such Lender or Agent, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further in no event shall such Person, agent, trustee or representative of such Person or the applicable Federal Reserve Bank be considered to be a "Lender" or "Agent" or be entitled to require the assigning Lender or Agent to take or omit to take any action hereunder.

Section 10.7. Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.8. Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.17(c), 2.18, 2.19, 10.2, 10.3, 10.4, and 10.10 and the agreements of Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive and remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

Section 10.9. No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10. Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to Agents or Lenders (or to any Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11. Severability.  In case any provision in or obligation hereunder or any Note or other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12. Obligations Several; Independent Nature of Lenders' Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.8, each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Loan Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13. Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.14. APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

Section 10.15. CONSENT TO JURISDICTION.  (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY LOAN PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN

ACCORDANCE WITH SECTION 10.1 ABOVE AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH SECTION 3.1(y) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b)           EACH LOAN PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1 OR TO ITS AGENT FOR SERVICE OF PROCESS DESIGNATED PURSUANT TO THE TERMS OF THE LOAN DOCUMENTS.  ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY LOAN PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.  IN THE EVENT THE AGENT DESIGNATED FOR SERVICE OF PROCESS SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID, SUCH LOAN PARTY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 10.15 ABOVE, AND ACCEPTABLE TO COLLATERAL AGENT, AS EACH LOAN PARTY'S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON EACH LOAN PARTY'S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

Section 10.16. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL

WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.17. Confidentiality.  Each Agent and Lender shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender from Company or its Subsidiaries pursuant to the requirements hereof in accordance with such Agent's or Lender's customary procedures for handling confidential information of such nature, it being understood and agreed by each Loan Party that, in any event, any Agent or Lender may make (i) disclosures of such information to Affiliates of such Agent or Lender and to their agents, advisors, directors and shareholders (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by any such Lender of any Loans or any participations therein, (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any of the Agents or any Lender, (iv) disclosure to any Lender's financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, (v) disclosures of such information to any investors and partners of any Lender, provided that prior to any disclosure, such investor or partner is informed of the confidential nature of the information, and (vi) disclosure required or requested in connection with any public filings, whether pursuant to any securities laws or regulations or rules promulgated therefor (including the Investment Company Act of 1940 or otherwise) or representative thereof or by the National Association of Insurance Commissioners (and any successor thereto) or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Agent and Lender shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.  Notwithstanding the foregoing, on or after the Closing Date, any Agent may, at its own expense issue news releases and publish "tombstone" advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Loan Parties) (collectively, "Trade Announcements").  No Loan Party shall issue any Trade Announcement except (A) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (B) with the prior approval of Collateral Agent, and, in instances where such Trade Announcement would identify the Administrative Agent by name, the Administrative Agent.

Section 10.18. Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations,

including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 10.19. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Section 10.20. Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and each Agent of written or telephonic notification of such execution and authorization of delivery thereof.

Section 10.21. PATRIOT Act Notice.  Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Agent, as applicable, to identify the Loan Parties in accordance with the PATRIOT Act.

Section 10.22. Cash Management Banks.  Each Agent hereby agrees to act as agent for such Cash Management Bank and, by virtue of entering into a Treasury Services Agreement, the applicable Cash Management Bank shall be automatically deemed to have appointed each Agent as its agent and to have accepted the benefits of the Loan Documents.  It is understood and agreed that the rights and benefits of each Cash Management Bank under the Loan Documents consist exclusively of such Cash Management Bank's being a beneficiary of the Liens and security interests granted to Collateral Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments or proceeds of Collateral, each Agent shall be entitled to assume no amounts are due or owing to any Cash Management Bank unless such Cash Management Bank has provided a written certification (setting forth a reasonably detailed calculation) to each Agent as to the amounts that are due and owing to it and such written certification is received by such Agent a reasonable period of time prior to the making of such distribution. No Agent shall have any obligation to calculate the amount due and payable with respect to any Cash Management Obligations, but may rely upon the written certification of the amount due and payable from the applicable Cash Management Bank. In the absence of an updated certification, each Agent shall be entitled to assume that the amount due and payable to the applicable Cash Management Bank is the amount last certified to such Agent by such Cash Management Bank as being due and payable (less any distributions made to such Cash Management Bank on account thereof). Loan Parties may obtain Cash Management Obligations from any Cash Management Bank, although Loan Parties are not required to do so. Notwithstanding anything to the contrary in this Agreement or any other Loan Document (other than Section 10.5(d) of this Agreement), no provider or holder of any Cash Management Obligation shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Cash Management Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors. Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, the Loan Documents may be terminated and all guarantees and all Collateral may be released without the consent of the Cash Management Banks or the payment of the Cash Management Obligations.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GLOBAL GEOPHYSICAL SERVICES, INC.

By:	/s/ P. Mathew Verghese
Name:	P. Mathew Verghese
Title:	Senior Vice President and Chief Financial Officer

AUTOSEIS DEVELOPMENT COMPANY

By:	/s/ P. Mathew Verghese
Name:	P. Mathew Verghese
Title:	Senior Vice President and Chief Financial Officer

AUTOSEIS, INC.

By:	/s/ P. Mathew Verghese
Name:	P. Mathew Verghese
Title:	Senior Vice President and Chief Financial Officer

GGS INTERNATIONAL HOLDINGS, INC.

By:	/s/ P. Mathew Verghese
Name:	P. Mathew Verghese
Title:	Senior Vice President and Chief Financial Officer

GLOBAL EURASIA, LLC

By:	/s/ P. Mathew Verghese
Name:	P. Mathew Verghese
Title:	Senior Vice President and Chief Financial Officer

GLOBAL MICROSEISMIC SERVICES, INC.

By:	/s/ P. Mathew Verghese
Name:	P. Mathew Verghese
Title:	Senior Vice President and Chief Financial Officer

PAISANO LEASE CO. , INC.

By:	/s/ P. Mathew Verghese
Name:	P. Mathew Verghese
Title:	Senior Vice President and Chief Financial Officer

TPG SPECIALTY LENDING, INC.,
as Administrative Agent

By:	/s/ Michael Fishman
Name: Michael Fishman
Title: CEO

TPG SPECIALTY LENDING, INC.,
as Collateral Agent and Co-Lead Arranger

By:	/s/ Michael Fishman
Name: Michael Fishman
Title: CEO

TPG SPECIALTY LENDING, INC.,
as a Lender

By:	/s/ Michael Fishman
Name: Michael Fishman
Title: CEO

TPG SL SPV, LLC,
as a Lender

By:	/s/ Michael Fishman
Name: Michael Fishman
Title: President

TENNENBAUM CAPITAL PARTNERS, LLC, as Co-Lead Arranger

By:	/s/ Phil Tseng
Name: Phil Tseng
Title: Managing Partner

TENNENBAUM OPPORTUNITIES PARTNERS V, LP, as a Lender
By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

By:	/s/ Phil Tseng
Name: Phil Tseng
Title: Managing Partner

TENNENBAUM OPPORTUNITIES FUND VI, LLC, as a Lender
By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

By:	/s/ Phil Tseng
Name: Phil Tseng
Title: Managing Partner

APPENDIX A-1
TO FINANCING AGREEMENT

Term Loan A Commitments

Lender	Term Loan A Commitment	Pro Rata Share
TPG Specialty Lending, Inc.	$32,400,000	39.130434783%
TPG SL SPV, LLC	$9,000,000	10.869565217%
Tennenbaum Opportunities Partners V, LP	$21,731,978.25	26.246350543%
Tennenbaum Opportunities Fund VI, LLC	$19,668,021.75	23.753649457%
Total	$82,800,000.00	100%

APPENDIX A-1

APPENDIX A-2
TO FINANCING AGREEMENT

Term Loan B Commitments

Lender	Term Loan B Commitment	Pro Rata Share
TPG Specialty Lending, Inc.	$11,100,000	50.0%
TPG SL SPV, LLC	$0	0%
Tennenbaum Opportunities Partners V, LP	$5,826,689.82	26.246350541%
Tennenbaum Opportunities Fund VI, LLC	$5,273,310.18	23.753649459%
Total	$22,200,000.00	100%

APPENDIX A-2

APPENDIX B
TO FINANCING AGREEMENT

Notice Addresses

GLOBAL GEOPHYSICAL SERVICES, INC.
13927 South Gessner Road
Missouri City, TX  77489
Attention:  James Brasher
Facsimile:  713-808-7810

in each case, with a copy to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, TX  77002-4495
Attention:  Joe S. Poff
Facsimile:  (713) 229-7710

ANNEX B

TPG SPECIALTY LENDING, INC.,

as Administrative Agent, Collateral Agent and a Lender

888 7th Avenue, 4th Floor
New York, NY  10019
Attention:  Philip T. Warren
Facsimile:  (212) 430-4611

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY  10022
Attention:  Frederic L. Ragucci
Facsimile:  (212) 593-5955

and

Cortland Capital Market Services, LLC
225 W. Washington St., 21st Floor
Chicago, IL 60606
Attn: Ryan Morick
Fax No.: (312) 376 0751
Email: ryan.morick@cortlandglobal.com

ANNEX B

EXHIBIT A-1 TO
FINANCING AGREEMENT

FUNDING NOTICE

Reference is made to the Financing Agreement, dated as of September 30, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the "Financing Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation ("Company") and certain Subsidiaries of Company, as Guarantors, the Lenders from time to time party thereto, TPG SPECIALTY LENDING, INC., a Delaware corporation ("TSL"), as administrative agent for the Lenders (in such capacity, "Administrative Agent"), and TSL, as collateral agent for the Lenders (in such capacity, "Collateral Agent"), and as co-lead arranger (in such capacity, the "TSL Co-Lead Arranger"), and TENNENBAUM CAPITAL PARTNERS, LLC, a Delaware limited liability company, as co-lead arranger (in such capacity, the "TCP Co-Lead Arranger" and together with the TSL Co-Lead Arranger, each a "Co-Lead Arranger" and, collectively, the "Co-Lead Arrangers").

Pursuant to Section 2 of the Financing Agreement, the Company desires that Lenders make the following Loans to the Company in accordance with the applicable terms and conditions of the Financing Agreement on [mm/dd/yy] (the "Credit Date"):

1.Term Loan A

□ Base Rate Loans:	$[___,___,___]
□ LIBOR Rate Loans, with an Interest Period of ________ Month(s):	$[___,___,___]

2.Term Loan B

□ Base Rate Loans:	$[___,___,___]
□ LIBOR Rate Loans, with an Interest Period of ________ Month(s):	$[___,___,___]

The Company hereby certifies that:

(i)           as of the Credit Date, the representations and warranties contained in the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant thereto on or prior to the Credit Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties are true and correct in all respects subject to such qualification) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties were true and correct in all respects subject to such qualification) on and as of such earlier date;

(ii)           no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default; and

(iii)          each of the conditions specified in Section 3.2 of the Financing Agreement has been satisfied.

[Signature page to follow]

Date:
GLOBAL GEOPHYSICAL SERVICES, INC.

By: _______________________________
Name:
Title:

EXHIBIT A-2 TO
FINANCING AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Financing Agreement, dated as of September 30, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time,  the "Financing Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation ("Company") and certain Subsidiaries of the Company, as Guarantors, the Lenders from time to time party thereto, TPG SPECIALTY LENDING, INC., a Delaware corporation ("TSL"), as administrative agent for the Lenders (in such capacity, "Administrative Agent"), and TSL, as collateral agent for the Lenders (in such capacity, "Collateral Agent") and as co-lead arranger (in such capacity, the "TSL Co-Lead Arranger"), and TENNENBAUM CAPITAL PARTNERS, LLC, a Delaware limited liability company, as co-lead arranger (in such capacity, the "TCP Co-Lead Arranger" and together with the TSL Co-Lead Arranger, each a "Co-Lead Arranger" and, collectively, the "Co-Lead Arrangers").

Pursuant to Section 2.8 of the Financing Agreement, the Borrower desires to convert or to continue [all or the following portion of] the Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

1.Term Loan A:

$[___,___,___]	LIBOR Rate Loans with an Interest Period expiring on [mm/dd/yy] to be continued with an Interest Period of ____ month(s)

$[___,___,___]	Base Rate Loans to be converted to LIBOR Rate Loans with an Interest Period of ____ month(s)

$[___,___,___]	LIBOR Rate Loans with an Interest Period expiring on [mm/dd/yy] to be converted to Base Rate Loans1

_______________
1 If the conversion occurs before the expiration of the Interest Period, the Company must pay fees specified in 2.17(c) of the Financing Agreement.

Conversion/Continuation Notice

2.Term Loan B:

$[___,___,___]	LIBOR Rate Loans with an Interest Period expiring on [mm/dd/yy] to be continued with an Interest Period of ____ month(s)

$[___,___,___]	Base Rate Loans to be converted to LIBOR Rate Loans with an Interest Period of ____ month(s)

$[___,___,___]	LIBOR Rate Loans with an Interest Period expiring on [mm/dd/yy] to be converted to Base Rate Loans2

The Administrative Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated, hereby that would constitute an Event of Default or a Default.

[signature page follows]

_______________
2 If the conversion occurs before the expiration of the Interest Period, the Company must pay fees specified in 2.17(c) of the Financing Agreement.

Date: [mm/dd/yy]3
GLOBAL GEOPHYSICAL SERVICES, INC.

By: _____________________________
Name:
Title:

_______________
3 The date must be at least three Business Days prior to the conversion/continuance date for LIBOR Rate Loans and one Business Day prior to the conversion/continuance date for Base Rate Loans.

ANNEX B

EXHIBIT C TO
FINANCING AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.      This certificate has been executed by the Chief Financial Officer (the "CFO") on behalf of GLOBAL GEOPHYSICAL SERVICES, INC. ("Company").

2.      Reference is made to that certain Financing Agreement, dated as of September 30, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time,  the "Financing Agreement"); the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Global Geophysical Services, Inc., a Delaware corporation ("Company") and certain Subsidiaries of the Company, as Guarantors, the Lenders from time to time party thereto, TPG SPECIALTY LENDING, INC., a Delaware corporation ("TSL"), as administrative agent for the Lenders (in such capacity, "Administrative Agent"), TSL, as collateral agent for the Lenders (in such capacity, "Collateral Agent") and as co-lead arranger (in such capacity, the "TSL Co-Lead Arranger"), and TENNENBAUM CAPITAL PARTNERS, LLC, a Delaware limited liability company, as co-lead arranger (in such capacity, the "TCP Co-Lead Arranger" and together with the TSL Co-Lead Arranger, each a "Co-Lead Arranger" and, collectively, the "Co-Lead Arrangers"), and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements.

3.      The examination described in paragraph 2 above did not disclose, and no Authorized Officer has knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event.

4.      The financial statements attached hereto as Exhibit A fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.1(d) of the Financing Agreement.

GLOBAL GEOPHYSICAL SERVICES, INC.

By: ________________________________
Title: Chief Financial Officer

Compliance Certificate

ANNEX A TO
COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].

Fixed Charge Coverage Ratio Covenant
1. Consolidated EBITDA:		(a) - (b) =	$[___,___,___]
(a)	(i)	Consolidated Net Income:	$[___,___,___]
	(ii)	Consolidated Interest Expense:	$[___,___,___]
	(iii)	provisions for taxes based on income:	$[___,___,___]
	(iv)	total depreciation expense:	$[___,___,___]
	(v)	total amortization expense:	$[___,___,___]
	(vi)	other non-Cash items reducing Consolidated Net Income1:	$[___,___,___]
(b)	(i)	other non-Cash items increasing Consolidated Net Income2:	$[___,___,___]
	(ii)	interest income:	$[___,___,___]
	(iii)	other income:	$[___,___,___]
	(iv)	Multi-Client Data Development Costs	$[___,___,___]
2. Consolidated Cash Interest Expense:			$[___,___,___]
3. Consolidated Current Assets:			$[___,___,___]
4. Consolidated Current Liabilities:			$[___,___,___]
5. Consolidated Excess Cash Flow:		(a) - (b) =	$[___,___,___]

________________
1 Excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period and excluding any write-down of a right to receive a future payment or other consideration.
2 Excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period.

EXHIBIT C-A-3

(a)	(i)	Consolidated EBITDA:	$[___,___,___]
	(ii)	interest income:	$[___,___,___]
	(iii)	other non-ordinary course income3:	$[___,___,___]
	(iv)	Consolidated Working Capital Adjustment:	$[___,___,___]
(b)	(i)	voluntary and scheduled (but not mandatory) repayments of Consolidated Total Debt:	$[___,___,___]
	(ii)	Consolidated Capital Expenditures4:	$[___,___,___]
	(iii)	Consolidated Cash Interest Expense:	$[___,___,___]
	(iv)	provisions for current taxes based on income of Company and its Subsidiaries and payable in cash with respect to such period:	$[___,___,___]
6. Consolidated Fixed Charges: (i) + (ii) + (iii) + (iv) + (v) + (vi) + (vii)=			$[___,___,___]
(i)	Consolidated Cash Interest Expense:	$[___,___,___]
(ii)	scheduled payments of principal on Consolidated: Total Debt	$[___,___,___]
(iii)	Consolidated Capital Expenditures	$[___,___,___]
(iv)	all Restricted Junior Payments (whether in cash or other property, other than common Capital Stock)	$[___,___,___]
(v)	the aggregate amount of all payments made in cash that are not expensed or do not otherwise result in a decrease to the net income of Company and its Subsidiaries for such period	$[___,___,___]

________________
3 Excluding any gains or losses attributable to Asset Sales.
4 Net of any proceeds of (A) Net Proceeds of Asset Sales to the extent reinvested in accordance with Section 2.13(a) of the Financing Agreement, (B) Net Proceeds to the extent reinvested in accordance with Section 2.13(b) of the Financing Agreement, and (C) any proceeds of related financings with respect to such expenditures.

EXHIBIT C-A-4

(vi)	current portion of taxes provided for with respect to such period in accordance with GAAP:	$[___,___,___]
7. Consolidated Interest Expense:		$[___,___,___]
8. Consolidated Net Income: (a) - (b) =
(a)	the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP:		$[___,___,___]
(b)	(i)	the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest:	$[___,___,___]
(ii)
the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries:
$[___,___,___]
(iii)
the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary:
$[___,___,___]
	(iv)	any gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan:	$[___,___,___]
	(v)	to the extent not included in clauses (b)(i) through (iv) above, any net extraordinary gains or net non-cash extraordinary losses:	$[___,___,___]
9. Consolidated Total Debt:			$[___,___,___]

EXHIBIT C-A-5

10. Consolidated Working Capital: (i) - (ii) =			$[___,___,___]
(i)	Consolidated Current Assets:		$[___,___,___]
(ii)	Consolidated Current Liabilities:		$[___,___,___]
11. Consolidated Working Capital Adjustment: (i) - (ii) =			$[___,___,___]
(i)	Consolidated Working Capital as of the beginning of such period:		$[___,___,___]
(ii)	Consolidated Working Capital as of the end of such period:		$[___,___,___]
12. Fixed Charge Coverage Ratio: (i) / (ii) =
(i)	Consolidated EBITDA for the ____-Fiscal Quarter period then ended:		$[___,___,___]
(ii)	Consolidated Fixed Charges for such ____-Fiscal Quarter period:		$[___,___,___]
		Actual: Minimum:	_.__:1.00 _.__:1.00
Consolidated Secured Leverage Ratio Covenant
13. Consolidated Secured Leverage Ratio: (i)/(ii) =
(i)	Consolidated Total Debt (other than Indebtedness that is subordinated in right of payment to the Obligations) that is secured by a Lien on any assets of the Company or any of its Subsidiaries		$[___,___,___]
(ii)	Consolidated EBITDA for the four-Fiscal Quarter period then ended:		$[___,___,___]
		Actual: Maximum:	_.__:1.00 _.__:1.00
Multi-Client Data Maintenance Covenant
14. Net Book Value of Multi-Client Data:			$[___,___,___]
		Minimum:	$[___,___,___]5

EXHIBIT C-A-6

Consolidated Liquidity Covenant

15. Consolidated Liquidity: (i) - (ii) =			$[___,___,___]
(i)	unrestricted Cash-on-hand (domestic and foreign) of Company and its Subsidiaries:		$[___,___,___]
(ii)	the aggregate amount, if any, of all trade payables more than 30 days past due and all book overdrafts of Company and its Subsidiaries in excess of historical practices with respect thereto		$[___,___,___]
		Minimum:	$10,000,000

________________
5 Not to exceed the aggregate principal amount of Loans outstanding.

EXHIBIT C-A-7

Exhibit A
Financial Statements

EXHIBIT D TO
FINANCING AGREEMENT

PLEDGE AND SECURITY AGREEMENT

dated as of September 30, 2013

between

EACH OF THE GRANTORS PARTY HERETO

and

TPG SPECIALTY LENDING, INC.,
as Collateral Agent

TABLE OF CONTENTS

PAGE

SECTION 1. DEFINITIONS; GRANT OF SECURITY.		3
1.1.	General Definitions	3
1.2.	Definitions; Interpretation	10
SECTION 2. GRANT OF SECURITY.		11
2.1.	Grant of Security	11
2.2.	Certain Limited Exclusions	12
SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.		12
3.1.	Security for Obligations	12
3.2.	Continuing Liability Under Collateral	13
SECTION 4. REPRESENTATIONS AND WARRANTIES AND COVENANTS.		13
4.1.	Generally	13
4.2.	Equipment and Inventory	16
4.3.	Receivables	17
4.4.	Investment Related Property	19
4.5.	Material Contracts	26
4.6.	Letter of Credit Rights	27
4.7.	Intellectual Property	28
4.8.	Commercial Tort Claims	32
SECTION 5. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.		32
5.1.	Access; Right of Inspection	32
5.2.	Further Assurances	32
5.3.	Additional Grantors	33
SECTION 6. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.		34
6.1.	Power of Attorney	34
6.2.	No Duty on the Part of Collateral Agent or Secured Parties	35
SECTION 7. REMEDIES.		35
7.1.	Generally	35
7.2.	Application of Proceeds	37
7.3.	Sales on Credit	37
7.4.	Deposit Accounts	37
7.5.	Investment Related Property	37
7.6.	Intellectual Property	38
7.7.	Cash Proceeds	39
SECTION 8. COLLATERAL AGENT.		40

i

SECTION 9. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.	41
SECTION 10. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.	41
SECTION 11. MISCELLANEOUS.	41

SCHEDULE 4.1 — GENERAL INFORMATION

SCHEDULE 4.2  — LOCATION OF EQUIPMENT AND INVENTORY

SCHEDULE 4.4 — INVESTMENT RELATED PROPERTY

SCHEDULE 4.5 — MATERIAL CONTRACTS

SCHEDULE 4.6 — DESCRIPTION OF LETTERS OF CREDIT

SCHEDULE 4.7 — INTELLECTUAL PROPERTY - EXCEPTIONS

SCHEDULE 4.8 — COMMERCIAL TORT CLAIMS

EXHIBIT A — PLEDGE SUPPLEMENT

EXHIBIT B — UNCERTIFICATED SECURITIES CONTROL AGREEMENT

EXHIBIT C — SECURITIES ACCOUNT CONTROL AGREEMENT

EXHIBIT D — TRADEMARK SECURITY AGREEMENT

EXHIBIT E — COPYRIGHT SECURITY AGREEMENT

EXHIBIT F — PATENT SECURITY AGREEMENT

ii

This PLEDGE AND SECURITY AGREEMENT, dated as of September 30, 2013 (this "Agreement"), between EACH OF THE UNDERSIGNED, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (each, a "Grantor"), and TPG SPECIALTY LENDING, INC. ("TSL"), as collateral agent for the Secured Parties (as herein defined) (in such capacity as collateral agent, the "Collateral Agent").

RECITALS:

WHEREAS, reference is made to that certain Financing Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the "Financing Agreement"), by and among GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation ("Company") and certain Subsidiaries of the Company, as Guarantors, the Lenders from time to time party thereto, TSL, as administrative agent for the Lenders (in such capacity, "Administrative Agent"), the Collateral Agent, TSL, as co-lead arranger (in such capacity, the "TSL Co-Lead Arranger"), and TENNENBAUM CAPITAL PARTNERS, LLC, as co-lead arranger (in such capacity, the "TCP Co-Lead Arranger" and together with the TSL Co-Lead Arranger, each a "Co-Lead Arranger" and, collectively, the "Co-Lead Arrangers");

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders as set forth in the Financing Agreement, each Grantor has agreed to secure such Grantor's obligations under the Loan Documents as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Collateral Agent agree as follows:

SECTION 1.   DEFINITIONS; GRANT OF SECURITY.

1.1. General Definitions .  In this Agreement, the following terms shall have the following meanings:

"Account Debtor" shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.

"Accounts" shall mean all "accounts" as defined in Article 9 of the UCC.

"Additional Grantors" shall have the meaning assigned in Section 5.3.

"Agreement" shall have the meaning set forth in the preamble.

"Assigned Agreements" shall mean all agreements and contracts to which such Grantor is a party as of the date hereof, or to which such Grantor becomes a party after the date hereof, including, without limitation, each Material Contract, as each such agreement may be amended, supplemented or otherwise modified from time to time.

"Bankruptcy Code" shall mean Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

"Cash Dominion Event" shall mean the occurrence of an Event of Default.

"Cash Proceeds" shall have the meaning assigned in Section 7.7.

"Chattel Paper" shall mean all "chattel paper" as defined in Article 9 of the UCC, including, without limitation, "electronic chattel paper" or "tangible chattel paper", as each term is defined in Article 9 of the UCC.

"Collateral" shall have the meaning assigned in Section 2.1.

"Collateral Account" shall mean any account established by the Collateral Agent.

"Collateral Agent" shall have the meaning set forth in the preamble.

"Collateral Records" shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

"Collateral Support" shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

"Commercial Tort Claims" shall mean all "commercial tort claims" as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 4.8 (as such schedule may be amended or supplemented from time to time).

"Commodities Accounts" (i) shall mean all "commodity accounts" as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4 under the heading "Commodities Accounts" (as such schedule may be amended or supplemented from time to time).

"Company" shall have the meaning set forth in the recitals.

"Controlled Foreign Corporation" shall mean "controlled foreign corporation" as defined in the Tax Code.

"Copyright Licenses" shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(B) (as such schedule may be amended or supplemented from time to time).

"Copyrights" shall mean all United States, and foreign copyrights (including Community designs), including but not limited to copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 4.7(A) (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringements thereof, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit.

"Deposit Accounts" (i) shall mean all "deposit accounts" as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4 under the heading "Deposit Accounts" (as such schedule may be amended or supplemented from time to time).

"Documents" shall mean all "documents" as defined in Article 9 of the UCC.

"Equipment" shall mean:  (i) all "equipment" as defined in Article 9 of the UCC, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC and including, without limitation, airguns, receiving and recording equipment (including without limitation geophones, recording channels and recording hardware), and other equipment used by any Grantor for the provision of seismic data collection services or other services, Vehicles, trenchers, rolling stock, vessels, aircraft, and any manuals, instructions, blueprints, computer software (including software that is imbedded in and part of the equipment) and similar items which relate to the above, together with all parts thereof and all accessions and additions thereto) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

"Excluded Account" shall mean any Investment Account (i) used solely for payroll and other employee wage and benefit purposes, (ii) used solely for withholding tax, including, without limitation, sales tax payments, (iii) fiduciary, trust or escrow accounts for the benefit of third parties that are permitted under the Financing Agreement, (iv) containing solely cash collateral securing Liens permitted under clauses (d), (g) or (p) of the definition of “Permitted Liens.”

"Financing Agreement" shall have the meaning set forth in the recitals.

"General Intangibles" (i) shall mean all "general intangibles" as defined in Article 9 of the UCC, including "payment intangibles" also as defined in Article 9 of the UCC and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Assigned Agreements and all Intellectual Property (in each case, regardless of whether characterized as general intangibles under the UCC).

"Goods" (i) shall mean all "goods" as defined in Article 9 of the UCC and (ii) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).

"Grantors" shall have the meaning set forth in the preamble.

"Instruments" shall mean all "instruments" as defined in Article 9 of the UCC.

"Insurance" shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.

"Intellectual Property" shall mean, collectively, all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, the Copyrights, the Patents, the Trademarks, the Trade Secrets, the Licenses, domain names and domain name registrations, trade secrets, confidential or proprietary technical and business information, know-how or other data or information, software and databases (including without limitation the Seismic Data Libraries) and all embodiments or fixations thereof and related documentation, registrations and franchises, licenses for any of the foregoing and all license rights, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

"Inventory" shall mean (i) all "inventory" as defined in Article 9 of the UCC and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor's business; all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

"Investment Accounts" shall mean the Collateral Account, Securities Accounts, Commodities Accounts and Deposit Accounts.

"Investment Related Property" shall mean:  (i) all "investment property" (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.

"Lender" shall have the meaning set forth in the recitals.

"Letter of Credit Right" shall mean "letter-of-credit right" as defined in Article 9 of the UCC.

"Licenses" shall mean any Patent License, Trademark License, Copyright License, Trade Secret License, license related to seismic data or other license or sublicense to which any Grantor is a party, including any franchises, permits, certificates, licenses, authorizations and the like and any other requirements of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.

"Money" shall mean "money" as defined in the UCC.

"Non-Assignable Contract" shall mean any agreement, contract or license to which any Grantor is a party that by its terms purports to restrict or prevent the assignment or granting of a security interest therein (either by its terms or by any federal or state statutory prohibition or otherwise irrespective of whether such prohibition or restriction is enforceable under Section 9-406 through 409 of the UCC).

"Patent Licenses" shall mean all agreements providing for the granting of any right in or to Patents (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(D) (as such schedule may be amended or supplemented from time to time).

"Patents" shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application referred to in Schedule 4.7(C) hereto (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, and (vii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

"Pledge Supplement" shall mean any supplement to this agreement in substantially the form of Exhibit A.

"Pledged Debt" shall mean all Indebtedness owed to such Grantor, including, without limitation, all Indebtedness described on Schedule 4.4(A) under the heading "Pledged Debt" (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

"Pledged Equity Interests" shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests.

"Pledged LLC Interests" shall mean all interests in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 4.4(A) under the heading "Pledged LLC Interests" (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

"Pledged Partnership Interests" shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 4.4(A) under the heading "Pledged Partnership Interests" (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

"Pledged Stock" shall mean all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 4.4(A) under the heading "Pledged Stock" (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

"Pledged Trust Interests" shall mean all interests in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 4.4(A) under the heading "Pledged Trust Interests" (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.

"Proceeds" shall mean:  (i) all "proceeds" as defined in Article 9 of the UCC, (ii) payments or distributions made with respect to any Investment Related Property and (iii) whatever is receivable or received by the seller thereof when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

"Receivables" shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor's rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

"Receivables Records" shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

"Record" shall have the meaning specified in Article 9 of the UCC.

"Secured Obligations" shall have the meaning assigned in Section 3.1.

"Secured Parties" shall mean the Agents, the Lenders and the Cash Management Banks and shall include, without limitation, all former Agents, Lenders and Cash Management Banks to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders or Cash Management and such Obligations have not been paid or satisfied in full.

"Securities Accounts" (i) shall mean all "securities accounts" as defined in Article 8 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4(A) under the heading "Securities Accounts" (as such schedule may be amended or supplemented from time to time).

"Seismic Data Libraries" means all of the following now owned or hereafter acquired by any Grantor: two dimensional (2D), three dimensional (3D), and other seismic data including, without limitation, all storage media and support data, films, mylar, black-lines, sections, maps, coordinates, derivatives, invoices and licensing information held by the Grantors in connection with such data, including without limitation the Multi-Client Data.

"Supporting Obligation" shall mean all "supporting obligations" as defined in Article 9 of the UCC.

"Tax Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

"Trademark Licenses" shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(F) (as such schedule may be amended or supplemented from time to time).

"Trademarks" shall mean all United States, and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to: (i) the registrations and applications referred to in Schedule 4.7(E) (as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

"Trade Secret Licenses" shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(G) (as such schedule may be amended or supplemented from time to time).

"Trade Secrets" shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

"UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

"United States" shall mean the United States of America.

"Vehicles" means all cars, trucks, trailers, construction and earth moving equipment, vibrator trucks and other vehicles covered by a certificate of title under the laws of any state, all tires and all other appurtenances to any of the foregoing.

1.2. Definitions;  Interpretation .  All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Financing Agreement or, if not defined therein, in the UCC.  References to "Sections," "Exhibits" and "Schedules" shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  If any conflict or inconsistency exists between this Agreement and the Financing Agreement, the Financing Agreement shall govern.  All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2.   GRANT OF SECURITY.

2.1. Grant of Security .  Each Grantor hereby grants to the Collateral Agent a security interest in and continuing lien on all of such Grantor's right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the "Collateral"):

(a) Accounts;

(b) Chattel Paper;

(c) Documents;

(d) General Intangibles;

(e) Goods;

(f) Instruments;

(g) Insurance;

(h) Intellectual Property;

(i) Investment Related Property;

(j) Letter of Credit Rights;

(k) Money;

(l) Receivables and Receivable Records;

(m) Commercial Tort Claims;

(n) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing;

(o) to the extent not covered by the preceding clauses of this Section 2.1, all other tangible and intangible personal property of such Grantor (whether or not subject to the UCC), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Grantor described in the preceding clauses of this Section 2.1 hereof (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by such Grantor in respect of any of the items listed above), and all books, correspondence, files and other Records, including, without limitation, all tapes, disks, cards, software, data and computer programs in the possession or under the control of such Grantor or any other Person from time to time acting for such Grantor that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 2 hereof or are otherwise necessary or helpful in the collection or realization thereof; and

(p) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

2.2. Certain Limited Exclusions .  Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to (a) any lease, license, contract, property rights or agreement to which any Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), provided however that the Collateral shall include and such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above; (b) in any of the outstanding capital stock of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote; provided that immediately upon the amendment of the Tax Code to allow the pledge of a greater percentage of the voting power of capital stock in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by each Grantor shall attach to, such greater percentage of capital stock of each Controlled Foreign Corporation; (c) any Excluded Account; (d) any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto to the extent that a grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; (e) any property subject to a Lien of the type described in clause (m) of the definition of “Permitted Liens” to the extent that a grant of a security interest therein would violate the terms of the agreements creating such Liens; or (f) those assets as to which the Collateral Agent and the Specified Lender reasonably determine, in consultation with the Grantors, that the costs of obtaining such security interests in such assets or perfection thereof are excessive in relation to the benefit to the Agents and the Lenders of the security to be afforded thereby.

SECTION 3.   SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1. Security for Obligations .  This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations with respect to every Grantor (the "Secured Obligations").

3.2. Continuing Liability Under Collateral .  Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4.   REPRESENTATIONS AND WARRANTIES AND COVENANTS.

4.1. Generally .

(a) Representations and Warranties.  Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

(i) it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, will continue to own or have such rights in each item of the Collateral, in each case free and clear of any and all Liens, rights or claims of all other Persons, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person other than Permitted Liens;

(ii) it has indicated on Schedule 4.1(A) (as such schedule may be amended or supplemented from time to time): (w) the type of organization of such Grantor, (x) the jurisdiction of organization of such Grantor, (y) its organizational identification number and (z) the jurisdiction where the chief executive office or its sole place of business is, and for the one-year period preceding the date hereof has been, located.

(iii) the full legal name of such Grantor is as set forth on Schedule 4.1(A) and it has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 4.1(B) (as such schedule may be amended or supplemented from time to time);

(iv) except as provided on Schedule 4.1(C), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years;

(v) it has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated other than the agreements identified on Schedule 4.1(D) hereof (as such schedule may be amended or supplemented from time to time);

(vi) with respect to each agreement identified on Schedule 4.1(D), it has indicated on Schedule 4.1 (A) and Schedule 4.1(B) the information required pursuant to Section 4.1(a)(ii), (iii) and (iv) with respect to the debtor under each such agreement;

(vii) (A) upon the filing of all UCC financing statements naming each Grantor as "debtor" and the Collateral Agent as "secured party" and describing the Collateral in the filing offices set forth opposite such Grantor's name on Schedule 4.1(E) hereof (as such schedule may be amended or supplemented from time to time) and other filings delivered by each Grantor, (B) upon delivery of all Instruments, Chattel Paper and certificated Pledged Equity Interests and Pledged Debt, (C) upon sufficient identification of Commercial Tort Claims, (D) upon execution of a control agreement establishing the Collateral Agent's "control" (within the meaning of Section 8-106, 9-106 or 9-104 of the UCC, as applicable) with respect to any Investment Account, (E) upon consent of the issuer with respect to Letter of Credit Rights, (F) to the extent not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in Patents, Trademarks and Copyrights in the applicable intellectual property registries, including but not limited to the United States Patent and Trademark Office and the United States Copyright Office, and (G) upon the taking of appropriate actions under applicable law to perfect the Lien of the Collateral Agent with respect to any asset of any Loan Party that is subject to a certificate of title or that constitutes a vessel, the security interests granted to the Collateral Agent hereunder shall constitute valid and perfected first priority Liens (subject in the case of priority only to Permitted Liens and to the rights of the United States government (including any agency or department thereof) with respect to United States government Receivables) on all of the Collateral;

(viii) [intentionally omitted];

(ix) other than the financing statements filed in favor of the Collateral Agent, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral that has been authorized by a Loan Party is on file in any filing or recording office except for (x) financing statements for which proper termination statements have been delivered to the Collateral Agent for filing and (y) financing statements filed in connection with Permitted Liens;

(x) no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clause (vii) above, (B) any authorizations, approvals, actions, notices or filings with any Governmental Authority which have already been obtained, taken, given or made, and (C) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities;

(xi) all information supplied by any Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects;

(xii) none of the Collateral constitutes, or is the Proceeds of, "farm products" (as defined in the UCC);

(xiii) it does not own any "as extracted collateral" (as defined in the UCC) or any timber to be cut; and

(xiv) Such Grantor has been duly organized  as an entity of the type as set forth opposite such Grantor's name on Schedule 4.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor's name on Schedule 4.1(A) and remains duly existing as such.  Such Grantor has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.

(b) Covenants and Agreements.  Each Grantor hereby covenants and agrees that:

(i) except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, except Permitted Liens, and such Grantor shall take commercially reasonable efforts to defend the Collateral (other than immaterial (with respect to the ability of the Loan Parties taken as a whole to perform their obligations under the Loan Documents) Collateral) against all Persons at any time claiming any interest therein (other than holders of Permitted Liens);

(ii) it shall not produce, use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral if any of the foregoing could have any adverse effect on the Loan Parties or any Agent or Lender;

(iii) if the Collateral Agent or any Secured Party gives value to enable Grantor to acquire rights in or the use of any Collateral, it shall use such value for such purposes and such Grantor further agrees that repayment of any Obligation shall apply on a "first-in, first-out" basis so that the portion of the value used to acquire rights in any Collateral shall be paid in the chronological order such Grantor acquired rights therein;

(iv) except to the extent otherwise expressly permitted by the Financing Agreement, it shall not take or permit any action which would impair the Collateral Agent's security interest (or the perfection or priority thereof) in the Collateral; and

(v) it shall not sell, transfer or assign (by operation of law or otherwise) any Collateral except as otherwise in accordance with the Financing Agreement.

4.2. Equipment and Inventory .

(a) Representations and Warranties.  Each Grantor represents and warrants, on the Closing Date and on each Credit Date, that:

(i) any Goods now or hereafter produced by any Grantor included in the Collateral have been and will be produced in compliance in all material respects with the requirements of the Fair Labor Standards Act, as amended; and

(ii) except for (A) Inventory or Equipment located outside of the United States, (B) Inventory or Equipment with an aggregate value of less than $1,000,000 at any location or (C) Inventory or Equipment in transit or stored temporarily in connection with the acquisition of seismic data, none of the Inventory or Equipment is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC) therefor or otherwise in the possession of a bailee or a warehouseman.

(b) Covenants and Agreements.  Each Grantor covenants and agrees that:

(i) it shall keep correct and accurate records of the Inventory in reasonable detail as is customarily maintained under similar circumstances by Persons of established reputation engaged in similar business, and in any event in conformity with GAAP;

(ii) it shall not deliver any Document evidencing any Equipment constituting Collateral or Inventory to any Person other than the issuer of such Document to claim the Goods evidenced therefor or the Collateral Agent;

(iii) if any Equipment or Inventory is in possession or control of any third party, upon the request of the Collateral Agent, each Grantor shall join with the Collateral Agent in notifying the third party of the Collateral Agent's security interest and shall use commercially reasonable efforts to obtain an acknowledgment from the third party that it is holding the Equipment and Inventory for the benefit of the Collateral Agent; and

(iv) with respect to any item of Equipment which is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, upon the request of the Collateral Agent, (A) provide information with respect to any such Equipment, (B) at any time after the occurrence and during the continuance of an Event of Default, execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, and (C) deliver to the Collateral Agent copies of all such applications or other documents filed during such calendar quarter and copies of all such certificates of title issued during such calendar quarter indicating the security interest created hereunder in the items of Equipment covered thereby; provided, that if any "Vibes" become subject to a certificate of title, Company shall advise the Collateral Agent promptly thereof and take all actions reasonably requested by the Collateral Agent with respect thereto.

4.3. Receivables.

(a) Representations and Warranties.  Each Grantor represents and warrants, on the Closing Date and on each Credit Date, that:

(i) each Receivable in excess of $50,000 (a) is, to the best knowledge of the Grantors, the legal, valid and binding obligation of the Account Debtor in respect thereof, (b) represents an unsatisfied obligation of such Account Debtor, (c) is, to the best knowledge of the Grantors, enforceable in accordance with its terms, (d) to such Grantor's knowledge, is not and will not be subject to any setoffs, defenses, taxes, counterclaims (except with respect to refunds, returns and allowances in the ordinary course of business with respect to damaged merchandise and any defenses provided under the terms of the agreement pursuant to which such Receivable is created) and (e) is in compliance in all material respects, with all applicable laws, whether federal, state, local or foreign;

(ii) none of the Account Debtors in respect of any Receivable is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign.  No Receivable requires the consent of the Account Debtor in respect thereof in connection with the pledge hereunder, except any consent which has been obtained; and

(iii) no Receivable is evidenced by, or constitutes, an Instrument or Chattel Paper which has not been delivered to, or otherwise subjected to the control of, the Collateral Agent to the extent required by, and in accordance with Section 4.3(c).

(b) Covenants and Agreements:  Each Grantor hereby covenants and agrees that:

(i) it shall keep and maintain at its own cost and expense satisfactory and complete records of the Receivables, in reasonable detail as is customarily maintained under similar circumstances by Persons of established reputation engaged in similar business, and in any event in conformity with GAAP;

(ii) upon the request of the Collateral Agent, it shall mark conspicuously, in form and manner reasonably satisfactory to the Collateral Agent, all Chattel Paper, Instruments and other evidence of Receivables (other than any delivered to the Collateral Agent as provided herein), as well as the Receivables Records with an appropriate reference to the fact that the Collateral Agent has a security interest therein;

(iii) other than in the ordinary course of business as generally conducted by it on and prior to the date hereof, and except as otherwise provided in subsection (v) below, such Grantor shall not (A) grant any extension or renewal of the time of payment of any Receivable, (B) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (C) release, wholly or partially, any Person liable for the payment thereof, (D) allow any credit or discount thereon, or (E) amend, modify, terminate or waive any provision of any Receivable in any manner which could reasonably be expected to have a material and adverse impact on the value of such Receivable as Collateral;

(iv) except as otherwise provided in this subsection, each Grantor shall continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable any Supporting Obligation or Collateral Support, in each case, at its own expense, and in connection with such collections and exercise, such Grantor shall take such action as such Grantor or the Collateral Agent may deem necessary or advisable.  Notwithstanding the foregoing, the Collateral Agent shall have the right at any time to notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent's security interest in the Receivables and any Supporting Obligation and, in addition, at any time following the occurrence of an Event of Default, the Collateral Agent may:  (1) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (2) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (3) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.  If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in the Collateral Account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon; and

(v) it shall use commercially reasonable efforts to keep in full force and effect any Supporting Obligation or Collateral Support relating to any Receivable.

(c) Delivery and Control of Receivables.  With respect to any Receivables that are evidenced by, or constitute, Chattel Paper or Instruments (other than Chattel Paper or Instruments with a face amount of less than $100,000 individually or $500,000 in the aggregate, each Grantor shall cause each originally executed copy thereof to be delivered to the Collateral Agent (or its agent or designee) appropriately indorsed to the Collateral Agent or indorsed in blank:  (i) with respect to any such Receivables in existence on the date hereof, within ten (10) Business Days of the date hereof and (ii) with respect to any such Receivables hereafter arising, within ten (10) Business Days of such Grantor acquiring rights therein.  With respect to any Receivables which would constitute "electronic chattel paper" under Article 9 of the UCC, each Grantor shall take all steps necessary to give the Collateral Agent control over such Receivables (within the meaning of Section 9-105 of the UCC):  (i) with respect to any such Receivables in existence on the date hereof, within ten (10) Business Days of the date hereof and (ii) with respect to any such Receivables hereafter arising, within ten (10) Business Days of such Grantor acquiring rights therein.  Any Receivable not otherwise required to be delivered or subjected to the control of the Collateral Agent in accordance with this subsection (c) shall be delivered or subjected to such control upon request of the Collateral Agent.

4.4. Investment Related Property .

4.4.1 Investment Related Property Generally

(a) Covenants and Agreements.  Each Grantor hereby covenants and agrees that:

(i) in the event it acquires rights in any Investment Related Property after the date hereof, it shall deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, reflecting such new Investment Related Property and all other Investment Related Property.  Notwithstanding the foregoing, it is understood and agreed that the security interest of the Collateral Agent shall attach to all Investment Related Property immediately upon any Grantor's acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule 4.4 as required hereby;

(ii) except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Investment Related Property, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall promptly take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent over such Investment Related Property (including, without limitation, to the extent required pursuant to clause (b) of this Section 4.4.1, delivery thereof to the Collateral Agent) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Collateral Agent and shall segregate such dividends, distributions, Securities or other property from all other property of such Grantor.  Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent authorizes each Grantor to retain all ordinary cash dividends and distributions paid in the normal course of the business of the issuer and consistent with the past practice of the issuer and all scheduled payments of interest;

(iii) each Grantor consents to the grant by each other Grantor of a Security Interest in all Investment Related Property to the Collateral Agent.

(b) Delivery and Control.

(i) Each Grantor agrees that with respect to any Investment Related Property in which it currently has rights it shall comply with the provisions of this Section 4.4.1(b) on or before the date that is 10 Business Days after the Closing Date and with respect to any Investment Related Property hereafter acquired by such Grantor it shall comply with the provisions of this Section 4.4.1(b) within 10 Business Days after acquiring rights therein, in each case in form and substance satisfactory to the Collateral Agent.  With respect to any Investment Related Property that is represented by a certificate or that is an "instrument" (other than any Investment Related Property credited to a Securities Account) it shall cause such certificate or instrument to be delivered to the Collateral Agent, indorsed in blank by an "effective indorsement" (as defined in Section 8 107 of the UCC), regardless of whether such certificate constitutes a "certificated security" for purposes of the UCC.  With respect to any Investment Related Property that is an "uncertificated security" for purposes of the UCC (other than any "uncertificated securities" credited to a Securities Account), it shall cause the issuer of such uncertificated security to either (i) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement substantially in the form of Exhibit B hereto, pursuant to which such issuer agrees to comply with the Collateral Agent's instructions with respect to such uncertificated security without further consent by such Grantor.

In addition to the foregoing, if any issuer of any Investment Related Property is located in a jurisdiction outside of the United States, each Grantor shall take such additional actions as the Collateral Agent may request, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or advisable,  under the laws of such issuer's jurisdiction to insure the validity, perfection and priority of the security interest of the Collateral Agent.   Upon the occurrence of an Event of Default, the Collateral Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Related Property to its name or the name of its nominee or agent or to exchange any certificates or instruments representing any Investment Related Property for certificates or instruments of smaller or larger denominations.

Notwithstanding the foregoing, until such time as an Event of Default has occurred and is continuing and upon request of the Collateral Agent, no Grantor shall be required to (i) deliver to the Collateral Agent any Investment Related Property constituting Pledged Debt if the face value of such item is less than $100,000 individually or $500,000 in the aggregate, (ii) obtain control agreements with respect to any Investment Account located in a foreign jurisdiction, or (iii) obtain control agreements with respect to Investment Accounts the balances of which are less than $100,000 in the aggregate.

(c) Voting and Distributions.

(i) So long as no Event of Default shall have occurred and be continuing:

(1)
except as otherwise provided under the covenants and agreements relating to Investment Related Property in this Agreement or elsewhere herein or in the Financing Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Financing Agreement; provided, no Grantor shall exercise or refrain from exercising any such right if the Collateral Agent shall have notified such Grantor that, in the Collateral Agent's reasonable judgment, such action would have a Material Adverse Effect on the value of the Investment Related Property or any part thereof; and provided further, such Grantor shall give the Collateral Agent at least five (5) Business Days prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right; it being understood, however, that neither the voting by such Grantor of any Pledged Stock for, or such Grantor's consent to, the election of directors (or similar governing body) at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting, nor such Grantor's consent to or approval of any action otherwise permitted under this Agreement and the Financing Agreement, shall be deemed inconsistent with the terms of this Agreement or the Financing Agreement within the meaning of this Section 4.4(c)(i)(1), and no notice of any such voting or consent need be given to the Collateral Agent; and

(2)
the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies, and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to clause (1) above;

(3)	Upon the occurrence and during the continuation of an Event of Default:

(A)
all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(B)
in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 6.1.

4.4.2 Pledged Equity Interests

(a) Representations and Warranties.  Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

(i) Schedule 4.4(A) (as such schedule may be amended or supplemented from time to time) sets forth under the headings "Pledged Stock, "Pledged LLC Interests," "Pledged Partnership Interests" and "Pledged Trust Interests," respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule;

(ii) except as set forth on Schedule 4.4(B), it has not acquired any equity interests of another entity or substantially all the assets of another entity within the past five (5) years;

(iii) it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons other than Permitted Liens and, except as set forth in the Global Eurasia LLC Agreement, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;

(iv) without limiting the generality of Section 4.1(a)(v), no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof, except as have been obtained prior to the date hereof;

(v) none of the Pledged LLC Interests nor Pledged Partnership Interests are or represent interests in issuers that: (a) are registered as investment companies or (b) are dealt in or traded on securities exchanges or markets; and

(vi) except as otherwise set forth on Schedule 4.4(C), all of the Pledged LLC Interests and Pledged Partnership Interests are or represent interests in issuers that have opted to be treated as securities under the uniform commercial code of any jurisdiction.

(b) Covenants and Agreements.  Each Grantor hereby covenants and agrees that:

(i) without the prior written consent of the Collateral Agent, it shall not vote to enable or take any other action to: (a) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially changes the rights of such Grantor with respect to any Investment Related Property or adversely affects the validity, perfection or priority of the Collateral Agent's security interest, (b) permit any issuer of any Pledged Equity Interest to issue any additional stock, partnership interests, limited liability company interests or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer, except to the extent the same are pledged to the Collateral Agent hereunder, (c) other than as permitted under the Financing Agreement, permit any issuer of any Pledged Equity Interest to dispose of all or a material portion of their assets, (d) waive any material default under or breach of any terms of organizational document relating to the issuer of any Pledged Equity Interest or the terms of any Pledged Debt, or (e) cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (e), such Grantor shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Collateral Agent's "control" thereof;

(ii) it shall comply in all material respects with all of its obligations under any partnership agreement or limited liability company agreement relating to Pledged Partnership Interests or Pledged LLC Interests and shall enforce all of its rights with respect to any Investment Related Property;

(iii) without the prior written consent of the Collateral Agent, it shall not permit any issuer of any Pledged Equity Interest to merge or consolidate unless prior thereto, the Collateral Agent shall have received a perfected security interest (having a priority equal to or better than the priority it had immediately prior to such merger or consolidation) in an equivalent type and portion of the Equity Interests in the surviving Person as it held in the issuer of the Pledged Equity Interest immediately prior to such merger or consolidation; and

(iv) each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property to the Collateral Agent and, without limiting the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Agent or its nominee following an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

4.4.3 Pledged Debt

(a) Representations and Warranties.  Each Grantor hereby represents and warrants, on the Closing Date and each Credit Date, that:

(i) Schedule 4.4 (as such schedule may be amended or supplemented from time to time) sets forth under the heading "Pledged Debt" all of the Pledged Debt owned by any Grantor and all of such Pledged Debt has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not in default and constitutes all of the issued and outstanding inter-company Indebtedness;

(b) Covenants and Agreements.  Each Grantor hereby covenants and agrees that:

(i) it shall notify the Collateral Agent of any default under any Pledged Debt that has caused, either in any individual case or in the aggregate, a Material Adverse Effect.

4.4.4 Investment Accounts

(a) Representations and Warranties.  Each Grantor hereby represents and warrants, on the Closing Date and each Credit Date, that:

(i) Schedule 4.4 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings "Securities Accounts" and "Commodities Accounts," respectively, all of the Securities Accounts and Commodities Accounts in which each Grantor has an interest.  Each Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto) having "control" (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or securities or other property credited thereto;

(ii) Schedule 4.4 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings "Deposit Accounts" all of the Deposit Accounts in which each Grantor has an interest.  Each Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto) having either sole dominion and control (within the meaning of common law) or "control" (within the meanings of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein; and

(iii) Each Grantor has taken all actions necessary or desirable, including those specified in Section 4.4.4(c), to: (a) establish Collateral Agent's "control" (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment Related Property constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements or Commodities Accounts (each as defined in the UCC); (b) establish the Collateral Agent's "control" (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts (other than Excluded Accounts, Deposit Accounts located in a foreign jurisdiction and Deposit Accounts the balances of which are less than $100,000 in the aggregate); and (c) deliver all Instruments (other than Instruments the face value of which is less than $100,000 individually or $500,000 in the aggregate) to the Collateral Agent.  Notwithstanding the foregoing, the Grantors shall have a period of 30 days after the Closing Date to enter into control agreement or agreements with respect to any Securities Accounts or Deposit Accounts (other than Excluded Accounts and Securities Accounts or Deposit Accounts located in a foreign jurisdiction) that exist on the Closing Date.

(b) [Reserved].

(c) Delivery and Control

(i) With respect to any Investment Related Property consisting of Securities Accounts or Securities Entitlements, it shall cause the securities intermediary maintaining such Securities Account or Securities Entitlement to enter into an agreement substantially in the form of Exhibit C hereto pursuant to which it shall agree to comply with the Collateral Agent's "entitlement orders" without further consent by such Grantor.  With respect to any Investment Related Property that is a "Deposit Account" (other than an Excluded Account), it shall cause the depositary institution maintaining such account to enter into an agreement, pursuant to which the Collateral Agent shall have both dominion and control over such Deposit Account (within the meaning of the common law) and "control" (within the meaning of Section 9-104 of the UCC) over such Deposit Account.  The Grantors shall deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Grantor into such Deposit Accounts.  At all times prior to the occurrence of a Cash Dominion Event, the Grantors shall have full access to the cash on deposit in such Deposit Accounts, and the Collateral Agent agrees not to deliver a control notice or take any other action to control such Deposit Accounts unless and until a Cash Dominion Event has occurred.  Upon the occurrence of a Cash Dominion Event, with respect to any Deposit Account (other than an Excluded Account), the Collateral Agent may and shall give instructions and directions to such bank or depositary institution to wire all amounts on deposit in such Deposit Account each Business Day to the Administrative Agent's Account.  All amounts received or deposited into the Administrative Agent's Account after the occurrence of a Cash Dominion Event shall be applied to the payment of the outstanding Obligations in accordance with the Financing Agreement.  Each Grantor shall have entered into such control agreement or agreements with respect to: (i) any Securities Accounts, Securities Entitlements or Deposit Accounts (other than Excluded Accounts) that exist on the Closing Date, as of or prior to the date that is 30 days after the Closing Date and (ii) any Securities Accounts, Securities Entitlements or Deposit Accounts (other than Excluded Accounts) that are created or acquired after the Credit Date, as of or prior to the deposit or transfer of any such Securities Entitlements or funds, whether constituting moneys or investments, into such Securities Accounts or Deposit Accounts.

Notwithstanding the foregoing, until such time as an Event of Default has occurred and is continuing, and upon request of the Collateral Agent, no Grantor shall be required to (i) obtain control agreements with respect to any Investment Account located in a foreign jurisdiction or (ii) obtain control agreements with respect to Investment Accounts the balances of which are less than $100,000 in the aggregate.

(ii) The Deposit Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which the Grantors are hereby deemed to have granted a Lien to Collateral Agent for the benefit of the Agents and the Lenders.  All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received after the occurrence of a Cash Dominion Event directly by any Grantor from any of its Account Debtors, as proceeds from Receivables of such Grantor or as proceeds of any other Collateral shall be held by such Grantor in trust for the Agents and the Lenders and if of a nature susceptible to a deposit in a bank account, upon receipt be deposited by such Grantor in original form and no later than the next Business Day after receipt thereof into such Deposit Accounts.  Each Grantor shall not commingle such collections with the proceeds of any assets not included in the Collateral.  No checks, drafts or other instrument received by any Agent shall constitute final payment to the any Agent unless and until such instruments have actually been collected.

(iii) Nothing herein contained shall be construed to constitute any Agent as agent of any Grantor for any purpose whatsoever, and no Agent shall be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction).  Each Agent shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction).  Each Agent, by anything herein or in any assignment or otherwise, does not assume any of the obligations under any contract or agreement assigned to such Agent and shall not be responsible in any way for the performance by any Grantor of any of the terms and conditions thereof.

4.5. Material Contracts .

(a) Representations and Warranties.  Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

(i) Schedule 4.5 (as such schedule may be amended or supplemented from time to time) sets forth all of the Material Contracts to which such Grantor has rights; and

(ii) the Material Contracts, true and complete copies (including any amendments or supplements thereof) of which have been made available to the Collateral Agent, have been duly authorized, executed and delivered by each Grantor party thereto (and, to the knowledge of such Grantor, by each other party thereto), are in full force and effect and are binding upon and enforceable against all Grantors party thereto (and, to the knowledge of each such Grantor, by each other party thereto) in accordance with their respective terms.  There exists no default under any Material Contract by any party thereto and neither such Grantor, nor to its best knowledge, any other Person party thereto is likely to become in default thereunder and, to the best knowledge of such Grantor, no Person party thereto has any defenses, counterclaims or right of set-off with respect to any Material Contract.

(b) Covenants and Agreements.  Each Grantor hereby covenants and agrees that:

(i) in addition to any rights under the Section of this Agreement relating to Receivables, the Collateral Agent may at any time notify, or require any Grantor to so notify, the counterparty on any Material Contract of the security interest of the Collateral Agent therein.  In addition, after the occurrence and during the continuance of an Event of Default, the Collateral Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the counterparty to make all payments under the Material Contracts directly to the Collateral Agent;

(ii) it shall perform in all material respects all of its obligations with respect to the Material Contracts;

(iii) except as permitted by Section 6.15 of the Financing Agreement, it shall promptly and diligently exercise each material right (except the right of termination) it may have under any Material Contract, any Supporting Obligation or Collateral Support, in each case, at its own expense, and in connection with such collections and exercise, such Grantor shall take such action as such Grantor or the Collateral Agent may deem necessary or advisable; and

(iv) it shall use its commercially reasonable efforts to keep in full force and effect any Supporting Obligation or Collateral Support relating to any Material Contract.

4.6. Letter of Credit Rights .

(a) Representations and Warranties.  Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that all letters of credit (other than letters of credit having values of less than $100,000 in the aggregate) to which such Grantor has rights are listed on Schedule 4.6 (as such schedule may be amended or supplemented from time to time) hereto.

(b) Covenants and Agreements.  Each Grantor hereby covenants and agrees that with respect to any letter of credit hereafter arising (other than letters of credit having values of less than $100,000 in the aggregate) it shall obtain, upon the request of the Collateral Agent, the consent of the issuer thereof to the assignment of the proceeds of the letter of credit to the Collateral Agent and shall deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto.

4.7. Intellectual Property .

(a) Representations and Warranties.  Except as disclosed in Schedule 4.7(H) (as such schedule may be amended or supplemented from time to time), each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

(i) Schedule 4.7 (as such schedule may be amended or supplemented from time to time) sets forth a true and complete list of (i) all United States, state and foreign registrations of and applications for Patents, Trademarks, and Copyrights owned by each Grantor, (ii) all Licenses material to the business of such Grantor, and (iii) all other Intellectual Property necessary for the conduct of such Grantor's business as currently conducted;

(ii) it is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed on Schedule 4.7 (as such schedule may be amended or supplemented from time to time), and owns or has the valid right to use all other Intellectual Property used in or necessary to conduct its business, free and clear of all Liens, claims, encumbrances and licenses, except for Permitted Liens and the licenses set forth on Schedule 4.7(B), (D), (F) and (G) (as each may be amended or supplemented from time to time);

(iii) all Intellectual Property material to each Grantor's business is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and each Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks in full force and effect;

(iv) to the best of each Grantor's knowledge, all Intellectual Property is valid and enforceable; no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of, such Grantor's right to register, or such Grantor's rights to own or use, any Intellectual Property and no such action or proceeding is pending or, to the best of such Grantor's knowledge, threatened;

(v) all registrations and applications for Copyrights, Patents and Trademarks are standing in the name of each Grantor, and none of the Trademarks, Patents, Copyrights or Trade Secrets or other Intellectual Property has been licensed by any Grantor to any Affiliate or third party, except as disclosed in Schedule 4.7(B), (D), (F), or (G) (as each may be amended or supplemented from time to time);

(vi) each Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights material to the business of such Grantor;

(vii) each Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all Trademark Collateral and has taken all action necessary to insure that all licensees of  the Trademark Collateral owned by such Grantor use such adequate standards of quality;

(viii) the conduct of such Grantor's business does not infringe in any material respect upon or otherwise violate any trademark, patent, copyright, trade secret or other intellectual property right owned or controlled by a third party; no claim has been made that the use of any Intellectual Property owned or used by Grantor (or any of its respective licensees) violates the asserted rights of any third party;

(ix) to the best of each Grantor's knowledge, no third party is infringing in any material respect upon or otherwise violating any rights in any material Intellectual Property owned or used by such Grantor, or any of its respective licensees;

(x) each Grantor has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by such Grantor that are necessary in the business of such Grantor, and in particular, no portion of the source code for its Intellectual Property has been disclosed or licensed to any Person, other than end user customers and escrow agents pursuant to such Grantor's standard form of escrow agreement;

(xi) no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by Grantor or to which Grantor is bound that adversely affect Grantor's rights to own or use any Intellectual Property; and

(xii) except as permitted by the Financing Agreement, no Grantor has made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale, transfer or agreement of any Intellectual Property that has not been terminated or released.  There is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any part of the Intellectual Property, other than in favor of the Collateral Agent.

(b) Covenants and Agreements.  Each Grantor hereby covenants and agrees as follows:

(i) except as permitted under the Financing Agreement, it shall not do any act or omit to do any act whereby any of the Intellectual Property which is material to the business of Grantor may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein;

(ii) it shall not, with respect to any Trademarks which are material to the business of any Grantor, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and each Grantor shall take all commercially reasonable steps necessary to insure that licensees of such Trademarks use such consistent standards of quality;

(iii) it shall promptly notify the Collateral Agent if it knows or has reason to know that any item of the Intellectual Property that is material to the business of any Grantor may become (a) abandoned or dedicated to the public or placed in the public domain, (b) invalid or unenforceable, or (c) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court;

(iv) it shall take all commercially reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by any Grantor and material to its business which is now or shall become included in the Intellectual Property including, but not limited to, those items on Schedule 4.7(A), (C) and (E) (as each may be amended or supplemented from time to time);

(v) in the event that any Intellectual Property owned by or exclusively licensed to any Grantor is infringed, misappropriated, or diluted by a third party, and such Grantor is aware or has knowledge of such infringement, misappropriation or dilution, such Grantor shall promptly take all commercially reasonable actions to stop such infringement, misappropriation, or dilution and protect its rights in such Intellectual Property including, but not limited to, if appropriate based on such Grantor's reasonable business judgment, the initiation of a suit for injunctive relief and to recover damages;

(vi) report to the Collateral Agent, concurrently with the delivery to the Lenders of the financial statements required by Section 5.1(b) of the Financing Agreement, (i) the filing of any application to register any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or any state registry or foreign counterpart of the foregoing (whether such application is filed by such Grantor or through any agent, employee, licensee, or designee thereof) and (ii) the registration of any Intellectual Property by any such office, in each case by executing and delivering to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto;

(vii) it shall, promptly upon the reasonable request of the Collateral Agent, execute and deliver to the Collateral Agent any document required to acknowledge, confirm, register, record, or perfect the Collateral Agent's interest in any part of the Intellectual Property, whether now owned or hereafter acquired;

(viii) except with the prior consent of the Collateral Agent or as permitted under the Financing Agreement, each Grantor shall not execute or authorize the filing in any public office of, any financing statement or other document or instruments, except financing statements or other documents or instruments filed or to be filed in favor of the Collateral Agent and each Grantor shall not sell, assign, transfer, license, grant any option, or create or suffer to exist any Lien upon or with respect to the Intellectual Property, except for the Lien created by and under this Agreement and the other Loan Documents;

(ix) it shall hereafter use best efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or might in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor's rights and interests in any property included within the definitions of any Intellectual Property acquired under such contracts;

(x) it shall take all commercially reasonable steps necessary to protect the secrecy of all Trade Secrets, including, without limitation, entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents;

(xi) it shall take commercially reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, the Intellectual Property that is necessary in the conduct of such Grantor's business, including, as applicable (A) protecting the secrecy and confidentiality of its confidential information and trade secrets by having and enforcing a policy requiring all current employees, consultants, licensees, vendors and contractors with access to such information to execute appropriate confidentiality agreements; (B) taking commercially reasonable actions necessary to ensure that no trade secret falls into the public domain; and (C) protecting the secrecy and confidentiality of the source code of all software programs and applications of which it is the owner or licensee by having and enforcing a policy requiring any licensees (or sublicensees) of such source code to enter into license agreements with commercially reasonable use and non-disclosure restrictions;

(xii) it shall not incorporate into any Intellectual Property that is necessary in the conduct of such Grantor's business that is licensed or distributed by such Grantor any third-party code that is licensed pursuant to any open source license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License, in a manner that would require or condition the use or distribution of such software on, the disclosing, licensing, or distribution of any source code for any portion of t any Intellectual Property that is necessary in the conduct of such Grantor's business that is licensed or distributed by such Grantor;

(xiii) it shall not enter into any license to receive any license or rights in any Intellectual Property of any other Person unless such Grantor has used commercially reasonable efforts to permit the assignment of or grant of a security interest in such license (and all rights of Grantor thereunder) to the (and any transferees of Collateral Agent);

(xiv) it shall use proper statutory notice in connection with its use of any of the Intellectual Property;

(xv) it shall use commercially reasonable efforts to continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property or any portion thereof.  In connection with such collections, each Grantor may take (and, at the Collateral Agent's reasonable direction, shall take) such action as such Grantor or the Collateral Agent may deem reasonably necessary or advisable to enforce collection of such amounts.  Notwithstanding the foregoing, the Collateral Agent shall have the right at any time, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby; and

(xvi) at all times, it (A) shall keep one copy of the Seismic Data Libraries at 13927 South Gessner Road, Missouri City, Texas 77489, (B) shall provide the Collateral Agent with all rights and information necessary to access such copy, and (C) shall not at any time remove or impair the Collateral Agent's access to such copy.

4.8. Commercial Tort Claims

(a) Representations and Warranties.  Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that Schedule 4.8 (as such schedule may be amended or supplemented from time to time) sets forth all Commercial Tort Claims of each Grantor; and

(b) Covenants and Agreements.  Each Grantor hereby covenants and agrees that with respect to any Commercial Tort Claim in excess of $50,000 hereafter arising it shall deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

SECTION 5.	ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES;
ADDITIONAL GRANTORS.

5.1. Access; Right of Inspection .  Each Grantor shall comply with the provisions of Section 5.6 of the Financing Agreement.

5.2. Further Assurances .

(a) Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i) file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;

(ii) take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and the foreign counterparts on any of the foregoing; and

(iii) at the Collateral Agent's request, appear in and defend any action or proceeding that may materially adversely affect such Grantor's title to or the Collateral Agent's security interest in all or any part of the Collateral having a fair market value in excess of $100,000.

(b) Each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Collateral Agent herein.  Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as "all assets" or "all personal property, whether now owned or hereafter acquired."  Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(c) Each Grantor hereby authorizes the Collateral Agent to modify this Agreement after obtaining such Grantor's approval of or signature to such modification by amending Schedule 4.7 (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

5.3. Additional Grantors .  From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an "Additional Grantor"), by executing a Counterpart Agreement.  Upon delivery of any such counterpart agreement to the Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto.  Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of the Company to become an Additional Grantor hereunder.  This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 6.   COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

6.1. Power of Attorney .  Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent's discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Financing Agreement;

(b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e) to prepare and file any UCC financing statements against such Grantor as debtor;

(f) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as debtor;

(g) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(h) upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent's option and such Grantor's expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

6.2. No Duty on the Part of Collateral Agent or Secured Parties .  The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers.  The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 7.   REMEDIES.

7.1. Generally .

(a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

(iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b) The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days' notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets.  Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.  If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency.  Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities.  Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

(c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral.  The Collateral Agent may specifically disclaim or modify any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Collateral Agent shall have no obligation to marshal any of the Collateral.

7.2. Application of Proceeds .  Except as expressly provided elsewhere in this Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against the Secured Obligations as set forth in Section 2.15(h) of the Financing Agreement.

7.3. Sales on Credit .  If Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser.  In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

7.4. Deposit Accounts

If any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent.

7.5. Investment Related Property .

Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.  If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

7.6. Intellectual Property .

(a) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default:

(i) the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent's sole discretion, to enforce any Intellectual Property, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 10 hereof in connection with the exercise of its rights under this Section, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor's rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;

(ii) upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent's designee all of such Grantor's right, title and interest in and to the Intellectual Property and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property;

(iv) within five (5) Business Days after written notice from the Collateral Agent, each Grantor shall make available to the Collateral Agent, to the extent within such Grantor's power and authority, such personnel in such Grantor's employ on the date of such Event of Default as the Collateral Agent may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with the Trademarks, Trademark Licenses, such persons to be available to perform their prior functions on the Collateral Agent's behalf and to be compensated by the Collateral Agent at such Grantor's expense on a per diem, pro rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default; and

(v) the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(1)
all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 7.7 hereof; and

(2)	Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor's sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent's security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

(c) Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 7 and at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, to the extent it has the right to do so, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property  now owned or hereafter acquired by such Grantor, and wherever the same may be located.

7.7. Cash Proceeds .  In addition to the rights of the Collateral Agent specified in Section 4.3 with respect to payments of Receivables, upon the occurrence and during the continuance of an Event of Default (except as may otherwise be agreed by Required Lenders), all proceeds of any Collateral received by any Grantor consisting of cash, checks and other non-cash items (collectively, "Cash Proceeds") shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, unless otherwise provided pursuant to Section 4.4(a)(ii), be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account.  Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise):  (i) if no Event of Default shall have occurred and be continuing, shall be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and (ii) if an Event of Default shall have occurred and be continuing, may, in the sole discretion of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing.

SECTION 8.   COLLATERAL AGENT.

The Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Financing Agreement.  In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section. Collateral Agent may resign at any time by giving thirty (30) days' prior written notice thereof to Lenders and the Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by the Required Lenders.  Upon any such notice of resignation or any such removal, Required Lenders shall have the right, upon five (5) Business Days' notice to the Administrative Agent, to appoint a successor Collateral Agent.  Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring or removed Collateral Agent's resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent hereunder.

SECTION 9.   CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations (other than contingent obligations for which no claim has been made), the cancellation or termination of the Commitments, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns.  Without limiting the generality of the foregoing, but subject to the terms of the Financing Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise.  Upon the payment in full of all Secured Obligations (other than contingent obligations for which no claim has been made), the cancellation or termination of the Commitments, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to Grantors.  Upon any such termination the Collateral Agent shall, at Grantors' expense, execute and deliver to Grantors or otherwise authorize the filing of such documents as Grantors shall reasonably request, including financing statement amendments to evidence such termination.  Upon any disposition of property permitted by the Financing Agreement, the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person.  The Collateral Agent shall, at Grantor's expense, execute and deliver or otherwise authorize the filing of such documents as Grantors shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments to evidence such release.

SECTION 10.   STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property.  Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise.  If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Financing Agreement.

SECTION 11.   MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Financing Agreement.  No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.  This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and Grantors and their respective successors and assigns.  No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Financing Agreement, assign any right, duty or obligation hereunder.  This Agreement and the other Loan Documents embody the entire agreement and understanding between Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.  Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.  This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAWS).

In the event there is a direct conflict between the terms and provisions of this Agreement and the Financing Agreement, the terms and provisions of the Financing Agreement shall control and govern; provided, that it is understood and agreed that the imposition of additional duties or obligations shall not be deemed to be a direct conflict.

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GLOBAL GEOPHYSICAL SERVICES, INC.

By: __________________________________
Name:
Title:

[NAMES OF OTHER GRANTORS TO BE INSERTED]

TPG SPECIALTY LENDING, INC.,
as Collateral Agent
By: __________________________________
Name:
Title:

SCHEDULE 4.1
TO PLEDGE AND SECURITY AGREEMENT

GENERAL INFORMATION

(A)
Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person)	Organization I.D.#

(B)	Other Names (including any Trade-Name or Fictitious Business Name) under which each Grantor has conducted business for the past five (5) years:

Full Legal Name                                                     Trade Name or Fictitious Business Name

(C)
Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

Name of Grantor                                Date of Change                                Description of Change

(D)	Agreements pursuant to which any Grantor is found as debtor within past five (5) years:

Name of Grantor                                                     Description of Agreement

(E)	Financing Statements:

Name of Grantor                                                     Filing Jurisdiction(s)

SCHEDULE 4.1-1

SCHEDULE 4.2
TO PLEDGE AND SECURITY AGREEMENT

Name of Grantor                                                                          Location of Equipment and Inventory

SCHEDULE 4.2-1

SCHEDULE 4.4
TO PLEDGE AND SECURITY AGREEMENT

INVESTMENT RELATED PROPERTY

(A)           Pledged Stock:

Grantor	Stock Issuer	Class of Stock	Certificated (Y/N)	Stock Certificate No.	Par Value	No. of Pledged Stock	% of Outstanding Stock of the Stock Issuer

Pledged LLC Interests:

Grantor	Limited Liability Company	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	% of Outstanding LLC Interests of the Limited Liability Company

Pledged Partnership Interests:

Grantor	Partnership	Type of Partnership Interests (e.g., general or limited)	Certificated (Y/N)	Certificate No. (if any)	% of Outstanding Partnership Interests of the Partnership

Pledged Trust Interests:

Grantor	Trust	Class of Trust Interests	Certificated (Y/N)	Certificate No. (if any)	% of Outstanding Trust Interests of the Trust

Pledged Debt:

SCHEDULE 4.4-1

Grantor	Issuer	Original Principal Amount	Outstanding Principal Balance	Issue Date	Maturity Date

Securities Account:

Grantor	Share of Securities Intermediary	Account Number	Account Name

Commodities Accounts:

Grantor	Name of Commodities Intermediary	Account Number	Account Name

Deposit Accounts:

Grantor	Name of Depositary Bank	Account Number	Account Name

(B)

Name of Grantor                                 Date of Acquisition                                                Description of Acquisition

(C)

Name of Grantor	Name of Issuer of Pledged LLC Interest/Pledged Partnership Interest

SCHEDULE 4.4-2

SCHEDULE 4.5
TO PLEDGE AND SECURITY AGREEMENT

Name of Grantor                                                                           Description of Material Contract

SCHEDULE 4.5-1

SCHEDULE 4.6
TO PLEDGE AND SECURITY AGREEMENT

Name of Grantor                                                                           Description of Letters of Credit

SCHEDULE 4.6-1

SCHEDULE 4.7
TO PLEDGE AND SECURITY AGREEMENT

INTELLECTUAL PROPERTY

(A)           Copyrights

(B)           Copyright Licenses

(C)           Patents

(D)           Patent Licenses

(E)           Trademarks

(F)           Trademark Licenses

(G)           Trade Secret Licenses

(H)           Other Licenses

(I)           Intellectual Property Exceptions

SCHEDULE 4.7-1

SCHEDULE 4.8
TO PLEDGE AND SECURITY AGREEMENT

Name of Grantor                                                                      Commercial Tort Claims

SCHEDULE 4.8-1

EXHIBIT A
TO PLEDGE AND SECURITY AGREEMENT

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated [mm/dd/yy], is delivered by [NAME OF GRANTOR] a [NAME OF STATE OF INCORPORATION] [Corporation] (the "Grantor") pursuant to the Pledge and Security Agreement, dated as of September 30, 2013 (as it may be from time to time amended, restated, modified or supplemented, the "Security Agreement"), among the Grantors named therein, and TPG SPECIALTY LENDING, INC., as the Collateral Agent.  Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

Grantor hereby confirms the grant to the Collateral Agent set forth in the Security Agreement of, and does hereby grant to the Collateral Agent, a security interest in all of Grantor's right, title and interest in and to all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located.  Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF GRANTOR]

By:_____________________________
Name:
Title:

EXHIBIT A-1

SUPPLEMENT TO SCHEDULE 4.1
TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

(A)
Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person)	Organization I.D.#

(B)	Other Names (including any Trade-Name or Fictitious Business Name) under which each Grantor has conducted business for the past five (5) years:

Full Legal Name                                                     Trade Name or Fictitious Business Name

(C)
Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

Name of Grantor                                Date of Change                                Description of Change

(D)	Agreements pursuant to which any Grantor is found as debtor within past five (5) years:

Name of Grantor                                                     Description of Agreement

(E)	Financing Statements:

Name of Grantor                                                     Filing Jurisdiction(s)

EXHIBIT A-2

SUPPLEMENT TO SCHEDULE 4.2
TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

Name of Grantor                                                                           Location of Equipment and Inventory

EXHIBIT A-3

SUPPLEMENT TO SCHEDULE 4.4
TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

(A)

Pledged Stock:

Pledged Partnership Interests:

Pledged LLC Interests:

Pledged Trust Interests:

Pledged Debt:

Securities Account:

Commodities Accounts:

Deposit Accounts:

(B)

Name of Grantor                                 Date of Acquisition                                                Description of Acquisition

(C)

Name of Grantor	Name of Issuer of Pledged LLC Interest/Pledged Partnership Interest

EXHIBIT A-4

SUPPLEMENT TO SCHEDULE 4.5
TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

Name of Grantor                                                                           Description of Material Contract

EXHIBIT A-5

SUPPLEMENT TO SCHEDULE 4.6
TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

Name of Grantor                                                                          Description of Letters of Credit

EXHIBIT A-6

SUPPLEMENT TO SCHEDULE 4.7
TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

(A)           Copyrights

(B)           Copyright Licenses

(C)           Patents

(D)           Patent Licenses

(E)           Trademarks

(F)           Trademark Licenses

(G)           Trade Secret Licenses

(H)           Intellectual Property Exceptions

EXHIBIT A-7

SUPPLEMENT TO SCHEDULE 4.8
TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

Name of Grantor                                                                      Commercial Tort Claims

EXHIBIT A-8

EXHIBIT B
TO PLEDGE AND SECURITY AGREEMENT

UNCERTIFICATED SECURITIES CONTROL AGREEMENT

This Uncertificated Securities Control Agreement dated as of _________, 20__ among ________________ (the "Pledgor"), TPG SPECIALTY LENDING, INC., as collateral agent for the Secured Parties, (the "Collateral Agent") and ____________, a ________[corporation/limited liability company] (the "Issuer").  Capitalized terms used but not defined herein shall have the meaning assigned in the Pledge and Security Agreement dated September 30, 2013, among the Pledgor, the other Grantors party thereto and the Collateral Agent (the "Security Agreement").  All references herein to the "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1.  Registered Ownership of Shares.  The Issuer hereby confirms and agrees that as of the date hereof the Pledgor is the registered owner of __________ shares of the Issuer's [common stock/units] (the "Pledged Shares") and the Issuer shall not change the registered owner of the Pledged Shares without the prior written consent of the Collateral Agent.

Section 2.  Instructions.  If at any time the Issuer shall receive instructions originated by the Collateral Agent relating to the Pledged Shares, the Issuer shall comply with such instructions without further consent by the Pledgor or any other person.

Section 3.  Additional Representations and Warranties of the Issuer.  The Issuer hereby represents and warrants to the Collateral Agent:

(a)  It has not entered into, and until the termination of this agreement will not enter into, any agreement with any other person relating the Pledged Shares pursuant to which it has agreed to comply with instructions issued by such other person; and

(b)  It has not entered into, and until the termination of this agreement will not enter into, any agreement with the Pledgor or the Collateral Agent purporting to limit or condition the obligation of the Issuer to comply with Instructions as set forth in Section 2 hereof.

(c)  Except for the claims and interest of the Collateral Agent and of the Pledgor in the Pledged Shares, the Issuer does not know of any claim to, or interest in, the Pledged Shares.  If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Pledged Shares, the Issuer will promptly notify the Collateral Agent and the Pledgor thereof.

(d)  This Uncertificated Securities Control Agreement is the valid and legally binding obligation of the Issuer.

Section 4.  Choice of Law.  This Agreement shall be governed by the laws of the State of New York.

EXHIBIT B-1

Section 5.  Conflict with Other Agreements.  In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail.  No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

Section 6.  Voting Rights.  Until such time as the Collateral Agent shall otherwise instruct the Issuer in writing, the Pledgor shall have the right to vote the Pledged Shares.

Section 7.  Successors; Assignment.  The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law.  The Collateral Agent may assign its rights hereunder only with the express written consent of the Issuer and by sending written notice of such assignment to the Pledgor.

Section 8.  Indemnification of Issuer.  The Pledgor and the Collateral Agent hereby agree that (a) the Issuer is released from any and all liabilities to the Pledgor and the Collateral Agent arising from the terms of this Agreement and the compliance of the Issuer with the terms hereof, except to the extent that such liabilities arise from the Issuer's negligence and (b) the Pledgor, its successors and assigns shall at all times indemnify and save harmless the Issuer from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Issuer with the terms hereof, except to the extent that such arises from the Issuer's negligence, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising by reason of the same, until the termination of this Agreement.

Section 9.  Notices.  Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Pledgor:                              [INSERT ADDRESS]
Attention:
Telecopier:

Collateral Agent:	TPG SPECIALTY LENDING, INC.
888 7th Avenue, 4th Floor
New York, NY 10019
Attention  Philip T. Warren
Facsimile:  (212) 430-4611

Issuer:                                [INSERT ADDRESS]
Attention:
Telecopier:

Any party may change its address for notices in the manner set forth above.

EXHIBIT B-2

Section 10.  Termination.  The obligations of the Issuer to the Collateral Agent pursuant to this Control Agreement shall continue in effect until the security interests of the Collateral Agent in the Pledged Shares have been terminated pursuant to the terms of the Security Agreement and the Collateral Agent has notified the Issuer of such termination in writing.  The Collateral Agent agrees to provide Notice of Termination in substantially the form of Exhibit A hereto to the Issuer upon the request of the Pledgor on or after the termination of the Collateral Agent's security interest in the Pledged Shares pursuant to the terms of the Security Agreement.  The termination of this Control Agreement shall not terminate the Pledged Shares or alter the obligations of the Issuer to the Pledgor pursuant to any other agreement with respect to the Pledged Shares.

Section 11.  Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

[NAME OF PLEDGOR]

By: _______________________
Name:
Title:

TPG SPECIALTY LENDING, INC.,
as Collateral Agent

By: _______________________
Name:
Title:

[NAME OF ISSUER]

By: _______________________
Name:
Title:

EXHIBIT B-3

Exhibit A
[Letterhead of Collateral Agent]

[Date]

[Name and Address of Issuer]

Attention: _______________________

Re:  Termination of Control Agreement

You are hereby notified that the Uncertificated Securities Control Agreement between you, [the Pledgor] and the undersigned (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Agreement.  Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to Pledged Shares (as defined in the Uncertificated Control Agreement) from [the Pledgor].  This notice terminates any obligations you may have to the undersigned with respect to the Pledged Shares, however nothing contained in this notice shall alter any obligations which you may otherwise owe to [the Pledgor] pursuant to any other agreement.

You are instructed to deliver a copy of this notice by facsimile transmission to [insert name of Pledgor].

Very truly yours,

TPG SPECIALTY LENDING, INC.,
as Collateral Agent

By: _______________________
Name:
Title:

Exhibit B-A-1

EXHIBIT C
TO PLEDGE AND SECURITY AGREEMENT

SECURITIES ACCOUNT CONTROL AGREEMENT

This Securities Account Control Agreement dated as of _________, 20__ (this "Agreement") among ____________________________ (the "Debtor"), TPG SPECIALTY LENDING, INC., as collateral agent for the Secured Parties (the "Collateral Agent") and ____________, in its capacity as a "securities intermediary" as defined in Section 8-102 of the UCC (in such capacity, the "Securities Intermediary").  Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Pledge and Security Agreement, dated September 30, 2013, among the Debtor, the other Grantors party thereto and the Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time, the "Security Agreement").  All references herein to the "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1.  Establishment of Securities Account.  The Securities Intermediary hereby confirms and agrees that:

(a)           The Securities Intermediary has established account number [IDENTIFY ACCOUNT NUMBER] in the name "[IDENTIFY EXACT TITLE OF ACCOUNT]" (such account and any successor account, the "Securities Account") and the Securities Intermediary shall not change the name or account number of the Securities Account without the prior written consent of the Collateral Agent;

(b)           All securities or other property underlying any financial assets credited to the Securities Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to the Securities Account be registered in the name of the Debtor, payable to the order of the Debtor or specially indorsed to the Debtor except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank;

(c)           All property delivered to the Securities Intermediary pursuant to the Security Agreement will be promptly credited to the Securities Account; and

(d)           The Securities Account is a "securities account" within the meaning of Section 8-501 of the UCC.

Section 2.  "Financial Assets" Election.  The Securities Intermediary hereby agrees that each item of property (including, without limitation, any  investment property, financial asset, security, instrument, general intangible or cash) credited to the Securities Account shall be treated as a "financial asset" within the meaning of Section 8-102(a)(9) of the UCC.

Section 3.  Control of the Securities Account.  If at any time the Securities Intermediary shall receive any order from the Collateral Agent directing transfer or redemption of any financial asset relating to the Securities Account, the Securities Intermediary shall comply with such entitlement order without further consent by the Debtor or any other person.  If the Debtor is otherwise entitled to issue entitlement orders and such orders conflict with any entitlement order issued by the Collateral Agent, the Securities Intermediary shall follow the orders issued by the Collateral Agent.

Exhibit C-1

Section 4.  Subordination of Lien; Waiver of Set-Off.  In the event that the Securities Intermediary has or subsequently obtains by agreement, by operation of law or otherwise a security interest in the Securities Account or any security entitlement credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent.  The financial assets and other items deposited to the Securities Account will not be subject to deduction, set-off, banker's lien, or any other right in favor of any person other than the Collateral Agent (except that the Securities Intermediary may set off (i) all amounts due to the Securities Intermediary in respect of customary fees and expenses for the routine maintenance and operation of the Securities Account and (ii) the face amount of any checks which have been credited to such Securities Account but are subsequently returned unpaid because of uncollected or insufficient funds).

Section 5.  Choice of Law.  This Agreement and the Securities Account shall each be governed by the laws of the State of New York.  Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Securities Intermediary's jurisdiction (within the meaning of Section 8-110 of the UCC) and the Securities Account (as well as the securities entitlements related thereto) shall be governed by the laws of the State of New York.

Section 6.  Conflict with Other Agreements.

(a)           In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail;

(b)           No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto;

(c)           The Securities Intermediary hereby confirms and agrees that:

(i)  There are no other control agreements entered into between the Securities Intermediary and the Debtor with respect to the Securities Account;

(ii)  It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with any other person relating to the Securities Account and/or any financial assets credited thereto pursuant to which it has agreed to comply with entitlement orders (as defined in Section 8-102(a)(8) of the UCC) of such other person; and

(iii)  It has not entered into, and until the termination of this Agreement, will not enter into, any agreement with the Debtor or the Collateral Agent purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders as set forth in Section 3 hereof.

Exhibit C-2

Section 7.  Adverse Claims.  Except for the claims and interest of the Collateral Agent and of the Debtor in the Securities Account, the Securities Intermediary does not know of any claim to, or interest in, the Securities Account or in any "financial asset" (as defined in Section 8-102(a) of the UCC) credited thereto.  If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Securities Account or in any financial asset carried therein, the Securities Intermediary will promptly notify the Collateral Agent and the Debtor thereof.

Section 8.  Maintenance of Securities Account.  In addition to, and not in lieu of, the obligation of the Securities Intermediary to honor entitlement orders as agreed in Section 3 hereof, the Securities Intermediary agrees to maintain the Securities Account as follows:

(a)           Notice of Sole Control.  If at any time the Collateral Agent delivers to the Securities Intermediary a Notice of Sole Control in substantially the form set forth in Exhibit A hereto, the Securities Intermediary agrees that after receipt of such notice, it will take all instruction with respect to the Securities Account solely from the Collateral Agent.

(b)           Voting Rights.  Until such time as the Securities Intermediary receives a Notice of Sole Control pursuant to subsection (a) of this Section 8, the Debtor shall direct the Securities Intermediary with respect to the voting of any financial assets credited to the Securities Account.

(c)           Permitted Investments.  Until such time as the Securities Intermediary receives a Notice of Sole Control signed by the Collateral Agent, the Debtor shall direct the Securities Intermediary with respect to the selection of investments to be made for the Securities Account; provided, however, that the Securities Intermediary shall not honor any instruction to purchase any investments other than investments of a type described on Exhibit B hereto.

(d)           Statements and Confirmations.  The Securities Intermediary will promptly send copies of all statements, confirmations and other correspondence concerning the Securities Account and/or any financial assets credited thereto simultaneously to each of the Debtor and the Collateral Agent at the address for each set forth in Section 12 of this Agreement.

(e)           Tax Reporting.  All items of income, gain, expense and loss recognized in the Securities Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Debtor.

Section 9.  Representations, Warranties and Covenants of the Securities Intermediary.  The Securities Intermediary hereby makes the following representations, warranties and covenants:

(a)           The Securities Account has been established as set forth in Section 1 above and such Securities Account will be maintained in the manner set forth herein until termination of this Agreement; and

Exhibit C-3

(b)           This Agreement is the valid and legally binding obligation of the Securities Intermediary.

Section 10.  Indemnification of Securities Intermediary.  The Debtor and the Collateral Agent hereby agree that (a) the Securities Intermediary is released from any and all liabilities to the Debtor and the Collateral Agent arising from the terms of this Agreement and the compliance of the Securities Intermediary with the terms hereof, except to the extent that such liabilities arise from the Securities Intermediary's negligence and (b) the Debtor, its successors and assigns shall at all times indemnify and save harmless the Securities Intermediary from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Securities Intermediary with the terms hereof, except to the extent that such arises from the Securities Intermediary's negligence, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising by reason of the same, until the termination of this Agreement.

Section 11.  Successors; Assignment.  The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law.  The Collateral Agent may assign its rights hereunder only with the express written consent of the Securities Intermediary and by sending written notice of such assignment to the Debtor.

Section 12.  Notices.   Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Debtor:                                  [INSERT ADDRESS]
Attention:
Telecopier:

Collateral Agent:	TPG SPECIALTY LENDING, INC.
888 7th Avenue, 4th Floor
New York, NY 10019
Attention  Philip T. Warren
Facsimile: (212) 430-4611

Securities Intermediary:	[INSERT ADDRESS]
Attention:
Telecopier:

Any party may change its address for notices in the manner set forth above.

Section 13.  Termination.  The obligations of the Securities Intermediary to the Collateral Agent pursuant to this Agreement shall continue in effect until the security interest of the Collateral Agent in the Securities Account has been terminated pursuant to the terms of the Security Agreement and the Collateral Agent has notified the Securities Intermediary of such termination in writing.  The Collateral Agent agrees to provide Notice of Termination in substantially the form of Exhibit C hereto to the Securities Intermediary upon the request of the Debtor on or after the termination of the Collateral Agent's security interest in the Securities Account pursuant to the terms of the Security Agreement.  The termination of this Agreement shall not terminate the Securities Account or alter the obligations of the Securities Intermediary to the Debtor pursuant to any other agreement with respect to the Securities Account.

Exhibit C-4

Section 14.  Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Account Control Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

[DEBTOR]

By: ________________________________
Name:
Title:

TPG SPECIALTY LENDING, INC.,
as Collateral Agent

By: ________________________________
Name:
Title:

[NAME OF SECURITIES INTERMEDIARY],
as Securities Intermediary

By: ________________________________
Name:
Title:

Exhibit C-5

EXHIBIT A
TO SECURITIES ACCOUNT CONTROL AGREEMENT

[Letterhead of Collateral Agent]

[Date]

[Name and Address of Securities Intermediary]

Attention:

Re:  Notice of Sole Control

Ladies and Gentlemen:

As referenced in the Securities Account Control Agreement dated as of _______, 20__ among [NAME OF THE DEBTOR], you and the undersigned (a copy of which is attached), we hereby give you notice of our sole control over securities account number ____________ (the "Securities Account") and all financial assets credited thereto.  You are hereby instructed not to accept any direction, instructions or entitlement orders with respect to the Securities Account or the financial assets credited thereto from any person other than the undersigned, unless otherwise ordered by a court of competent jurisdiction.

You are instructed to deliver a copy of this notice by facsimile transmission to [NAME OF THE DEBTOR].

Very truly yours,

TPG SPECIALTY LENDING, INC.,
as Collateral Agent

By: ________________________________
Name:
Title:

cc:  [NAME OF THE DEBTOR]

Exhibit C-A-1

EXHIBIT B
TO SECURITIES ACCOUNT CONTROL AGREEMENT

Permitted Investments

[TO COME]

Exhibit C-B-1

EXHIBIT C
TO SECURITIES ACCOUNT CONTROL AGREEMENT

[Letterhead of the Collateral Agent]

[Date]

[Name and Address of Securities Intermediary]

Attention:

Re:  Termination of Securities Account Control Agreement

You are hereby notified that the Securities Account Control Agreement dated as of _______, 20__ among you, [NAME OF THE DEBTOR] and the undersigned (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Agreement.  Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to account number(s)                from [NAME OF THE DEBTOR].  This notice terminates any obligations you may have to the undersigned with respect to such account, however nothing contained in this notice shall alter any obligations which you may otherwise owe to [NAME OF THE DEBTOR] pursuant to any other agreement.

You are instructed to deliver a copy of this notice by facsimile transmission to [NAME OF THE DEBTOR].

Very truly yours,

TPG SPECIALTY LENDING, INC.,
as Collateral Agent

By: ________________________________
Name:
Title:

Exhibit C-C-1

EXHIBIT D
TO PLEDGE AND SECUTITY AGREEMENT

FORM OF GRANT OF A SECURITY INTEREST --TRADEMARKS

WHEREAS, Global Geophysical Services, Inc. and certain of its Subsidiaries (each individually a "Grantor" and collectively the "Grantors") has adopted, used and is using, and holds all right, title and interest in and to, the trademarks and service marks listed on the attached Schedule A, which trademarks and service marks are registered or applied for in the United States Patent and Trademark Office (the "Trademarks");

WHEREAS, the Grantors have entered into a Pledge and Security Agreement, dated September 30, 2013 (as amended, restated, supplemented, modified or otherwise changed from time to time, the "Security Agreement"), in favor of TPG Specialty Lending, Inc., as the Collateral Agent for itself and certain lenders (in such capacity, together with its successors and assigns, if any, the "Grantee"); and

WHEREAS, pursuant to the Security Agreement, the Grantors have granted to the Grantee, and granted to the Grantee for the benefit of the Secured Parties (as such term is defined in the Security Agreement), a continuing security interest in all right, title and interest of the Grantors in, to and under the Trademarks, together with, among other things, the goodwill of the business symbolized by the Trademarks and the applications and registrations thereof, and all proceeds thereof, including, without limitation, any and all causes of action which may exist by reason of infringement thereof and any and all damages arising from past, present and future violations thereof (the "Collateral"), to secure the payment, performance and observance of the Secured Obligations (as defined in the Security Agreement).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors do hereby grant to the Grantee and grant to the Grantee for the benefit of the Secured Parties, a continuing security interest in the Collateral to secure the prompt payment, performance and observance of the Secured Obligations.

The Grantors do hereby further acknowledge and affirm that the rights and remedies of the Grantee with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.

[Remainder of page intentionally left blank]

EXHIBIT D-1

IN WITNESS WHEREOF, the Grantors have caused this Assignment to be duly executed by its officer thereunto duly authorized as of _______ __ 20 .

[GRANTOR]

By: ________________________________
Name:
Title:

[GRANTOR]

By: ________________________________
Name:
Title:

EXHIBIT D-2

STATE OF ____________
ss.:
COUNTY OF __________

On this ____ day of ________, ___, before me personally came ________________, to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that s/he is the ________________ of _______________________________________, a ____________________, and that s/he executed the foregoing instrument in the firm name of _______________________________________, and that s/he had authority to sign the same, and s/he acknowledged to me that he executed the same as the act and deed of said firm for the uses and purposes therein mentioned.

_____________________
[Notary Seal]

EXHIBIT D-3

SCHEDULE A TO GRANT OF A SECURITY INTEREST

[Trademark Registrations and Applications]

Exhibit D-A-1

EXHIBIT E
TO PLEDGE AND SECURITY AGREEMENT

FORM OF GRANT OF A SECURITY INTEREST -- COPYRIGHTS

WHEREAS, Global Geophysical Services, Inc. and certain of its Subsidiaries (each individually a "Grantor" and collectively the "Grantors") holds all right, title and interest in the copyrights listed on the attached Schedule A, which copyrights are registered in the United States Copyright Office (the "Copyrights");

WHEREAS, the Grantors have entered into a Pledge and Security Agreement, dated September 30, 2013 (as amended, restated, supplemented, modified or otherwise changed from time to time, the "Security Agreement"), in favor of TPG Specialty Lending, Inc., as the Collateral Agent for itself and certain lenders (in such capacity, together with its successors and assigns, if any, the "Grantee"); and

WHEREAS, pursuant to the Security Agreement, the Grantors have granted to the Grantee, and granted to the Grantee for the benefit of the Secured Parties (as such term is defined in the Security Agreement), a continuing security interest in all right, title and interest of the Grantors in, to and under the Copyrights and the applications and registrations thereof, and all proceeds thereof, including, without limitation, any and all causes of action which may exist by reason of infringement thereof and any and all damages arising from past, present and future violations thereof (the "Collateral"), to secure the payment, performance and observance of the Secured Obligations (as defined in the Security Agreement).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors do hereby grant to the Grantee and grant to the Grantee for the benefit of the Secured Parties, a continuing security interest in the Collateral to secure the prompt payment, performance and observance of the Secured Obligations.

The Grantors do hereby further acknowledge and affirm that the rights and remedies of the Grantee with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.

[Remainder of page intentionally left blank]

EXHIBIT E-1

IN WITNESS WHEREOF, the Grantors have caused this Assignment to be duly executed by its officer thereunto duly authorized as of __________ __, ____.

[GRANTOR]

By: ________________________
Name:
Title:

[GRANTOR]

By: ________________________
Name:
Title:

EXHIBIT E-2

STATE OF ____________
ss.:
COUNTY OF __________

On this ____ day of ______, _____, before me personally came ________________, to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that s/he is the ________________ of _______________________________________, a ____________________, and that s/he executed the foregoing instrument in the firm name of _______________________________________, and that s/he had authority to sign the same, and s/he acknowledged to me that he executed the same as the act and deed of said firm for the uses and purposes therein mentioned.

____________________
[Notary Seal]

EXHIBIT E-3

SCHEDULE A TO GRANT OF A SECURITY INTEREST

[Copyright Registrations and Applications]

Exhibit E-A-1

EXHIBIT F
TO PLEDGE AND SECURITY AGREEMENT

FORM OF GRANT OF A SECURITY INTEREST -- PATENTS

WHEREAS, Global Geophysical Services, Inc. and certain of its Subsidiaries (each individually a "Grantor" and collectively the "Grantors") holds all right, title and interest in the letter patents, design patents and utility patents listed on the attached Schedule A, which patents are issued or applied for in the United States Patent and Trademark Office (the "Patents");

WHEREAS, the Grantors have entered into a Pledge and Security Agreement, dated September 30, 2013 (as amended, restated, supplemented, modified or otherwise changed from time to time, the "Security Agreement"), in favor of TPG Specialty Lending, Inc., as the Collateral Agent for itself and certain lenders (in such capacity, together with its successors and assigns, if any, the "Grantee"); and

WHEREAS, pursuant to the Security Agreement, the Grantors have granted to the Grantee, and granted to the Grantee for the benefit of the Secured Parties (as such term is defined in the Security Agreement), a continuing security interest in all right, title and interest of the Grantors in, to and under the Patents and the applications and registrations thereof, and all proceeds thereof, including, without limitation, any and all causes of action which may exist by reason of infringement thereof and any and all damages arising from past, present and future violations thereof (the "Collateral"), to secure the payment, performance and observance of the Secured Obligations (as defined in the Security Agreement).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors do hereby grant to the Grantee and grant to the Grantee for the benefit of the Secured Parties, a continuing security interest in the Collateral to secure the prompt payment, performance and observance of the Secured Obligations.

The Grantors do hereby further acknowledge and affirm that the rights and remedies of the Grantee with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Grantors have caused this Assignment to be duly executed by its officer thereunto duly authorized as of __________ ___, _____.

[GRANTOR]

By: _______________________
Name:
Title:

[GRANTOR]

By: _______________________
Name:
Title:

STATE OF ____________
ss.:
COUNTY OF __________

On this ____ day of ______, ____, before me personally came ________________, to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that s/he is the ________________ of _______________________________________, a ____________________, and that s/he executed the foregoing instrument in the firm name of _______________________________________, and that s/he had authority to sign the same, and s/he acknowledged to me that he executed the same as the act and deed of said firm for the uses and purposes therein mentioned.

_______________________
[Notary Seal]

SCHEDULE A TO GRANT OF A SECURITY INTEREST

[Patents and Patent Applications]

Exhibit F-A-1

EXHIBIT E TO
FINANCING AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the "Assignment") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee").  Capitalized terms used but not defined herein shall have the meanings given to them in the Financing Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the "Financing Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto ( the "Standard Terms and Conditions") are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Financing Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations under the Financing Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective facilities identified below (the "Assigned Interest").  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Financing Agreement, without representation or warranty by the Assignor.

1.	Assignor:	______________________

2.	Assignee:	______________________

3.	Borrower:	Global Geophysical Services, Inc.

4.	Collateral Agent:	TPG Specialty Lending, Inc., as the collateral agent under the Financing Agreement

5.	Administrative Agent:	TPG Specialty Lending, Inc., as the administrative agent under the Financing Agreement

6.	Financing Agreement:
The Financing Agreement, dated as of September 30, 2013, by and among Global Geophysical Services, Inc., a Delaware corporation ("Company") and certain Subsidiaries of the Company, as Guarantors, the Lenders from time to time party thereto, TPG SPECIALTY LENDING, INC., a Delaware corporation ("TSL"), as administrative agent for the Lenders (in such capacity, "Administrative Agent"), TSL, as collateral agent for the Lenders (in such capacity, "Collateral Agent") and as co-

lead arranger (in such capacity, the "TSL Co-Lead Arranger"), and TENNENBAUM CAPITAL PARTNERS, LLC, a Delaware limited liability company, as co-lead arranger (in such capacity, the "TCP Co-Lead Arranger" and together with the TSL Co-Lead Arranger, each a "Co-Lead Arranger" and, collectively, the "Co-Lead Arrangers"), as amended, supplemented or otherwise modified from time to time.

7.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans1
____________	$______________	$______________	____________%
____________	$______________	$______________	____________%

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE  AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

______________________
1 Set forth, to at least 9 decimals, as a percentage of the Commitment/ Loans of all Lenders thereunder.

EXHIBIT E-2

7.	Notice and Wire Instructions:

	[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

	Notices:	Notices:

	_________________________	_________________________
	_________________________	_________________________
	_________________________	_________________________
	Attention:	Attention:
	Telecopier:	Telecopier:

	with a copy to:	with a copy to:

	_________________________	_________________________
	_________________________	_________________________
	_________________________	_________________________
	Attention:	Attention:
	Telecopier:	Telecopier:

Wire Instructions:		Wire Instructions:

EXHIBIT E-3

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:_______________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:_______________________
Title:

[Consented to]2:

TPG SPECIALTY LENDING, INC.,
as Collateral Agent

By:_______________________
Title:

[Consented to]3:

[NAME OF TCP FUND REPRESENTATIVE]
as TCP Fund Representative

By:_______________________
Title:

______________________
2 To be added only if the consent of the Collateral Agent is required pursuant to Section 10.6(c)(ii) of the Financing Agreement.

3 To be added only if the consent of the TCP Fund Representative is required pursuant to Section 10.6(c)(ii) of the Financing Agreement.

EXHIBIT E-4

[Consented to]4:

GLOBAL GEOPHYSICAL SERVICES, INC.

By:_______________________
Title:

______________________
4 To be added only if the consent of the Company is required pursuant to Section 10.6(c)(ii) of the Financing Agreement.

Received:

TPG SPECIALTY LENDING, INC.,
as Administrative Agent

By:_______________________
Title:

EXHIBIT E-2

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1
Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreement or any other  instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the "Loan Documents"), or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2
Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Financing Agreement, (ii) it meets all requirements of an Eligible Assignee under the Financing Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Financing Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Financing Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, (v) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or the Loans, as the case may be, (vi) it will make or invest in, as the case may be, its Commitments or the Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or the Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of Section 10.6 of the Financing Agreement, the disposition of any Loan or any interests therein shall at all times remain within its exclusive control), (vii) such Lender does not own or

EXHIBIT E-3

own or control any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party, and (viii) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Financing Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.
Payments.  Unless notice to the contrary is delivered to the Lender from the Administrative Agent, payment to the Assignor by the Assignee in respect of the Assigned Interest shall include such compensation to the Assignor as may be agreed upon by the Assignor and the Assignee with respect to all unpaid interest which has accrued on the Assigned Interest to but excluding the Effective Date.  On and after the applicable Effective Date, the Assignee shall be entitled to receive all interest paid or payable with respect to the Assigned Interest, whether such interest accrued before or after the Effective Date.

3.
General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

EXHIBIT E-4

EXHIBIT F TO
FINANCING AGREEMENT

CERTIFICATE REGARDING NON-BANK STATUS

Reference is made to the Financing Agreement, dated as of September 30, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time,  the "Financing Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation ("Company") and certain Subsidiaries of the Company, as Guarantors, the Lenders from time to time party thereto, TPG SPECIALTY LENDING, INC., a Delaware corporation ("TSL"), as administrative agent for the Lenders (in such capacity, "Administrative Agent"), and TSL, as collateral agent for the Lenders (in such capacity, "Collateral Agent") and as co-lead arranger (in such capacity, the "TSL Co-Lead Arranger"), and TENNENBAUM CAPITAL PARTNERS, LLC, a Delaware limited liability company, as co-lead arranger (in such capacity, the "TCP Co-Lead Arranger" and together with the TSL Co-Lead Arranger, each a "Co-Lead Arranger" and, collectively, the "Co-Lead Arrangers").

Pursuant to Section 2.19(d)(i) of the Financing Agreement, the undersigned hereby certifies that it is not a "bank" or other Person described in Section 871(h) or Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT G-1 TO
FINANCING AGREEMENT

CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

1.  This certificate is executed on behalf of the Company by, respectively, the chief executive officer and the chief financial officer of GLOBAL GEOPHYSICAL SERVICES, INC. ("Company").

2.  Pursuant to Section 2.1 of the Financing Agreement, dated as of September 30, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the "Financing Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation ("Company") and certain Subsidiaries of the Company, as Guarantors, the Lenders from time to time party thereto, TPG SPECIALTY LENDING, INC., a Delaware corporation ("TSL"), as administrative agent for the Lenders (in such capacity, "Administrative Agent"), TSL, as collateral agent for the Lenders (in such capacity, "Collateral Agent") and as co-lead arranger (in such capacity, the "TSL Co-Lead Arranger"), and TENNENBAUM CAPITAL PARTNERS, LLC, a Delaware limited liability company, as co-lead arranger (in such capacity, the "TCP Co-Lead Arranger" and together with the TSL Co-Lead Arranger, each a "Co-Lead Arranger" and, collectively, the "Co-Lead Arrangers"), Company requests that Lenders make the following Loans on September 30, 2013 (the "Closing Date"):

Term Loan A:	$82,800,000

3.           The Company certifies that as of the date hereof:

(a)           as of the Closing Date, the representations and warranties contained in each Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Closing Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties are true and correct in all respects subject to such qualification) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties were true and correct in all respects subject to such qualification) on and as of such earlier date;

(b)           as of the Closing Date, no Event of Default or Default has occurred and is continuing or would result from the consummation of the applicable Credit Extension;

(c)           as of the Closing Date, there are no Adverse Proceedings that, individually or in the aggregate, (a) relate to any Loan Document or the transactions contemplated hereby or thereby or (b) would reasonably be expected to have a Material Adverse Effect.  Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and

(d)           since December 31, 2012, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.           Company has delivered to the Collateral Agent true, complete and correct copies of (a) the Historical Financial Statements, (b) pro forma consolidated and consolidating balance sheets of Company and its Subsidiaries as of the Closing Date, prepared in accordance with GAAP and reflecting the transactions contemplated by the Loan Documents, and (c) the Projections.  On and as of the Closing Date, the Projections are based on good faith estimates and assumptions made by the management of Company believed by Company to be reasonable at the time made and upon the best information reasonably available to Company; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, as of the Closing Date, management of Company believe that the Projections are reasonable and attainable.

5.           On the Closing Date and immediately after giving effect to the Credit Extensions to be made on the Closing Date and to the transactions contemplated under the Financing Agreement to occur on the Closing Date, the Company has a minimum of $10,000,000 of Consolidated Liquidity.

6.           Company and its Subsidiaries are in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to the proposed borrowing as of the last day of the Fiscal Quarter most recently ended, and Company reasonably expects, after giving effect to the proposed borrowing and based upon good faith determinations and projections consistent with the Financial Plan, to be in compliance with all operating and financial covenants set forth in the Financing Agreement as of the last day of each Fiscal Quarter ending prior to the Maturity Date.

7.           On the Closing Date and immediately after giving effect to the Credit Extensions to be made on the Closing Date, the sum of (1) the aggregate principal balance of the Loans as of such date plus (2) all other Consolidated Total Debt (other than the Senior Notes) outstanding as of such date shall not exceed an amount equal to (x) Consolidated EBITDA of

Company and its Subsidiaries for the six-month period ending June 30, 2013 times 2, multiplied by (y) 1.3.

8.           (A) The Credit Extensions to be made on the Closing Date are permitted under each Senior Note Indenture (as in effect on the Closing Date, without giving effect to any amendment or termination thereof), and (B) Company is in compliance with Section 4.09 of each Senior Note Indenture.

[Remainder of page intentionally left blank.]

The foregoing certifications are made and delivered as of September __, 2013.

GLOBAL GEOPHYSICAL SERVICES, INC.

By: _______________________________
Name: Richard C. White
Title: Chief Executive Officer

By: _______________________________
Name: P. Mathew Verghese
Title: Chief Financial Officer

Closing Date Certificate

EXHIBIT G-2 TO
FINANCING AGREEMENT

FORM OF SOLVENCY CERTIFICATE

[●][●], 2013

This Solvency Certificate is being executed and delivered pursuant to Section 3.1(p) of that certain FINANCING AGREEMENT, dated as of September 30, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the "Financing Agreement"; the terms defined therein being used herein as therein defined)by and among GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation ("Company") and certain Subsidiaries of the Company, as Guarantors, the Lenders from time to time party thereto, TPG SPECIALTY LENDING, INC., a Delaware corporation ("TSL"), as administrative agent for the Lenders (in such capacity, "Administrative Agent"), TSL, as collateral agent for the Lenders (in such capacity, "Collateral Agent") and as co-lead arranger (in such capacity, the "TSL Co-Lead Arranger"), and TENNENBAUM CAPITAL PARTNERS, LLC, a Delaware limited liability company, as co-lead arranger (in such capacity, the "TCP Co-Lead Arranger" and together with the TSL Co-Lead Arranger, each a "Co-Lead Arranger" and, collectively, the "Co-Lead Arrangers").

I, [●], the Chief Financial Officer of the Company, in such capacity and not in an individual capacity, hereby certify as follows:

1.
I am generally familiar with the businesses and assets of the Company and its Subsidiaries, taken as a whole (the "Company Group"), and am duly authorized to execute this Solvency Certificate on behalf of the Company pursuant to the Financing Agreement; and

2.
As of the date hereof and after giving effect to the consummation of the transactions contemplated to occur on the Closing Date (including the incurrence of the indebtedness and obligations being incurred in connection with the Financing Agreement), (a) the sum of the Company's debt (including contingent liabilities) does not exceed the present fair saleable value of the Company's present assets; (b) the Company's capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; (c) the Company has not incurred and does not intend to incur, and does not believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (d) the Company is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

3.
As of the date hereof and after giving effect to the consummation of the transactions contemplated to occur on the Closing Date (including the incurrence of the indebtedness and obligations being incurred in connection with the Financing Agreement), (a) the sum of the Company Group’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Company Group’s present assets; (b) the Company Group’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; (c) the Company Group has not incurred and does not intend to incur, and does not believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (d) the Company Group is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Solvency Certificate

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

Name:
Title: Chief Financial Officer

Solvency Certificate

EXHIBIT H TO
FINANCING AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this "Counterpart Agreement") is delivered pursuant to that certain Financing Agreement, dated as of September 30, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time,  the "Financing Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation ("Company") and certain Subsidiaries of the Company, as Guarantors, the Lenders from time to time party thereto, TPG SPECIALTY LENDING, INC., a Delaware corporation ("TSL"), as administrative agent for the Lenders (in such capacity, "Administrative Agent"), TSL, as collateral agent for the Lenders (in such capacity, "Collateral Agent") and as co-lead arranger (in such capacity, the "TSL Co-Lead Arranger"), and TENNENBAUM CAPITAL PARTNERS, LLC, a Delaware limited liability company, as co-lead arranger (in such capacity, the "TCP Co-Lead Arranger" and together with the TSL Co-Lead Arranger, each a "Co-Lead Arranger" and, collectively, the "Co-Lead Arrangers").

Section 1.            Pursuant to Section 5.10 of the Financing Agreement, the undersigned hereby:

(a)           agrees that this Counterpart Agreement may be attached to the Financing Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Financing Agreement and agrees to be bound by all of the terms thereof;

(b)           represents and warrants that each of the representations and warranties set forth in the Financing Agreement and each other Loan Document, and applicable to the undersigned as a Guarantor, is true and correct both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;

(c)           certifies that neither the execution and delivery by the undersigned of the Loan Documents nor the performance of the new Loan Party of its obligations thereunder will result in a Default or Event of Default;

(d)           agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Guaranteed Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Article 7 of the Financing Agreement; and

(e)           the undersigned hereby (i) agrees that this counterpart may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto, (iii) grants to Secured Party (as such term is defined in the Pledge and Security Agreement) a security interest in all of the undersigned's right, title and interest in and to all "Collateral" (as such term is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Collateral Agent supplements to all schedules attached to the Pledge and Security Agreement.  All such Collateral shall be deemed to be part of the "Collateral" and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement.

Section 2.           The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Agreement.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.  Any notice or other communication herein required or permitted to be given shall be given in pursuant to Section 10.1 of the Financing Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:______________________
Name:
Title:

Address for Notices:

______________
______________
______________
Attention:
Telecopier

with a copy to:

______________
______________
______________
Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

TPG SPECIALTY LENDING, INC.,
as Collateral Agent

By: ______________________
Name:
Title: